                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           The Allstate Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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

                                [ALLSTATE LOGO]

                            THE ALLSTATE CORPORATION
                               2775 Sanders Road
                        Northbrook, Illinois 60062-6127

                                 March 26, 1999

                  Notice of Annual Meeting and Proxy Statement

      Dear Stockholder:

        You are invited to attend Allstate's 1999 annual meeting of stockholders to be held on Tuesday, May 18, 1999. The meeting will be held at 1:30 p.m. in the Education Center of the Chicago Botanic Garden, 1000 Lake Cook Road,
      Glencoe, Illinois.

        Following this page are the following:

                . The notice of meeting

                . The proxy statement

                . Financial information about Allstate and
                  management's discussion and analysis of Allstate's operations and financial condition

        Also enclosed are the following:

                . A proxy card

                . A postage-paid envelope

                . Allstate's 1998 summary Annual Report

        Your vote is important. You may vote by telephone, internet or mail. Please use one of these methods to vote before the meeting even if you plan to attend the meeting.

                                         Sincerely,
                                         Edward M. Liddy
                                         Chairman, President and
                                         Chief Executive Officer

                            THE ALLSTATE CORPORATION
                               2775 Sanders Road
                        Northbrook, Illinois 60062-6127

                                 March 26, 1999

                    Notice of Annual Meeting of Stockholders
              ----------------------------------------------------

        The annual meeting of stockholders of The Allstate Corporation will be held in the Education Center of the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois on Tuesday, May 18, 1999, at 1:30 p.m. The following proposals will be voted on at the meeting:

             1. The election of ten directors

             2. The appointment of Deloitte & Touche LLP as
                Allstate's independent auditors for 1999

             3. The approval of Allstate's Annual Covered Employee
                Incentive Compensation Plan

             4. The approval of Allstate's amended and restated
                Long-Term Executive Incentive Compensation Plan

             5. A stockholder proposal for cumulative voting in
                elections of directors

             6. Such other business as may properly come before the
                meeting

        Allstate began mailing this proxy statement and proxy cards to its stockholders and to participants in its profit sharing fund on March 26, 1999.

                                         By Order of the Board,
                                         Robert W. Pike
                                         Secretary

                               Table of Contents

                                                                           Page
                                                                           ----
Proxy and Voting Information..............................................   1
Proposal 1. Election of Directors.........................................   3
  Nominees................................................................   3
  Meetings of the Board and Board Committees..............................   5
  Duties of Board Committees..............................................   5
  Compensation Committee Interlocks and Insider Participation.............   5
  Directors' Compensation and Benefits....................................   6
  Security Ownership of Directors and Executive Officers..................   7
  Security Ownership of Certain Beneficial Owners.........................   7
Proposal 2. Approval of Auditors..........................................   8
Proposal 3. Approval of Annual Covered Employee Incentive Compensation
 Plan.....................................................................   8
Proposal 4. Approval of Long-Term Executive Incentive Compensation Plan...   8
Proposal 5. Stockholder Proposal on Cumulative Voting.....................   9
Executive Compensation....................................................  11
  Summary Compensation Table..............................................  11
  Option/SAR Grants in 1998...............................................  12
  Option Exercises in 1998 and Option Values at December 31, 1998.........  12
  Long-Term Executive Incentive Compensation Plan.........................  12
  Pension Plans...........................................................  13
  Termination of Employment and Change-in-Control Arrangements............  13
  Compensation and Nominating Committee Report............................  15
  Stock Performance Graph.................................................  18
Section 16(a) Beneficial Ownership Reporting Compliance...................  18
Certain Transactions......................................................  19
Stockholder Proposals for Year 2000 Meeting...............................  19
Proxy Solicitation........................................................  20

                          Proxy and Voting Information
--------------------------------------------------------------------------------

Who is asking for your vote and why

  The annual meeting will be held only if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you vote before the meeting or if you attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. To ensure that there will be a quorum, the Allstate Board of Directors is requesting that you vote before the meeting and allow your Allstate stock to be represented at the annual meeting by the proxies named on the enclosed proxy card. Voting before the meeting will not prevent you from voting in person at the meeting. If you vote in person at the meeting, your previous vote will be automatically revoked.

Who can vote

  You are entitled to vote if you were a stockholder of record at the close of business on March 19, 1999. On March 19, 1999, there were 812,465,289 Allstate common shares outstanding and entitled to vote at the annual meeting.

How to vote

If you hold your shares in your own name as a record holder, you may instruct the proxies how to vote your shares in any of the following ways:

    . By using the toll-free telephone number printed on the proxy card

    . By using the internet voting site listed on the proxy card

    . By signing and dating the proxy card and mailing it in the enclosed postage-paid envelope to The Allstate Corporation, c/o First Chicago Trust Company, a division of EquiServe, P.O. Box 8010, Edison, NJ 08818-9007

You may vote by telephone or internet 24 hours a day, seven days a week. If you hold your shares through a broker, bank or other nominee (in other words, in "street name"), vote your shares by following the instructions they have provided.

How votes are counted and discretionary voting authority of proxies

  When you vote you may direct the proxies to withhold your votes from particular director nominees and to vote "for," "against," or "abstain" with respect to each of the other proposals.

  The ten nominees who receive the most votes will be elected to the open directorships even if they get less than a majority of the votes. For approval of proposals 2 through 5, more shares must be voted "for" than "against" each proposal.

  Abstention with respect to any of proposals 2 through 5 will be counted as shares present at the meeting and will have the effect of a vote against the proposal. Broker non-votes (that is, if the broker holding your shares in street name does not vote with respect to a proposal) on any of proposals 2 through 5 will not be counted as shares voted on the proposal and will have no effect on the outcome of the vote on the proposal.

  If you use the telephone, the internet or the proxy card to allow your shares to be represented at the annual meeting by the proxies but you do not give voting instructions, then the proxies will vote your shares as follows on the five proposals set forth in this proxy statement:

    . For all of the nominees for director listed in this proxy statement

    . For the appointment of Deloitte & Touche LLP as Allstate's independent auditors for 1999

    . For the approval of the Annual Covered Employee Incentive Compensation
      Plan

    . For the approval of the amended and restated Long-Term Executive
      Incentive Compensation Plan

    . Against the stockholder proposal for cumulative voting in elections of directors

  A stockholder has indicated his intention to propose a vote at the meeting on an independent study of Allstate's expenses in defending legal actions. Another stockholder has indicated his intention to nominate at the meeting Richard C. Larkin as a director. Other than these two matters and the five proposals set forth in this proxy statement, Allstate knows of no other matters to be brought before the meeting. If you use the telephone, the internet or the proxy card to allow your shares to be represented at the annual meeting, the proxies may vote your shares in their discretion on the shareholder proposal for an independent study of Allstate's expenses in defending legal actions, on the election of Mr. Larkin as a director and on any other matters presented at the meeting.

How to change your vote

  Before your shares have been voted at the annual meeting by the proxies, you may change or revoke your vote in the following ways:

    . Voting again by telephone, by internet or in writing

    . Attending the meeting and voting your shares in person

Unless you attend the meeting and vote your shares in person, you should use the same method as when you first voted--telephone, internet or writing. That way, the inspectors of election will be able to identify your latest vote.

Confidentiality

  All proxies, ballots and tabulations that identify the vote of a particular stockholder are kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet certain legal requirements. Representatives of First Chicago Trust Company of New York will act as the inspectors of election and will count the votes. They are independent of Allstate and its directors, officers and employees.

  Comments written on proxy cards or ballots may be provided to the Secretary of Allstate with the name and address of the stockholder. The comments will be provided without reference to the vote of the stockholder, unless the vote is mentioned in the comment or unless disclosure of the vote is necessary to understand the comment. At Allstate's request, the inspectors of election may provide Allstate with a list of stockholders that have not voted and periodic status reports on the aggregate vote. These status reports may include break-downs of vote totals by different types of stockholders, as long as Allstate is not able to determine how a particular stockholder voted.

Profit Sharing Participants

  Participants in the Allstate profit sharing fund will receive a voting instruction form instead of a proxy card to provide their voting instructions to The Northern Trust, the profit sharing fund trustee.

                                   Proposal 1
                             Election of Directors
    -------------------------------------------------------------------

  Except for W. James Farrell, Ronald T. LeMay, Edward M. Liddy and H. John Riley, Jr., each nominee was previously elected by the stockholders at Allstate's 1998 Annual Meeting on May 19, 1998, and has served continuously as a director for the period succeeding the date of his election. The terms of all directors will expire at this annual meeting in May 1999. No person, other than the directors of Allstate acting solely in that capacity, is responsible for the naming of the nominees. The Board of Directors expects all nominees named in this proxy statement to be available for election. If any nominee is not available, then the proxies may vote for a substitute.

  Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held.

Nominees

                  James G. Andress (Age 60)

                    President, Chief Executive Officer and a director of Warner
                  Chilcott PLC, a pharmaceutical company, since November 1996. Mr. Andress served as Co-Chief Executive Officer, Chief Operating Officer and President of Information Resources, Inc. ("IRI"), a market research and corporate software organization, from May 1994 until September 1995. Previously, Mr. Andress had served as Vice Chairman and Chief Executive Officer of IRI from June 1993 until May 1994. Mr. Andress had also served as President and Chief Executive Officer of IRI from May 1990 until June 1993. Mr. Andress is a director of IRI; The Liposome Company, Inc.; OptionCare, Inc.; Sepracor, Inc.; and Xoma Corporation.

                  Warren L. Batts (Age 66)

                    Chairman and Chief Executive Officer of Tupperware
                  Corporation, a consumer products company, from June 1996 until his retirement in September 1997. He served as Chairman and Chief Executive Officer of Premark International, Inc. from September 1986 to June 1996 and as Chairman of the Board of Premark International, Inc. until September 1997. He is also a director of Cooper Industries, Inc.; Sears, Roebuck and Co.; and Sprint Corporation.

                  Edward A. Brennan (Age 65)

                    Chairman of the Board, President and Chief Executive
                  Officer of Sears, Roebuck and Co. from January 1986 until his retirement in August 1995. Mr. Brennan is also a director of AMR Corporation; Dean Foods Company; Minnesota Mining and Manufacturing Company; Morgan Stanley Dean Witter & Co.; The SABRE Group Holdings, Inc.; and Unicom Corporation.

                  James M. Denny (Age 66)

                    Managing Director of William Blair Capital Partners, a
                  private equity fund, since September 1995. Mr. Denny served as Vice Chairman of Sears, Roebuck and Co. from February 1992 until his retirement in August 1995. He is also a director of Astra AB; ChoicePoint, Inc.; GATX Corporation; and Gilead Sciences, Inc.

                  W. James Farrell (Age 56)

                    Chairman and Chief Executive Officer of Illinois Tool Works
                  Inc., a manufacturer of engineering and industrial components, since 1996. Mr. Farrell served as President and Chief Executive Officer of Illinois Tool Works from 1995 to 1996 and as Executive Vice President from 1983 to 1994. He is also a director of Morton International, Inc.; Premark International, Inc.; and the Quaker Oats Company.


                  Ronald T. LeMay (Age 53)

                    President and Chief Operating Officer of Sprint
                  Corporation, a provider of telecommunications services, since February of 1996 except for the period from July 1997 to October 1997 when he served as Chairman and Chief Executive Officer of Waste Management, Inc., a provider of comprehensive waste management services. In addition, he was Vice Chairman of Sprint Corporation from April 1995 to April 1996. He was Chief Executive Officer of Sprint Spectrum L.P. (Sprint PCS) from 1995 to July 1997 and President and Chief Operating Officer--Long Distance Division of Sprint from 1989 to 1995. Mr. LeMay served as a director of Sprint Corporation from 1993 until July 1997 and was re-elected in December 1997. He was elected to the Allstate Board effective February 12, 1999. He is also a director of Ceridian Corporation; Imation Corporation; and Yellow Corporation.

                  Edward M. Liddy (Age 53)

                    Chairman, President and Chief Executive Officer of Allstate
                  effective January 1, 1999. Mr. Liddy served as President and Chief Operating Officer of Allstate from January 1995 until 1999. Before joining Allstate, Mr. Liddy was Senior Vice President and Chief Financial Officer of Sears, Roebuck and Co. He is also a director of The Kroger Co.



                  Michael A. Miles (Age 59)

                    Mr. Miles is Special Limited Partner of Forstmann Little &
                  Co., an investment banking company. Mr. Miles served as Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. from September 1991 until his retirement in July 1994. He is also a director of Dell Computer Corporation; Morgan Stanley Dean Witter & Co.; Sears, Roebuck and Co.; and Time Warner Inc.


                  H. John Riley, Jr. (Age 58)

                    Chairman, President and Chief Executive Officer since April
                  1996 of Cooper Industries Inc., a diversified manufacturer of electrical products and tools and hardware. Mr. Riley had served as President and Chief Executive Officer of Cooper since 1995, and had previously served as President and Chief Operating Officer of Cooper from 1992 to 1995. He is also a director of Baker Hughes Inc.

                  Joshua I. Smith (Age 57)

                    Chairman and Chief Executive Officer of The MAXIMA
                  Corporation, a provider of technology systems support services. In June 1998, The MAXIMA Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Reform Act of 1978 in the United States Bankruptcy Court, District of Maryland. Mr. Smith is also a director of Caterpillar, Inc.; Federal Express Corporation; and Inland Steel Industries, Inc.

Meetings of the Board and Board Committees

  The Board held 13 meetings during 1998. Each incumbent director attended at least 75% of the Board meetings and meetings of committees of which he was a member. The standing committees of the Board and the number of meetings held by each such committee in 1998 were as follows:

                                                            Number of Meetings
           Committee Name                                    Held During 1998
           --------------                                   ------------------
           Audit Committee                                         4
           Compensation and Nominating  Committee                  8

Duties of Board Committees

  The Compensation and Nominating Committee:

    . Recommends nominees for election to the Board and for appointment to the Board's Committees

    . Recommends nominees for certain officer positions

    . Administers Allstate's executive compensation and benefit plans

    . Advises the Board on the proxy statement, form of proxy, annual meeting and stockholder voting

    . Considers candidates recommended by stockholders for election as directors

Stockholders may recommend candidates for election as directors by addressing a letter to the Chairman of the Compensation and Nominating Committee, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062-6127. Messrs. Andress, Batts, Brennan, LeMay and Riley are the current members of the Compensation and Nominating Committee.

  The Audit Committee:

    . Reviews Allstate's annual financial statements, annual report on Form
      10-K and annual report to stockholders

    . Reviews recommendations by the internal auditors and the independent auditors on accounting matters and internal controls

    . Advises the Board on the scope of audits

    . Reviews reports by the internal auditors on management's compliance with law and with Allstate's policies on ethics and business conduct

    . Advises the Board on the appointment of independent auditors

    . May conduct independent inquiries

The Audit Committee's current members are Messrs. Denny, LeMay, Miles and
Smith.

Compensation Committee Interlocks and Insider Participation

  During 1998, Allstate's Compensation and Nominating Committee consisted of Warren L. Batts, Chairman, James G. Andress, Edward A. Brennan and H. John Riley, Jr. Mr. Riley was elected to the committee and the Board effective July 19, 1998. None is a current or former officer of Allstate or any of its subsidiaries. There were no committee interlocks with other companies in 1998 within the meaning of the Securities and Exchange Commission's proxy rules.

Directors' Compensation and Benefits

  The following table lists the compensation and benefits provided in 1998 to directors who are not employees of Allstate or its affiliates ("non-employee directors"):

 Non-Employee Directors' Compensation and Benefits
--------------------------------------------------------------------------------

                                          Cash
                                      Compensation      Equity Compensation
                                    ---------------- -------------------------
                                                       Grant of   Stock Option
                                         Annual        Allstate   for Allstate
                                    Retainer Fee (a)  Shares (b)   Shares (c)
                                    ---------------- ------------ ------------
  Board Membership                      $25,000      1,000 shares 1,500 shares
  Committee Chairmen:
  Audit and Compensation and Nomi-
   nating Committees                    $ 5,000
  Committee Members:
  Audit and Compensation and Nomi-
   nating Committees                        -0-

 ---------
 (a) Under Allstate's Deferred Compensation Plan for Directors, directors may elect to defer directors' fees to an account which generates earnings based on:
   1. The market value of and dividends on Allstate's common shares
   ("common share equivalents")
   2. The average interest rate payable on 90-day dealer commercial paper
   3. Standard & Poor's 500 Composite Stock Price Index (with dividends reinvested)
   4. A money market fund
   No director has voting or investment powers in common share equivalents, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan (together with earnings thereon) may be transferred between accounts and are distributed in a lump sum or over a period not in excess of ten years.
 (b) Granted each December 1 under the Equity Incentive Plan for Non-Employee Directors (the "Equity Plan") and subject to restrictions on transfer until the earliest of six months after grant, death or disability or termination of service. Grants are accompanied by a cash payment to offset the increase in the director's federal, state and local tax liabilities (assuming the maximum prevailing individual tax rates) resulting from the grant of shares.
 (c) Granted each June 1 at exercise prices equal to 100% of value on the date of grant. The options become exercisable in 3 equal annual installments, expire ten years after grant, and permit the optionee to exchange owned shares or to have option shares withheld to satisfy all or part of the exercise price. The options also include a "reload" feature which gives the optionee the right to purchase for the remaining term of the original grant the same number of shares tendered in payment of the exercise price at a price equal to the fair market value on the exercise date. The vested portion of options may be transferred to any immediate family member or to a trust for the benefit of an immediate family member. In connection with the 2-for-1 stock split on July 1, 1998, the Equity Inventive Plan for Non-Employee Directors, under which the options are granted, was amended to increase the annual grant to 3,000 shares. Consequently, when Mr. Riley joined the Board on July 19, 1998, he was granted stock options for 2,500 shares, a prorated amount based on his election date.

Security Ownership of Directors and Executive Officers

  The following table sets forth certain information as to shares of Allstate common stock beneficially-owned by each director and nominee, each executive officer named in the Summary Compensation Table, and by all executive officers and directors of Allstate as a group. Shares reported include shares held as nontransferable restricted shares awarded under Allstate's employee benefit plans and subject to forfeiture under certain circumstances, common share equivalents under Allstate's deferred compensation plan for non-employee directors, and shares subject to stock options exercisable on or prior to April 1, 1999. The percentage of Allstate shares beneficially-owned by any Allstate director or nominee or by all directors and officers of Allstate as a group does not exceed 1%. Unless indicated otherwise in the footnotes below, all shares are directly owned as of January 31, 1999.

                                         Amount and Nature of
                                        Beneficial Ownership of
                  Name                    Allstate Shares (a)
                  ----                  -----------------------
            James G. Andress..........             7,651
            Warren L. Batts...........            20,350
            Edward A. Brennan.........           278,152(b)
            Jerry D. Choate...........         1,381,960(c)
            James M. Denny............           136,596(d)
            W. James Farrell..........               -0-
            Ronald T. LeMay...........               -0-
            Edward M. Liddy...........         1,024,095(e)
            Michael A. Miles..........            24,498
            H. John Riley, Jr.........             2,000
            Joshua I. Smith...........             4,000(f)
            Robert W. Gary............           257,920(g)
            Louis G. Lower, II........           269,208(h)
            Thomas J. Wilson, II......           325,359(i)
            All directors and execu-
             tive officers as a group.         5,133,459(j)

---------
(a) Each of the totals for Messrs. Andress, Batts, Brennan, Denny and Miles includes 3,000 Allstate shares subject to option.
(b) Does not include 36,894 shares held by Mr. Brennan's spouse. Mr. Brennan disclaims beneficial ownership of these shares.
(c) Includes 1,276,698 shares subject to option.
(d) Does not include 18,000 shares held by Northcote LLC, of which Mr. Denny's spouse is a managing member. Mr. Denny disclaims beneficial ownership of these shares.
(e) Includes 835,045 Allstate shares subject to option.
(f) Includes 1,500 Allstate shares subject to option.
(g) Includes 232,366 Allstate shares subject to option. Does not include 100 shares held by Mr. Gary's adult children and Mr. Gary disclaims beneficial ownership of such shares.
(h) Includes 221,344 Allstate shares subject to option.
(i) Includes 308,538 Allstate shares subject to option.
(j) Includes 3,996,384 shares subject to option.

Security Ownership of Certain Beneficial Owners

      Title of         Name and Address        Amount and Nature of   Percent
       Class         of Beneficial Owner       Beneficial Ownership   of Class
      --------       -------------------       --------------------   --------
      Common      Northern Trust Corporation       54,288,338(a)        6.6%
                  50 S. LaSalle Street
                  Chicago, IL 60675

---------
(a) As of December 31, 1998. Held by Northern Trust Corporation together with certain subsidiaries (collectively "Northern"). Of such shares, Northern holds 2,113,447 with sole voting power; 52,094,919 with shared voting power; 2,999,615 with sole dispositive power; and 234,114 with shared dispositive power. 50,905,713 of such shares are held by The Northern Trust Company as trustee on behalf of participants in Allstate's profit sharing plan. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

                                   Proposal 2
                              Approval of Auditors
    -------------------------------------------------------------------

  Proposal 2 is the recommendation of the Audit Committee and the Board that Deloitte & Touche LLP be appointed auditors for 1999, which is being presented to stockholders for approval. Representatives of Deloitte & Touche LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

  The Board unanimously recommends that stockholders vote for the appointment of Deloitte & Touche LLP as auditors for 1999 as proposed.

                                   Proposal 3
        Approval of Annual Covered Employee Incentive Compensation Plan
    -------------------------------------------------------------------

  In March 1999, the Board of Directors adopted an Annual Covered Employee Incentive Compensation Plan whose participants are limited to persons who will be named executives for the fiscal year covered by the plan. The Board directed that the plan be submitted to you for approval to ensure that awards paid under the plan are fully-deductible for tax purposes as performance-based compensation under Section 162(m) of the Internal Revenue Code.

  The plan is administered by a Board committee consisting of "outside directors" within the meaning of Section 162(m). The committee has authority in all matters relating to the discharge of its duties and the exercise of its authority under the plan. All decisions of the committee and its actions with respect to the plan are binding and conclusive.

  Under the plan, the committee establishes written performance goals within 90 days after the beginning of each fiscal year. The performance goals must be expressed in terms of annual financial, operating or other objective and measurable criteria, and may involve comparisons with respect to past results of Allstate and its business units, or of Allstate's competitors. Measures of performance must include one or more of the following: net earnings, operating income, return on equity, earnings per share, return on assets, values of assets, revenues, market share, prices of Allstate stock, Allstate or business unit objectives based on meeting specified revenue goals, market penetration goals, international business expansion goals, cost targets, customer retention and satisfaction goals, or goals relating to acquisitions or divestitures. The calculation is specifically defined at the time the goal is set.

  The committee sets award opportunities for each participant based upon the degree of achievement of the year's goals. No award to any participant may exceed $3,000,000. The Committee has no authority to increase the amount of awards but it has discretion to decrease awards. Awards are paid in the year following the year of performance, after the Committee has certified the degree of attainment of the performance goals. A copy of the plan is attached as Appendix A.

  The Board recommends that stockholders vote for approval of the Annual Covered Employee Incentive Compensation Plan.

                                   Proposal 4
                   Approval of Long-Term Executive Incentive
                               Compensation Plan
    -------------------------------------------------------------------

  In March 1999, the Board adopted an amended and restated Long-Term Executive Incentive Compensation Plan. You are being asked to approve the plan in order to ensure that awards paid to named executives are fully-deductible for tax purposes as performance-based compensation under Section 162(m) of the Code.

  The plan is administered by a Board committee consisting of "outside directors" within the meaning of Section 162(m). The committee has authority in all matters relating to the discharge of its duties and the exercise of its authority under the plan. All decisions of the committee and its actions with respect to the plan are binding and conclusive.

  The plan provides award opportunities for approximately 60 senior executives of Allstate, including each of the named executives, based on achievement of performance goals over a three-year cycle. The Committee establishes written performance goals within 90 days after the beginning of each cycle. The performance goals must be expressed in terms of annual financial, operating or other objective and measurable criteria, and may involve comparisons with respect to past results of Allstate and its business units, or of Allstate's competitors. Measures of performance must include one or more of the following: net earnings, operating income, return on equity, earnings per share, return on assets, values of assets, revenues, market share, prices of Allstate stock, Allstate or business unit objectives based on meeting specified revenue goals, market penetration goals, international business expansion goals, cost targets, customer retention and satisfaction goals, or goals relating to acquisitions or divestitures. The calculation is specifically defined at the time the goal is set.

  The committee sets award opportunities for each participant, depending upon the degree of achievement of the cycle's goals. A new cycle begins every two years. No award to any participant may exceed $3,500,000. The Committee has no authority to increase the amount of awards payable to the named executives, but it has the discretion to decrease awards. Awards are paid in the year following the final year of the cycle, after the Committee has certified the degree of attainment of the performance goals. A copy of the plan is attached as Appendix B.

  The Board recommends that stockholders vote for approval of the amended and restated Long-Term Executive Incentive Compensation Plan.

                                   Proposal 5
                   Stockholder Proposal on Cumulative Voting
    -------------------------------------------------------------------

  Mr. William E. Parker and Terri K. Parker, 544 Ygnacio Valley Road, Suite B, Walnut Creek, California 94596, registered holders of 205 shares of Allstate common stock as of March 11, 1999, have given notice of their intention to propose the following resolution at the Annual Meeting:

  "Resolved: That the stockholders of the Allstate Corporation, assembled at the annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

  The following statement has been submitted in support of the resolution:

  "At the 1998 stockholders meeting of the Allstate Corporation, this proposal received more than 95,000,000 votes which represented almost 28 percent of the votes available. This proves that there is strong interest on the part of the stockholders to make sure that they have an influence over corporate affairs and management accountability.

  "Since we submitted this proposal last year, a series of negative events have befallen the company that more than ever show the need for cumulative voting. Events like the on going criminal investigation by the Federal Bureau of Investigation (FBI) for potential illegal claims practices, the reopening of several thousand earthquake claims in Southern California, the payment of 120 million for alleged price gouging and the formation of a new foundation lead by a consumer watchdog group to do the work that should have been done by the current board of directors and company managers cry out for your vote for cumulative voting.

  "Cumulative voting increases the possibility of electing independent-minded directors that will enforce management's accountability to shareholders.

  "Corporations that have independent-minded directors can have an invigorating effect on the Board of Directors, fostering improved financial performance and greater stockholder wealth. Management nominees to the board often bow to the chairman's desires on business issues and executive pay without question.

  "Currently, the company's Board of Directors is composed entirely of management nominees.

  "Cumulative voting would aid in placing a check and balance on management nominees by creating more competitive elections.

  "The National Bank Act provides for cumulative voting for bank company boards.

  "A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing another example of the recognition of the importance of cumulative voting.

  "Sears, Roebuck and Company, the company that founded the Allstate Insurance Company in 1931, adopted cumulative voting in 1906.

  "The standard argument that the adoption of cumulative voting will lead to the election of dissidents to the Board of Directors who will only represent special interests is misleading, because the standards of fiduciary duty compel all directors to act in the best interest of all shareholders. Any director who fails to respect the duties of loyalty and/or care exposes himself or herself to significant liability.

  "We also do not believe that honest differences of opinion are necessarily bad for a corporation. Dissent stimulates debate, which leads to thoughtful action and deters complacency on the Board of Directors.

  "If you agree, please mark your proxy for this resolution, otherwise it is automatically cast against it unless you have marked to abstain from voting."

  The Board unanimously recommends that stockholders vote against this proposal for the following reasons:

  Under cumulative voting for election of directors, each stockholder is entitled to cast a number of votes for such election equal to the number of shares held by the stockholder multiplied by the number of directors to be elected. The stockholder may cast all votes for one nominee or distribute the votes among nominees. The General Corporation Law of Delaware, the state in which Allstate is incorporated, allows cumulative voting only if it is provided for in a corporation's certificate of incorporation. Allstate's certificate of incorporation does not provide for cumulative voting. Consequently, each director of Allstate must be elected by a plurality of the votes of all shares present in person or represented by proxy.

  At present, Allstate's entire Board must stand for election each year, and Allstate's By-Laws permit stockholders to nominate candidates to serve as directors, subject to compliance with the procedures provided in the By-Laws. The Board believes that a change in the method of stockholder voting would be appropriate only if another method would better serve the interests of the stockholders as a whole. To the contrary, the Board believes that cumulative voting would give stockholders who seek to support a special interest group the potential to elect one or more directors representing primarily the interests of that group. The Board believes that any directors so elected may view themselves as representatives of the group that elected them and may feel that they are obligated to represent that group's interests, regardless of whether the furtherance of those interests would benefit all stockholders generally. This could tend to promote narrow interests rather than those of stockholders at large, whereas the election of directors by plurality vote of all voted shares is designed to produce a board that views its accountability as being to all stockholders generally.

  The Board believes that cumulative voting introduces the possibility of partisanship among Board members representing particular groups of stockholders, which could destroy the ability of the Board to work together. These factors could operate to the disadvantage of Allstate and its stockholders.

  The present method of electing directors, where each director is elected by a plurality vote of the shares held by all stockholders, encourages the directors to administer the affairs of Allstate for the benefit of all stockholders. The Board believes that each director should serve on the Board only if a plurality of shares held by all voting stockholders elect the director to hold that position.

  An examination of the past performance and the achievements of the management team selected by the Board supports the present method of electing the Board, and the Board is confident that this method will continue to work successfully in the future, for the benefit of all stockholders.

  With regard to the statements in the proposal about events of the last year, please note that Allstate is cooperating with the FBI investigation and cannot yet determine the impact of resolving the matter. In addition,

Allstate's management believes that the proposal refers to the settlement in Rubin v. Allstate Class Action Lawsuit. The final settlement in that case was approved by the judge in January 1999. Allstate denies the allegations in the suit, but has agreed to settle it in order to avoid costly and lengthy litigation. Until it completes certain processes required by the settlement, Allstate cannot determine the amount that it will pay in connection with this matter.

  For the reasons stated above, the Board recommends a vote against this proposal.

                             Executive Compensation
    -------------------------------------------------------------------

  The following Summary Compensation Table sets forth information on compensation earned in 1996, 1997 and 1998 by Mr. Choate (Allstate's chief executive officer throughout 1996, 1997 and 1998) and by each of Allstate's four most highly compensated executive officers (with Mr. Choate, the "named executives").


 Summary Compensation Table
--------------------------------------------------------------------------------

                                    Annual Compensation               Long-Term Compensation
                           ------------------------------------- ---------------------------------
                                                                         Awards           Payouts
                                                                 ----------------------- ---------
                                                                 Restricted  Securities
                                                    Other Annual   Stock     Underlying    LTIP     All Other
         Name and                Salary     Bonus   Compensation  Award(s)  Options/SARs  Payouts  Compensation
    Principal Position     Year    ($)     ($)(1)      ($)(2)      ($)(3)      (#)(4)     ($)(5)      ($)(6)
    ------------------     ---- --------- --------- ------------ ---------- ------------ --------- ------------
  Jerry D. Choate          1998 1,013,000 1,980,000   122,221         -0-     196,502          -0-    9,132
   (Chairman and Chief     1997   836,667 1,882,500     9,623     999,954     144,854    1,206,188    9,467
   Executive Officer)      1996   770,000   405,713     5,684         -0-      79,230          -0-    6,717
  Robert W. Gary           1998   459,333   602,874    12,973         -0-      67,824          -0-    8,684
   (President of Personal  1997   414,667   544,251    13,270     315,053      52,762      512,204    8,684
   Property and Casualty)  1996   391,500   188,243     9,848         -0-      33,774          -0-    5,934
  Edward M. Liddy          1998   762,143 1,714,823    11,552         -0-     225,000          -0-    8,626
   (President and Chief    1997   709,167 1,595,625   306,765     849,912     177,952    1,027,032    8,626
   Operating Officer)      1996   655,000   345,120     2,767         -0-      67,398          -0-    5,876
  Louis G. Lower, II       1998   458,700   505,999    25,064         -0-      55,417          -0-    8,694
   (President of Allstate  1997   453,225   500,000    22,933     280,589      51,828      570,068    8,694
   Life Insurance Co.)     1996   436,800   246,781    10,246         -0-      36,516          -0-    5,944
  Thomas J. Wilson, II     1998   405,100   510,001     2,393         -0-      53,850          -0-    8,646
   (Vice President and     1997   383,333   468,375       634     301,776      38,934      384,738    8,646
   Chief Financial Offi-
    cer)                   1996   350,000   186,019       649         -0-      26,244          -0-    5,896

 ---------
 (1) Payments under Allstate's Annual Executive Incentive Compensation Plan, received in the year following performance.
 (2) The amount attributed to Mr. Choate in 1998 includes retirement gifts of $54,558. The amount attributed to Mr. Liddy in 1997 represents principally income tax benefit rights payments under stock options granted to Mr. Liddy by Sears, Roebuck and Co. and assumed by Allstate when it was spun off from Sears in June 1995. The remainder of the amounts for each of the named executives represent tax gross-up payments attributable to income taxes payable on certain travel benefits, tax return preparation fees and brokerage fees.
 (3) The 1997 awards of restricted stock became unrestricted on or before April 1, 1998.
 (4) The 1998 awards are set forth below in detail in the table titled "Option/SAR Grants in 1998." The number of shares listed for the 1997 and 1996 awards were adjusted for the 2-for-1 stock split in July 1998.
 (5) Payments under Allstate's Long-Term Executive Incentive Compensation
     Plan.
 (6) Each of the named executives participated in group term life insurance and in Allstate's profit sharing plan, a qualified defined contribution plan sponsored by Allstate. The amounts shown represent the premiums paid for the group term life insurance by Allstate on behalf of each named executive officer and the value of the allocations to each named executive's account derived from employer contributions to the profit sharing plan.

Option/SAR Grants in 1998

  The following table is a summary of all Allstate stock options granted to the named executives during 1998. Individual grants are listed separately for each named executive. In addition, this table shows the potential gain that could be realized if the fair market value of Allstate's common shares were not to appreciate, or were to appreciate at either a five or ten percent annual rate over the period of the option term:

                                                                                       Potential Realizable Value
                                                                                       at Assumed Annual Rates of
                                                                                        Stock Price Appreciation
                                              Individual Grants                             for Option Term
                        -------------------------------------------------------------- --------------------------
                        Number of Securities    % of Total
                             Underlying        Options/SARs    Exercise or
                            Options/SARs      Granted to All       Base     Expiration
          Name               Granted(1)      Employees in 1998 Price ($/SH)    Date    0%    5% ($)     10% ($)
          ----          -------------------- ----------------- ------------ ---------- --- ---------- -----------
  Jerry D. Choate              23,622(2)           0.83           46.39       7/06/05  -0- $  475,028 $ 1,118,560
                               12,880(2)           0.45           46.39       8/15/06  -0- $  306,658 $   744,585
                              160,000              5.64           42.50       8/13/08  -0- $4,276,483 $10,837,449
  Robert W. Gary               67,824              2.39           42.50       8/13/08  -0- $1,812,801 $ 4,593,995
  Edward M. Liddy             125,000              4.41           42.50       8/13/08  -0- $3,341,003 $ 8,466,757
                              100,000              3.53           42.41      11/10/08  -0- $2,666,531 $ 6,758,089
  Louis G. Lower, II            3,018(2)           0.11           46.25       1/31/03  -0- $   38,255 $    84,445
                               47,706              1.68           42.50       8/13/08  -0- $1,275,087 $ 3,231,321
                                4,693(2)           0.17           43.31       3/08/04  -0- $   62,062 $   138,788
  Thomas J. Wilson, II         53,850              1.90           42.50       8/13/08  -0- $1,439,304 $ 3,647,479


 ---------
 (1) These options are exercisable in three or four equal annual installments, were granted with an exercise price equal to or higher than the fair market value of Allstate's common shares on the date of grant, expire ten years from the date of grant, and include tax withholding rights and a "reload" feature. Tax withholding rights permit the option holder to elect to have shares withheld to satisfy federal, state and local tax withholding requirements. The reload feature permits payment of the exercise price by tendering Allstate common stock, which in turn gives the option holder the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. The options permit the option holder to exchange shares owned or to have option shares withheld to satisfy all or part of the exercise price. The vested portions of all the options may be transferred to any immediate family member, to a trust for the benefit of the executive or family members or to a family limited partnership.
 (2) Options granted to replace shares tendered in exercise of options under the reload feature.


Option Exercises in 1998 and Option Values on December 31, 1998

  The following table shows Allstate stock options that were exercised during 1998 and the number of shares and the value of grants outstanding as of December 31, 1998 for each named executive:


                                Number of Securities
            Shares             Underlying Unexercised   Value of Unexercised In-
           Acquired                Options/SARs at      The-Money Options/SARs at
              on      Value          12/31/98(#)             12/31/98($)(1)
           Exercise Realized  ------------------------- -------------------------
             (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
           -------- --------  ----------- ------------- ----------- -------------
  Jerry
   D.
   Choate. 190,534  6,600,988  1,276,698         -0-    22,885,660         -0-
  Robert
   W.
   Gary..   42,546  1,390,747    232,366     114,256     5,075,875     240,282
  Edward
   M.
   Liddy.      -0-        -0-    823,379     366,099    19,841,147     664,995
  Louis
   G.
   Lower,
   II....  179,296  6,235,340    220,338     102,141     4,743,951     257,436
  Thomas
   J.
   Wilson,
   II....      -0-        -0-    308,538      88,554     7,395,410     187,109

 ---------
 (1) Value is based on the closing price of Company common stock ($38.50) on December 31, 1998, minus the exercise price.


Long-Term Executive Incentive Compensation Plan

  Allstate made no awards in 1998 under its Long-Term Executive Incentive Compensation Plan. Payments for the 1997-1999 cycle of the Long-Term Executive Incentive Compensation Plan will be reported in Allstate's proxy statement for its annual meeting in 2000.

Pension Plans

  The following table indicates the estimated total annual benefits payable to the named executives upon retirement under the specified compensation and years of service classifications, pursuant to the combined current benefit formulas of the Allstate Retirement Plan and the unfunded Supplemental Retirement Income Plan. The Supplemental Retirement Income Plan will pay the portion of the benefits shown below which exceeds Internal Revenue Code limits or is based on compensation in excess of Internal Revenue Code limits. Benefits are computed on the basis of a participant's years of credited service (generally limited to 28) and average annual compensation over the participant's highest five successive calendar years of earnings out of the ten years immediately preceding retirement. Only annual salary and annual bonus amounts as reflected in the Summary Compensation Table are considered annual compensation in determining retirement benefits.

  Annual retirement benefits are generally payable monthly and benefits accrued from January 1, 1978 through December 31, 1988 are reduced by a portion of a participant's estimated social security benefits. Effective January 1, 1989 the retirement benefit calculation was integrated with the employees' social security wage base. Benefits shown below are based on retirement at age 65 and selection of a straight life annuity.

  As of December 31, 1998, Messrs. Choate, Gary and Lower had 37, 37 and 22 full years of service, respectively, with Allstate and Messrs. Liddy and Wilson had 11 and 6 full years, respectively, of combined Allstate/Sears service. As a result of their prior Sears service, a portion of Mr. Liddy's and Mr. Wilson's retirement benefits will be paid from the Sears Plan. Allstate has agreed to provide Mr. Liddy with enhanced pension benefits when he reaches 60. The enhanced benefit will be calculated based on the existing pension formula assuming an additional five years of age and five years of service. This enhancement will be phased out at a rate of 20% a year. Mr. Liddy's current annual salary is $890,000. The amount of his annual bonus and other annual compensation for 1999 is not yet determinable.

                              Years of Service
  ------------------------------------------------------------------------------
  Remuneration        15           20           25           30           35
  ------------    ----------   ----------   ----------   ----------   ----------
  $1,000,000      $  327,000   $  436,000   $  545,000   $  610,000   $  610,000
--------------------------------------------------------------------------------
  $1,500,000      $  492,000   $  656,000   $  820,000   $  918,000   $  918,000
--------------------------------------------------------------------------------
  $2,000,000      $  657,000   $  876,000   $1,095,000   $1,226,000   $1,226,000
--------------------------------------------------------------------------------
  $2,500,000      $  822,000   $1,096,000   $1,370,000   $1,534,000   $1,534,000
--------------------------------------------------------------------------------
  $3,000,000      $  987,000   $1,316,000   $1,645,000   $1,842,000   $1,842,000
--------------------------------------------------------------------------------
  $3,500,000      $1,152,000   $1,536,000   $1,920,000   $2,150,000   $2,150,000
--------------------------------------------------------------------------------
  $4,000,000      $1,317,000   $1,756,000   $2,195,000   $2,458,000   $2,458,000

Termination of Employment and Change-in-Control Arrangements

 Mr. Choate

  In September 1998, the Board reluctantly acquiesced in Mr. Choate's retirement and accepted his resignation as Chairman and Chief Executive Officer effective January 1, 1999. The Board continues to hold Mr. Choate's knowledge of the insurance industry in very high regard and wants to ensure that Allstate can continue to look to him for advice. Accordingly, the Board has asked him to serve as a consultant to Allstate. To compensate him for his services as a consultant in 1999 and 2000, the Board agreed to pay Mr. Choate a total of $3,458,000, an amount equal to the sum of (a) two times Mr. Choate's annual base salary at the date of his retirement, plus (b) his assumed award at target under the Annual Executive Incentive Compensation Plan for 1999 and 2000. In addition, Allstate will pay the reasonable expenses of maintaining an office for Mr. Choate until his 70th birthday (September 16, 2008) for the purpose of providing consulting services to Allstate.

  In addition, in recognition of his many years of service to Allstate, the Board agreed as follows:

  . In 2000 Allstate will pay Mr. Choate the amount that would have been payable to him for the 1997-1999 cycle under the Long-Term Executive Incentive Compensation Plan as if he had not retired.

  . Allstate will pay Mr. Choate an additional lump sum retirement benefit based on two additional years of service at his base salary at the date of his retirement, plus the actual amount of his award for 1998 under the Annual Executive Incentive Compensation Plan, plus his assumed award at target for 1999 under the Annual Executive Incentive Compensation Plan.

  . The exercisability of 319,480 of Mr. Choate's outstanding stock options was accelerated to December 31, 1998.

  . In recognition of his many years of service, Mr. Choate received several retirement gifts, which are included in the Summary Compensation Table.

 Change in Control Arrangements

  The Board has approved agreements with Messrs. Gary, Liddy, Lower and Wilson that provide for severance and other benefits in the event of the termination of their employment in certain circumstances during the three-year period after a change in control of Allstate or a "merger of equals" involving Allstate. Severance benefits would be payable only if an executive's employment is terminated by Allstate without "cause" or by the executive for "good reason". For this purpose, good reason includes certain material adverse changes in the executive's position, except that Allstate can make certain changes to the position of any executive (other than Mr. Liddy) after a merger of equals. Good reason also includes a termination of employment by an executive for any reason during the 13th month after a change of control (but not after a merger of equals).

  The principal benefits that would be provided under the agreements include:

  . Annual incentive cash award and annualized long-term incentive cash award
    (both at target) for the year of the termination of employment, prorated to the termination date

  . A payment equal to three times the sum of the executive's base salary, target annual incentive cash award and target annualized long-term incentive cash award

  . Continuation of coverage under certain welfare benefit plans for three years

  . Enhanced retirement benefits

  . Reimbursement (on an after-tax basis) of any excise tax payable by the executive on the severance benefits

  In addition, at the time of a change of control, all unvested stock options would become exercisable and all unvested restricted stock and non-qualified deferred compensation account balances would become fully-vested and payable. However, in the event of a merger of equals, such accelerated exercisability and vesting will not occur unless the executive's employment is terminated by Allstate without cause or by the executive for good reason. Allstate's benefit and compensation plans will be reviewed and modified as necessary and appropriate consistent with the agreements.

  In general, a "change in control" is one or more of the following events:

  . Any person acquires 20% of more of Allstate common stock

  . Certain changes in the composition of the Board

  . Certain mergers or similar transactions that result in the stockholders of Allstate owning 70% or less of the surviving corporation's stock

  In general, a "merger of equals" is a merger in which all of the following occur:

  . Allstate stockholders immediately before the merger own at least 50% (but not more than 70%) of the surviving corporation's stock immediately after the merger

  . For at least three years, at least 50% of the directors of the surviving corporation were directors of Allstate immediately before the merger or were approved by them

  . The chief executive officer of Allstate before the merger remains the chief executive officer of the surviving corporation for at least one year

  If the conditions for a merger of equals cease to be satisfied, the merger would then qualify as a change of control.

 Employees Replacement Stock Plan

  In general, Allstate may terminate options granted under Allstate's Employees Replacement Stock Plan in the event of an "extraordinary corporate transaction" (a merger, consolidation, reorganization, sale or exchange of substantially all assets, or dissolution of Allstate). In the case of certain options affected by an extraordinary corporate transaction, the Board may provide adjustments to the optionee and, in the case of certain other options which have been outstanding for at least six months, Allstate is required to make adjustments by one of the following means: (a) acceleration of all outstanding rights prior to the extraordinary corporate transaction, (b) appropriate and equitable provision for the continuation and adjustment of all outstanding rights, or (c) payment in cash of the value of all outstanding rights.

  In the event of a "change in control" of Allstate, all rights under certain options under the Employees Replacement Stock Plan which have been outstanding for at least six months will immediately become exercisable. A change in control under this plan means, in general, any acquisition of 20% or more of Allstate's outstanding common shares, a change in the majority of the directors of Allstate which is not approved by a majority of the incumbent directors, or approval by the stockholders of an extraordinary corporate transaction. In addition, some options granted under Allstate's Employees Replacement Stock Plan include limited stock appreciation rights exercisable during the period of sixty days following a change in control of Allstate (but not less than six months after the date of grant).

Compensation and Nominating Committee Report

  Allstate's Compensation and Nominating Committee, which is composed entirely of independent, non-employee directors, administers Allstate's executive compensation program. The purposes of the program are to:

  . Link executives' goals with stockholders' interests

  . Attract and retain talented management

  . Reward annual and long-term performance

  In 1996 the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own, within five years, common stock worth a multiple of base salary, ranging from one times salary to up to three times salary for the Chairman, President and Chief Executive Officer. In 1997 the Committee weighted the compensation opportunities for executive officers, including each of the named executives, more heavily towards compensation payable upon the attainment of specified performance objectives and compensation in the form of Allstate common stock.

  Allstate executives can receive three types of compensation, each of which is described in more detail below:

  . Annual cash compensation

  . Long-term cash compensation

  . Long-term equity compensation

 Annual Compensation

  Annual cash compensation includes base salary and annual incentive awards.

  Base salaries of Allstate executives are set by the Committee at a level designed to be competitive in the U.S. insurance industry. At least annually, the Committee reviews a report based on data prepared by independent compensation consultants comparing Allstate's base salary levels for its executives with base salaries paid to executives in comparable positions at other companies in the peer group of large U.S. public insurance companies. The Committee attempts to set Allstate base salaries at the median level of the peer group.

  Annual incentive awards are designed to provide certain employees, including each of the named executives, with a cash award based on the achievement of annual performance objectives. These objectives are approved by the Committee prior to the end of the first quarter of the relevant year. Threshold, target and maximum benchmarks are set for each objective. Each participant's award opportunity is based on that individual's potential contribution to the achievement of a particular objective and is stated as a specified percentage of base salary for the year. No award is payable with respect to an objective if the threshold level of performance is not attained. No award is payable to any participant if Allstate sustains a net loss for the year. Awards for all participants are reduced by 50% if Allstate's return on average equity for the year is less than the rate of return on ten-year U.S. Treasury notes.

  Annual incentive awards are paid in March of the year following the year of performance, after the Committee has certified attainment of the objectives. The Committee has the authority to adjust the amount of awards but, with respect to the chief executive officer and the other named executives, has no authority to increase any award above the amount specified for the level of performance achieved with respect to the relevant objective.

  Mr. Choate's and Mr. Liddy's 1998 annual incentive cash awards were based on Allstate's achievement of a 1998 operating earnings per share goal. The 1998 annual incentive cash awards for the other named executives were based 50% on Allstate's achievement of the 1998 operating earnings per share goal and 50% on one or more performance objectives related to their particular business units. For 1998, Allstate achieved the maximum operating earnings per share goal and, on average, the business units achieved the target level of performance.

 Long-Term Cash Compensation

  Long-term incentive cash awards are designed to provide certain employees, including each of the named executives, with a cash award based on the achievement of a performance objective over a three-year period. The objective is established by the Committee at the beginning of the three-year cycle. Threshold, target and maximum levels of performance are established on which individual award opportunities are based, stated as a specified percentage of aggregate base salary over the period. A new cycle commences every two years. In years in which performance cycles overlap, 50% of participants' salaries are applied to each cycle. The awards will be increased or decreased by up to 50%, depending on Allstate's performance with respect to the objective as compared to the performance of a group of peer companies over the same period. The Committee must certify in writing the attainment of the objective before awards may be paid. Awards are payable in March of the year following the end of the cycle.

  The current cycle for long-term incentive cash awards covers the years 1997-1999. In this cycle the objective for all participants, including the named executives, is the achievement of a specified return on average equity.

 Long-Term Equity Compensation

  The Equity Incentive Plan provides for the grant of stock options and restricted or unrestricted common stock of Allstate to plan participants.

  In August 1998 the Committee granted stock options to a number of key Allstate employees, including each of the named executives. The size of each named executive's grant was based on a specified percentage of his base salary and the Committee's assessment of his performance. All stock option grants under this plan have been made in the form of nonqualified stock options at exercise prices equal to 100% of the fair market value of Allstate's common stock on the date of grant. Options which have been granted are not fully-exercisable until four years or, in some cases, three years after the date of grant and expire in ten years. The vested portions of options may be transferred to immediate family members, to trusts for the benefit of the executive or family members or to a family limited partnership.

 Chief Executive Officer Compensation

  Mr. Choate retired as Allstate's Chairman and Chief Executive Officer and Mr. Liddy was elected as Allstate's Chairman, President and Chief Executive Officer effective January 1, 1999.

  In 1998, approximately 24% of both Mr. Choate's and Mr. Liddy's total compensation opportunity was base salary. The rest was variable compensation that was at risk and tied to Allstate's business results.

  On the Committee's recommendation, the Board increased Mr. Choate's base salary by 7.1% from $850,000 to $910,000 in July 1998. In making the recommendation, the Committee reviewed the levels of base salaries paid in 1997 to chief executives of similarly-sized insurance companies and considered Mr. Choate's individual performance and Allstate's financial performance in 1997. The Committee did not assign any particular weight to any of these factors.

  On the Committee's recommendation, the Board increased Mr. Liddy's base salary by 6.9% from $720,000 to $770,000 in July 1998 and by 15.6% from $770,000 to $890,000 in November 1998 when it was announced that he would assume the role of Chairman, President and Chief Executive Officer.

  The 1998 annual cash incentive awards for both men were based on Allstate's achievement of the maximum earnings per share goal.

  In August 1998, the Committee awarded Mr. Choate and Mr. Liddy Allstate stock options for 160,000 shares and 125,000 shares, respectively. The Committee used the Black-Sholes valuation formula to determine the amount of these awards, which are based upon a specified percentage of the executives' 1998 base salaries. In addition, in November 1998 in recognition of his upcoming assumption of the role of Chairman, President and Chief Executive Officer, the Committee awarded Mr. Liddy stock options for 100,000 shares. Details of these grants and the grants made to the other named executives in 1998 are disclosed in the "Option/SAR Grants in 1998" table.

  Mr. Choate's and Mr. Liddy's 1998 base salary, annual incentive cash award and August stock option grants follow the policies and plan provisions described in this report. Amounts paid and granted under these policies and plans are disclosed in the Summary Compensation Table.

 Limit on Tax Deductible Compensation

  Under Section 162(m) of the Internal Revenue Code, Allstate cannot deduct compensation paid in any year to certain executives in excess of $1,000,000, unless it is performance-based. The Committee continues to emphasize performance-based compensation for executives and this is expected to minimize the effect of Section 162(m). However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent that is necessary to Allstate's success. Consequently, in any year the Committee may authorize compensation in excess of $1,000,000 that is not performance-based. The Committee recognizes that the loss of a tax deduction may be unavoidable in these circumstances.

                     COMPENSATION AND NOMINATING COMMITTEE

             Warren L. Batts (Chairman)             Edward A. Brennan
             James G. Andress                       H. John Riley, Jr.

Stock Performance Graph

  The following performance graph compares the performance of Allstate's common stock during the five-year period from December 31, 1993 through December 31, 1998 with the performance of the S&P 500 index and the S&P Property-Casualty Insurance Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly.



                          12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
                          -------- -------- -------- -------- -------- --------
     Allstate............  100.00  $ 82.95  $146.36  $208.99  $330.27  $284.95
     S&P 500.............  100.00  $101.28  $138.88  $170.38  $226.78  $291.04
     S&P Prop./Cas.......  100.00  $104.79  $141.34  $172.14  $244.97  $222.83


            Section 16(a) Beneficial Ownership Reporting Compliance
    -------------------------------------------------------------------

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Allstate's officers, directors and persons who beneficially own more than ten percent of a registered class of Allstate's equity securities to file reports of securities ownership and changes in such ownership with the SEC.

  Based solely upon a review of copies of such reports, or written representations that all such reports were timely filed, Allstate believes that each of its officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during 1998, with the exception of Michael J. McCabe, an executive officer of Allstate, who inadvertently failed to file one report on time regarding one sale of shares when he exercised some stock options.

                              Certain Transactions
    -------------------------------------------------------------------

  The Northern Trust Company maintains banking relationships, including credit lines, with Allstate and various of its subsidiaries, in addition to performing services for the profit sharing plan. In 1998, revenues received by Northern Trust for cash management activities, trustee, custodian, credit lines and other services for all such entities were approximately $805,320.

               Stockholder Proposal for Year 2000 Annual Meeting
    -------------------------------------------------------------------

  Proposals which stockholders intend to be included in Allstate's proxy material for presentation at the annual meeting of stockholders in the year 2000 must be received by the Secretary of Allstate, Robert W. Pike, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062-6127 by November 27, 1999, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2000 annual meeting.

  If a stockholder desires to bring business before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in Allstate's By-Laws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of Allstate. One of the procedural requirements in the By-Laws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2000 annual meeting must be received by the Secretary of Allstate no earlier than January 19, 2000 and no later than February 18, 2000 to be presented at the meeting. The notice must describe the business proposed to be brought before the meeting, the reasons for bringing it, any material interest of the stockholder in the business, the stockholder's name and address and the number of shares of Allstate stock beneficially-owned by the stockholder. It should be noted that these by-law procedures govern proper submission of business to be put before a stockholder vote at the annual meeting and do not preclude discussion by any stockholder of any matters properly brought before the annual meeting.

  Under Allstate's By-Laws, if a stockholder wants to nominate a person for election to the Board at Allstate's annual meeting, the stockholder must provide advance notice to Allstate. Notice of stockholder nominations for election at the 2000 annual meeting must be received by the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062-6127, no earlier than January 19, 2000 and no later than February 18, 2000. With respect to the proposed nominee, the notice must set forth the name, age, principal occupation, number of shares of Allstate stock beneficially-owned and business and residence address. With respect to the stockholder proposing to make the nomination, the notice must set forth the name, address and number of shares of Allstate stock beneficially-owned. A copy of these by-law provisions is available from the Secretary of Allstate upon request.

                               Proxy Solicitation
    -------------------------------------------------------------------

  Officers and other employees of Allstate and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Allstate will reimburse them for reasonable out-of-pocket expenses. Corporate Investors' Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072 will assist in the distribution of proxy solicitation materials, for a fee estimated at $7,500, plus out-of-pocket expenses. Allstate will pay the cost of all proxy solicitation.

                                        By order of the Board,

                                        Robert W. Pike
                                        Secretary

                                        Dated: March 26, 1999

                                   Appendix A
                            The Allstate Corporation
              Annual Covered Employee Incentive Compensation Plan
--------------------------------------------------------------------------------

1. Purposes.

  The Allstate Corporation Annual Covered Employee Incentive Compensation Plan was adopted and made effective by the Board of Directors on March 9, 1999. The Plan was submitted to the Company's stockholders for approval on May 18, 1999. The Plan's purposes are to provide cash incentive compensation to Covered Employees to achieve annual performance goals, and to ensure the deductibility of such compensation under Section 162(m) of the Internal Revenue Code (the "Code").

2. Definitions.

  The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

    a. "Award" means the cash amount payable to a Participant for a fiscal year pursuant to the terms of the Plan.

    b. "Board" means the Board of Directors of The Allstate Corporation.

    c. "Business Unit" means any operating unit of The Allstate Corporation or any of its Subsidiaries, including but not limited to, the property and casualty business, the life business, the investments business, or the international business.

    d. "Committee" means two or more members of the Board who are "outside directors" within the meaning of Section 162(m) of the Code and the regulations thereunder.

    e. "Company" means The Allstate Corporation.

    f. "Covered Employee" means a Participant who is a "Covered Employee" as defined in Section 162(m)(3) of the Code.

    g. "Fiscal Year" means the calendar year.

    h. "Participant" means any senior executive of the Company or a Subsidiary who is a Covered Employee for the fiscal year or for any shorter period within the fiscal year in which the Covered Employee is an employee of the Company or of any Subsidiary.

    i. "Plan" means the Annual Covered Employee Incentive Compensation Plan.

    j. "Subsidiary" means any corporation of which the Company owns directly or indirectly a majority of the outstanding shares of voting stock.

3. Administration of the Plan.

  a. The Plan shall be administered by the Committee. Members of the Committee shall be appointed by the Board.

  b. The Committee shall have the authority to make all determinations it deems necessary or advisable for the administration of the Plan, including the selection of Participants, and, subject to the limitations set forth herein, the determination of the timing and amount of Awards made to each Participant, and the establishment of objective and measurable performance standards ("performance goals") for earning Awards.

  c. The Committee shall have the authority to exercise discretion to decrease the amount of any Award otherwise payable under the Plan, but the Committee shall have no authority to increase the amount of any such Award.

4. Awards.

  a. Awards under the Plan shall consist of annual cash bonuses based solely upon the degree of attainment of objective and measurable performance goals of the Company and/or its Subsidiaries and/or Business Units over the fiscal year or, if shorter, over the period within the fiscal year in which a Covered Employee is an employee of the Company or of any Subsidiary.

  b. The Committee shall establish written performance goals within 90 days after the beginning of the fiscal year (or, if the Covered Employee is not an employee at the beginning of the fiscal year, within the first 25% of the period within the fiscal year in which the Covered Employee is an employee), and while the outcome of the performance goals is substantially uncertain. Such performance goals shall be expressed in terms of objective and measurable annual financial and/or operating criteria, and may involve comparisons with respect to historical results of the Company and its Subsidiaries and operating groups or Business Units thereof, as well as comparisons with respect to peer group performance. Performance goals shall be expressed using one or more of the following measures of performance: net earnings, operating income, return on equity, earnings per share, return on assets, values of assets, revenues, market share, prices of Company stock, or strategic business criteria consisting of one or more Company, Subsidiary or Business Unit objectives based on meeting specified revenue goals, market penetration goals, international business expansion goals, cost targets, customer retention goals, customer satisfaction goals, or goals relating to acquisitions or divestitures. The calculation is specifically defined at the time the goal is set. Each performance goal must state, in terms of an objective formula or standard, the Award payable to each Participant if the performance goal is attained.

  c. No Award for any Participant for any fiscal year may exceed $3,000,000.

5. Payment of Awards.

  a. Awards under the Plan shall be paid to Participants as soon as practicable after the completion of the fiscal year audit and after the Committee certifies that the performance goals and any other material terms were in fact satisfied.

  b. Awards shall be paid in cash, less required withholding, or for those eligible may be deferred at the Participant's election, subject to the terms and conditions of any deferred compensation plan in which the Participant is eligible to participate.

  c. Unless the Committee has taken action under subsection 3.c. hereof prior to payment of an Award, each Participant selected by the Committee for a fiscal year who remains actively employed by the Company or a Subsidiary at the end of the fiscal year shall be entitled to receive a payment of an Award earned pursuant to the terms of the Plan with respect to such year.

  d. If a Participant's employment is terminated prior to completion of a fiscal year for any reason other than as described in subsection 5.e. below, the Participant will forfeit any Award otherwise payable for such fiscal year.

  e. If a Participant dies, retires or is disabled during the fiscal year, and the Committee has not taken action under Section 3.c. hereof, the Participant's Award will be prorated based on the number of Participant's full months as an active employee during the fiscal year. If a Participant dies before receipt of an Award, the Award will be paid to the Participant's beneficiaries.

  f. Prorated Awards will be paid at the same time as regular Awards.

6. Miscellaneous.

  a. All amounts payable hereunder shall be payable only to the Participant or his or her beneficiaries. The rights and interests of a Participant under the Plan may not be assigned, encumbered, or transferred, voluntarily or involuntarily, other than by will or the laws of descent and distribution.

  b. No individual shall have any claim or right to be a Participant in the Plan at any time, and any individual's participation in the Plan may be terminated at any time with or without notice, cause or regard to past practices.

  c. Neither the Plan nor any action hereunder shall confer on any person any right to remain in the employ of the Company or any of its Subsidiaries or shall affect an employee's compensation not arising under the Plan. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company or any Subsidiary to dismiss or discharge any employee at any time.

  d. The Company and its Subsidiaries shall have the right to deduct from any Award, prior to payment, the amount of any taxes required to be withheld by any federal, state or local government with respect to such payments.

  e. The Committee may rely upon any information supplied to it by any officer of the Company or any Subsidiary or by any independent accountant for the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

  f. All expenses and costs in connection with the administration of the Plan shall be borne by the Company.

  g. The Plan and any agreements entered into thereunder shall be governed by and construed in accordance with the laws of the state of Illinois.

7. Amendment or Termination of the Plan.

  The Board may suspend, terminate, modify or amend the Plan; provided, however, that any such action which changes employees eligible to participate, the criteria set forth in subsection 4.b., or the maximum amount of an Award set forth in subsection 4.c., shall be disclosed to and approved by the Company's stockholders. Stockholder approval must be given by a majority of the votes cast by the holders of Company shares represented in person or by proxy at the annual meeting next following the date of any such change.

8. Effective Date.

  The Plan was adopted by the Board of Directors of the Company on March 9, 1999, and was submitted to the Company's stockholders for approval on May 18, 1999.

                                   Appendix B
                            The Allstate Corporation
                Long-Term Executive Incentive Compensation Plan
                As Amended and Restated Effective March 9, 1999
--------------------------------------------------------------------------------
1. Purposes.

  The Allstate Corporation Long-Term Executive Incentive Compensation Plan was adopted and made effective by the Board of Directors on March 9, 1999. The Plan was submitted to the Company's stockholders for approval on May 18, 1999. The purposes of the Plan are:

    a. to attract and retain competent personnel and to ensure the deductibility of compensation paid under the Plan to any Participant who is a Covered Employee as defined in Section 162(m) of the Internal Revenue Code (the "Code");

    b. to provide Participants with added incentives to promote various long-term performance goals, while taking into account the varying objectives and conditions of the different businesses engaged in by The Allstate Corporation and its Subsidiaries;

    c. to link compensation to performance by rewarding three-year corporate performance;

    d. to compensate participants at competitive levels when competitive performance is achieved, and at superior levels when performance exceeds competitors'; and

    e. to encourage teamwork among top executives.

2. Definitions.

  The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

    a. "Award" means the cash amount payable to a Participant for a Performance Cycle pursuant to the terms of the Plan.

    b. "Board" means the Board of Directors of The Allstate Corporation.

    c. "Business Unit" means any operating unit of The Allstate Corporation or any of its Subsidiaries, including but not limited to, the property and casualty business, the life business, the investments business, or the international business.

    d. "Committee" means two or more members of the Board who are "outside directors" within the meaning of Section 162(m) of the Code and the regulations thereunder.

    e. "Company" means The Allstate Corporation.

    f. "Covered Employee" means a Participant who is a "Covered Employee" as defined in Section 162(m)(3) of the Code.

    g. "Fiscal Year" means the calendar year.

    h. "Participant" means a senior executive of the Company or of any Subsidiary, selected by the Committee to participate in the Plan for a Performance Cycle or for any shorter period within a Performance Cycle in which the Participant is a senior executive of the Company selected by the Committee to participate in the Plan.

    i. "Performance Cycle" means a period of three consecutive fiscal years.

    j. "Plan" means the Long-Term Executive Incentive Compensation Plan.

    k. "Subsidiary" means any corporation of which the Company owns directly or indirectly a majority of the outstanding shares of voting stock.

3. Administration of the Plan.

  a. The Plan shall be administered by the Committee. Members of the Committee shall be appointed by the Board.

  b. The Committee shall have the authority to make all determinations it deems necessary or advisable for the administration of the Plan, including the selection of Participants, and, subject to the limitations set forth herein, the determination of the timing and amount of Awards made to each Participant, and the establishment of objective and measurable performance standards ("performance goals") for earning Awards.

  c. The Committee shall have the authority to exercise discretion in determining the amounts of the Awards otherwise payable under the terms of the Plan; provided, however, that the Committee shall have no authority to increase the amount of Awards otherwise payable to any Covered Employee under the terms of the Plan.

4. Awards.

  a. Awards under the Plan shall consist of cash bonuses based upon the degree of attainment of objective and measurable performance goals of the Company and/or its Subsidiaries and/or Business Units thereof, where applicable, over a Performance Cycle or such shorter period within a Performance Cycle during which the Participant is an employee of the Company or of any Subsidiary.

  b. The Committee shall establish written performance goals within 90 days after the beginning of a Performance Cycle (or, if the Covered Employee is not an employee at the beginning of a Performance Cycle, within the first 25% of the period within the Performance Cycle in which the Covered Employee is an employee), and while the outcome of the performance goals is substantially uncertain. Such performance goals shall be expressed in terms of objective and measurable financial and/or operating criteria, and may involve comparisons with respect to historical results of the Company and its Subsidiaries and operating groups or Business Units thereof, as well as comparisons with respect to peer group performance. Performance goals shall be expressed using one or more of the following measures of performance: net earnings, operating income, return on equity, earnings per share, return on assets, values of assets, revenues, market share, prices of Company stock, or strategic business criteria consisting of one or more Company, Subsidiary or Business Unit objectives based on meeting specified revenue goals, market penetration goals, international business expansion goals, cost targets, customer retention goals, customer satisfaction goals, or goals relating to acquisitions or divestitures. The calculation is specifically defined at the time the goal is set. Each performance goal must state, in terms of an objective formula or standard, the Award payable to each Participant if the performance goal is attained.

  c. No award opportunity for any Participant for any Performance Cycle shall exceed $3,500,000.

5. Payment of Awards.

  a. Awards under the Plan shall be paid to Participants as soon as practicable after the completion of the Performance Cycle, after the completion of the audits for each year in the Performance Cycle and after the Committee certifies that the performance goals and any other material terms were in fact satisfied.

  b. Awards will be paid in cash, less required withholding, or for those eligible, may be deferred at the Participant's election, subject to the terms and conditions of any deferred compensation plan in which the Participant is eligible to participate.

  c. Unless the Committee has taken action under subsection 3.c. hereof prior to payment of an Award, each Participant selected by the Committee who remains actively employed by the Company or a Subsidiary thereof at the end of a Performance Cycle shall be entitled to receive a payment of an Award earned pursuant to the terms of the Plan with respect to such Performance Cycle.

  d. If a Participant's employment is terminated prior to completion of a Performance Cycle for any reason other than as described in subsection 5.e. below, the Participant will forfeit any Award otherwise payable for such Performance Cycle.

  e. If a Participant dies, retires or is disabled during a Performance Cycle, and the Committee has not taken action under Section 3.c. hereof, the Participant's Award shall be prorated based on the number of Participant's full months as an active employee during the Performance Cycle. If a Participant dies before receipt of an Award, the Award will be paid to the Participant's beneficiaries.

  f. Prorated Awards will be paid at the same time as regular Awards.

6. Miscellaneous.

  a. All amounts payable hereunder shall be payable only to the Participant or his or her beneficiaries. The rights and interests of a Participant under the Plan may not be assigned, encumbered, or transferred, voluntarily or involuntarily, other than by will or the laws of descent and distribution.

  b. No individual shall have any claim or right to be a Participant in the Plan at any time, and any individual's participation in the Plan may be terminated at any time with or without notice, cause or regard to past practices.

  c. Neither the Plan nor any action hereunder shall confer on any person any right to remain in the employ of the Company or any of its Subsidiaries or shall affect an employee's compensation not arising under the Plan. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company or any Subsidiary to dismiss or discharge any employee at any time.

  d. The Company and its Subsidiaries shall have the right to deduct from any Award, prior to payment, the amount of any taxes required to be withheld by any federal, state or local government with respect to such payments.

  e. The Committee may rely upon any information supplied to it by any officer of the Company or any Subsidiary or by any independent accountant for the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

  f. All expenses and costs in connection with the administration of the Plan shall be borne by the Company.

  g. The Plan and any agreements entered into thereunder shall be governed by and construed in accordance with the laws of the state of Illinois.

7. Amendment or Termination of the Plan.

  The Board may suspend, terminate, modify or amend the Plan; provided, however, that any such action which changes employees eligible to participate, the criteria set forth in subsection 4.b., or the maximum amount of an Award set forth in subsection 4.c., shall be disclosed to and approved by the Company's stockholders. Stockholder approval must be given by a majority of the votes cast by the holders of Company shares represented in person or by proxy at the annual meeting next following the date of any such change.

8. Effective Date.

  The Plan was adopted by the Board on March 8, 1994, and was approved by the Company's stockholders on May 19, 1994. The Plan, as amended and restated herein, was adopted by the Board of Directors on March 9, 1999, and was submitted to the Company's stockholders for approval on May 18, 1999.

                                   Appendix C
                            The Allstate Corporation
--------------------------------------------------------------------------------

11-year Summary of Selected Financial Data................................   C-2
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   C-4
Consolidated Financial Statements:
Consolidated Statements of Operations.....................................  C-30
Consolidated Statements of Comprehensive Income...........................  C-31
Consolidated Statements of Financial Position.............................  C-32
Consolidated Statements of Shareholders' Equity...........................  C-33
Consolidated Statements of Cash Flows.....................................  C-34
Notes to Consolidated Financial Statements................................  C-35
Independent Auditors' Report..............................................  C-66

11-Year Summary of Selected Financial Data

--------------------------------------------------------------------------------

($ in millions except per share data)             1998    1997    1996    1995
------------------------------------------------------------------------------
Consolidated Operating Results
Insurance premiums and contract charges        $20,826 $20,106 $19,702 $18,908
Net investment income                            3,890   3,861   3,813   3,627
Realized capital gains and losses                1,163     982     784     258
Total revenues                                  25,879  24,949  24,299  22,793
Operating income (loss)                          2,573   2,429   1,600   1,587
Realized capital gains and losses, after-tax       694     638     510     168
Equity in net income of unconsolidated sub-
 sidiary                                            10      34      29      56
Income (loss) from continuing operations         3,294   3,105   2,075   1,904
Gain (loss) from discontinued operations, af-
 ter-tax                                             -       -       -       -
Cumulative effect of changes in accounting
 principle                                           -       -       -       -
Net income (loss)                                3,294   3,105   2,075   1,904
Earnings (loss) per share:
 Diluted
  Income (loss) before cumulative effect of
   changes in accounting                          3.94    3.56    2.31    2.12
  Cumulative effect of changes in accounting         -       -       -       -
  Net income (loss)                               3.94    3.56    2.31    2.12
 Basic
  Income (loss) before cumulative effect of
   changes in accounting                          3.96    3.58    2.33    2.12
  Cumulative effect of changes in accounting         -       -       -       -
  Net income (loss)                               3.96    3.58    2.33    2.12
Dividends declared per share                      0.54    0.48    0.43    0.39
------------------------------------------------------------------------------
Consolidated Financial Position
Investments                                    $66,525 $62,548 $58,329 $56,505
Total assets                                    87,691  80,918  74,508  70,029
Reserves for claims and claims expense and
 life-contingent contract benefits and
 contractholder funds                           45,615  44,874  43,789  42,904
Debt                                             1,746   1,696   1,386   1,228
Mandatorily redeemable preferred securities
 of subsidiary trusts                              750     750     750       -
Shareholders' equity                            17,240  15,610  13,452  12,680
Shareholders' equity per diluted share           21.00   18.28   15.14   14.09
------------------------------------------------------------------------------
Property-Liability Operations
Premiums written                               $19,515 $18,789 $18,586 $17,965
Premiums earned                                 19,307  18,604  18,366  17,540
Net investment income                            1,723   1,746   1,758   1,630
Operating income (loss)                          2,211   2,079   1,266   1,301
Realized capital gains and losses, after-tax       514     511     490     158
Equity in net income of unconsolidated sub-
 sidiary                                            10      34      29      56
Income (loss) before cumulative effect of
 changes in accounting                           2,760   2,670   1,725   1,608
Net income (loss)                                2,760   2,670   1,725   1,608
Operating ratios
 Claims and claims expense ("loss") ratio         70.4    71.7    78.9    78.1
 Expense ratio                                    22.8    22.3    21.6    22.3
 Combined ratio                                   93.2    94.0   100.5   100.4
------------------------------------------------------------------------------
Life and Savings Operations
Premiums and contract charges                  $ 1,519 $ 1,502 $ 1,336 $ 1,368
Net investment income                            2,115   2,085   2,045   1,992
Operating income                                   392     377     368     327
Realized capital gains and losses, after-tax       158     123      20      10
Income from continuing operations before cu-
 mulative
 effect of changes in accounting                   550     497     388     337
Net income (loss)                                  550     497     388     337
Statutory premiums and deposits                  5,902   4,946   5,157   4,874
Investments including Separate Accounts         41,863  37,341  33,588  31,065
------------------------------------------------------------------------------

*Operating income (loss) is "Income before dividends on preferred securities and equity in net income of unconsolidated subsidiary" excluding realized capital gains and losses, after-tax, and gain (loss) on disposition of operations, after-tax. *Consolidated financial position for 1993 and thereafter are not comparable to prior years due to adoption of new accounting rules for debt and equity securities. *Prior year per share amounts have been restated for a 2-for-1 stock split in 1998.

----------------------------------------------------------------------------------
   1994       1993         1992         1991         1990        1989        1988
----------------------------------------------------------------------------------

$17,566    $17,118      $16,670      $16,215      $15,342     $14,251     $12,870
  3,343      3,269        3,153        2,954        2,528       2,195       1,745
    200        215          161            4          182         224         185
 21,109     20,602       19,984       19,173       18,052      16,670      14,800
    268      1,083         (718)         662          518         626         784
    130        140          106            3          118         148         122

     86         79          112           58           54          41           8
    484      1,302         (500)         723          690         815         914

      -          -            -            -           11           -        (146)

      -          -         (325)           -            -           -         185
    484      1,302         (825)         723          701         815         953



   0.54       1.49        (0.58)
      -          -        (0.38)
   0.54       1.49        (0.96)


   0.54       1.49        (0.58)
      -          -        (0.38)
   0.54       1.49        (0.96)
   0.36       0.18
----------------------------------------------------------------------------------

$47,227    $47,932      $40,971      $38,213      $32,972     $28,144     $24,334
 60,988     58,994       51,817       47,173       41,246      35,369      30,817


 39,961     37,275       35,776       31,576       27,058      22,193      18,370
    869        850        1,800            -            -           -           -

      -          -            -            -            -           -           -
  8,426     10,300        5,383        8,151        7,127       6,793       6,213
   9.37      11.45         8.52
----------------------------------------------------------------------------------

$16,739    $16,292      $15,774      $15,107      $14,572     $13,385     $12,271
 16,513     16,039       15,542       15,018       14,176      13,039      11,908
  1,515      1,406        1,420        1,350        1,254       1,212       1,063
     81        963         (867)         475          355         481         665
    145        146          166           24          108         132         114

     86         79          112           58           54          41           8

    312      1,188         (589)         557          517         654         787
    312      1,188         (900)         557          517         654         982

   88.0       79.7         97.4         83.3         85.7        82.8        80.5
   23.3       23.5         24.0         24.8         24.5        24.7        24.1
  111.3      103.2        121.4        108.1        110.2       107.5       104.6
----------------------------------------------------------------------------------

$ 1,053    $ 1,079      $ 1,128      $ 1,197      $ 1,166     $ 1,212     $   962
  1,827      1,858        1,733        1,604        1,274         983         682
    226        169          149          187          163         145         119
    (15)        (6)         (60)         (21)          10          16           8


    211        163           89          166          173         161         127
    211        163           75          166          184         161         (29)
  4,539      4,086        3,851        4,222        4,252       3,276       3,447
 26,197     24,909       21,829       19,050       15,732      11,787       9,435
----------------------------------------------------------------------------------

*Shareholders' equity is presented pro forma for 1992 reflecting the formation of The Allstate Corporation. * Net income (loss) and financial position for 1992 and thereafter are not comparable to prior years due to adoption of new accounting rules for postretirement and postemployment benefits. * Net income for 1988 reflects adoption of new income tax accounting rules. * Earnings
(loss) per share is presented pro forma for 1993 and 1992 and is not applicable prior to 1992.

Management's Discussion and Analysis
of Financial Condition and Results of Operations
  The following discussion highlights significant factors influencing results of operations and financial position of The Allstate Corporation (the "Company" or "Allstate"). It should be read in conjunction with the consolidated financial statements and related notes appearing on pages C-30 through C-65 and 11-year summary of selected financial data on pages C-2 and C-3. Further analysis of the Company's insurance segments is provided in Property-Liability Operations (which includes the Personal Property and Casualty ("PP&C") and Discontinued Lines and Coverages segments) and Life and Savings Operations (which represents the Life and Savings segment) beginning on pages C-5 and C-14, respectively. The segments are defined based upon the components of the Company for which financial information is used internally to evaluate segment performance and determine the allocation of resources.

1998 ACCOMPLISHMENTS

  . Achieved record consolidated net income due primarily to PP&C premium growth and favorable loss frequencies.
  . Implemented redesigned PP&C claims processes which favorably impacted the combined ratio.
  . Increased Life and Savings statutory premiums and deposits by 19.3% which included a 15.6% increase in variable annuities.

Consolidated revenues

                                                       1998    1997    1996
      For the years ended December 31,                ------- ------- -------
      ($ in millions)
      Property-Liability insurance premiums           $19,307 $18,604 $18,366
      Life and Savings premiums and contract charges    1,519   1,502   1,336
      Net investment income                             3,890   3,861   3,813
      Realized capital gains and losses                 1,163     982     784
                                                      ------- ------- -------
      Total revenues                                  $25,879 $24,949 $24,299
                                                      ======= ======= =======

Consolidated net income-Consolidated net income for 1998 increased to $3.29 billion, or $3.94 per diluted share, from $3.11 billion, or $3.56 per diluted share, in 1997, which in turn increased from $2.08 billion, or $2.31 per diluted share, in 1996. Net income for each of the periods was impacted by the following items:

1998

  . Increased PP&C premiums earned;
  . Favorable PP&C claim frequency;
  . Increased realized capital gains due to favorable investment performance and market conditions; and
  . Increased catastrophe losses.

1997

  . Increased PP&C premiums earned;
  . Substantially lower catastrophe losses;
  . Favorable PP&C weather-related claim frequency and favorable auto injury severity; and
  . Increased realized capital gains and gains on disposal of operations.

1996

  . Increased PP&C premiums earned;
  . Favorable PP&C auto severity;
  . Increased realized capital gains;
  . Improved Life and Savings operating income resulting from growth in new business and favorable mortality experience; and . Strengthened Discontinued Lines and Coverages net loss reserves by $318 million pre-tax.

PROPERTY-LIABILITY 1998 HIGHLIGHTS

  . PP&C premiums written increased 3.9% in 1998, due to increases in each of
    PP&C's core business lines.
  . Property-Liability underwriting income increased to $1.30 billion compared to $1.12 billion in 1997, due to premium growth and favorable loss frequencies which were partially offset by increased catastrophe losses during the year.
  . Property-Liability net income increased to $2.76 billion in 1998 from $2.67 billion in 1997.

PROPERTY-LIABILITY OPERATIONS

Overview-The Company's Property-Liability operations consist of two business segments: PP&C and Discontinued Lines and Coverages. PP&C is principally engaged in the sale of property and casualty insurance, primarily private passenger auto and homeowners insurance to individuals in both the United States and in other countries. Discontinued Lines and Coverages consists of business no longer written by Allstate, including results from environmental, asbestos and mass tort exposures, mortgage pool insurance business and other commercial business in run-off, as well as the historical results of the commercial and reinsurance businesses sold in 1996. Financial information reported on this basis is generally that which is used internally for evaluating segment performance and determining the allocation of resources.

  Underwriting results for each segment are discussed separately beginning on page C-6. Summarized financial data and key operating ratios for Allstate's Property-Liability operations for the years ended December 31, are presented in the following table.

                                                       1998    1997    1996
   ($ in millions)                                    ------- ------- -------
   Premiums written                                   $19,515 $18,789 $18,586
                                                      ======= ======= =======
   Premiums earned                                    $19,307 $18,604 $18,366
   Claims and claims expense                           13,601  13,336  14,487
   Operating costs and expenses                         4,402   4,145   3,964
                                                      ------- ------- -------
   Underwriting income (loss)                           1,304   1,123     (85)
   California Earthquake Authority assessment               -       -     150
   Net investment income                                1,723   1,746   1,758
   Realized capital gains and losses, after-tax           514     511     490
   Gain (loss) on disposition of operations, after-
    tax                                                    25      46     (60)
   Income tax expense on operations                       816     790     257
                                                      ------- ------- -------
   Income before equity in net income of unconsoli-
    dated subsidiary                                    2,750   2,636   1,696
   Equity in net income of unconsolidated subsidiary       10      34      29
                                                      ------- ------- -------
   Net income                                         $ 2,760 $ 2,670 $ 1,725
                                                      ======= ======= =======
   Catastrophe losses                                 $   780 $   365 $   991
                                                      ======= ======= =======
   Operating ratios
    Claims and claims expense ("loss") ratio             70.4    71.7    78.9
    Expense ratio                                        22.8    22.3    21.6
                                                      ------- ------- -------
    Combined ratio                                       93.2    94.0   100.5
                                                      ======= ======= =======
    Effect of catastrophe losses on combined ratio        4.0     2.0     5.4
                                                      ======= ======= =======

Net investment income and realized capital gains-Pretax net investment income decreased slightly in 1998 and 1997. Higher investment balances were offset by the impact of lower investment yields. Positive cash flows from Property-Liability operations, which typically increase the investment portfolio, were substantially offset by dividends paid to The Allstate Corporation. In addition, 1997 pretax net investment income decreased compared to 1996, due to businesses sold.

  Realized capital gains after-tax were $514 million in 1998 compared to $511 million in 1997 and $490 million in 1996. Realized capital gains in 1998 which included gains on the sale of a majority of the real estate property portfolio were partially offset by a decrease in gains on the sales of securities due to less favorable market conditions

Management's Discussion and Analysis of
Financial Condition and Results of Operations--(Continued) during the year. In 1997, the increase in realized capital gains from 1996 was a result of the Company's decision to sell securities in light of favorable investment performance and market conditions. Year-to-year fluctuations in realized capital gains are largely the result of the timing of sales decisions reflecting management's view of individual securities and overall market conditions.

Investment Outlook

  . The Company expects investment balances to increase as a result of continued positive cash flows.
  . Investment income growth for the Property-Liability operations will continue to be adversely impacted by dividends paid to The Allstate Corporation.
  . If the current low interest rate environment continues, management expects that it will have an adverse impact on investment income as, in general, funds from maturing investments will be reinvested at lower yields.

Gain (Loss) on Disposition of Operations-The 1998 net gain on dispositions of $25 million after-tax resulted from the conversion of the Automatically Convertible Equity Securities into common shares of The PMI Group, Inc. ("PMI Group") in the second quarter of 1998. The 1997 net gain on dispositions of $46 million after-tax resulted primarily from the sale of the Company's interest in two Japanese insurance companies to its former joint venture partner. The 1996 net loss on dispositions of $60 million after-tax was due to sales of businesses, renewal rights and a provision for future losses established in connection with the sale of businesses. See Note 3 to the consolidated financial statements for a more detailed discussion of the dispositions.

PERSONAL PROPERTY AND CASUALTY (PP&C) SEGMENT

  Summarized financial data and key operating ratios for Allstate's PP&C segment for the years ended December 31, are presented in the following table.

                                                         1998    1997    1996
      ($ in millions)                                   ------- ------- -------
      Premiums written                                  $19,516 $18,787 $17,978
                                                        ======= ======= =======
      Premiums earned                                   $19,307 $18,600 $17,708
      Claims and claims expense                          13,572  13,333  13,574
      Other costs and expenses                            4,380   4,126   3,718
                                                        ------- ------- -------
      Underwriting income                               $ 1,355 $ 1,141 $   416
                                                        ======= ======= =======
      Catastrophe losses                                $   780 $   365 $   983
                                                        ======= ======= =======
      Operating ratios
       Claims and claims expense ("loss") ratio            70.3    71.7    76.7
       Expense ratio                                       22.7    22.2    21.0
                                                        ------- ------- -------
       Combined ratio                                      93.0    93.9    97.7
                                                        ======= ======= =======
       Effects of catastrophe losses on combined ratio      4.0     2.0     5.6
                                                        ======= ======= =======

PP&C premiums-PP&C sells primarily private passenger auto and homeowners insurance to individuals. The Company separates the voluntary personal auto insurance business into two categories for underwriting purposes according to insurance risks: the standard market and the non-standard market. The standard market consists of drivers who meet certain criteria which classify them as having low to average risk of loss expectancy. The non-standard market consists of drivers who have higher-than-average risk profiles due to their driving records, lack of prior insurance or the types of cars they own. These policies are written at rates higher than standard auto rates.

  The Company's marketing strategy for auto and homeowners varies by geographic area. The strategy for auto is to grow business more rapidly in areas where the regulatory climate is more conducive to attractive returns. The strategy for homeowners is to manage exposure on policies in areas where the potential loss from catastrophes exceeds acceptable levels. The process to designate geographic areas as growth and limited growth is dynamic and may be revised as changes occur in the legal, regulatory and economic environments, as catastrophe exposure is reduced and as new products are approved and introduced. The Company continuously monitors its designated growth and limited growth areas, and adjusts its actions including limiting premium growth, as necessary, to maintain acceptable catastrophe exposure levels in these areas. As of December 31, 1998, the areas designated as auto limited growth markets represent an insignificant percentage of the total United States population. This is in comparison to the prior year, when less than 6% of the total United States population resided in areas designated as auto limited growth. As a result of the Company's efforts to introduce policy changes and purchase catastrophe reinsurance coverage, the homeowners limited growth markets have been reduced to areas where approximately 4% of the United States population resides, as compared to year-end 1997, when 13% of the country's population resided in homeowners limited growth markets.

  Standard auto premiums written increased 2.6% in 1998, to $11.13 billion, from $10.85 billion in 1997, due primarily to an increase in the number of renewal policies in force and higher average premiums. Standard auto premiums written increased 4.4% in 1997, from $10.39 billion in 1996, due primarily to higher average premiums and an increase in the number of policies in force. Increases in average premiums for both periods were primarily attributable to a shift to newer and more expensive autos, and to a lesser extent, rate increases. Favorable loss trends, an increasingly competitive environment and regulatory pressures in some states have impacted the Company's ability to maintain rates at historical levels. The Company has filed, or plans to file in 1999, rate changes including decreases in several key states, which are expected to adversely impact average premium growth in 1999 when compared to the current year.

  Non-standard auto premiums written increased 6.0% in 1998, to $3.35 billion, from $3.16 billion in 1997. In 1997, non-standard auto premiums written increased 14.7%, from $2.76 billion in 1996. The increase in both years was a result of an increase in the number of renewal policies in force and, to a lesser extent, higher average premiums. Management believes non-standard auto premiums written for 1998 and 1997 were adversely impacted by competitive pressures and administrative requirements, which were intended to improve retention and decrease expenses related to the collection of premiums. Favorable loss trends, competitive considerations and regulatory pressures in some states are affecting the Company's ability to maintain rates at historical levels. The Company has filed, or plans to file in 1999, rate changes including decreases in several key states, which are expected to adversely impact average premium growth in 1999 when compared to the current year.

  Homeowners premiums written increased 7.8% in 1998, to $3.21 billion, from $2.98 billion in 1997. The increase in premiums was primarily due to an increase in the number of policies in force and higher average premiums. Homeowners premiums written decreased 2.0% in 1997, from $3.04 billion in 1996. Homeowners premiums written in 1997 were adversely impacted by the Company's catastrophe management initiatives in California, Florida and the northeastern portion of the United States ("Northeast"). Excluding California and Florida, homeowners premiums written increased 5.3% during 1997 over 1996.

PP&C underwriting results-Underwriting income increased to $1.36 billion in 1998 from $1.14 billion in 1997. The increase was due to increased premiums earned, favorable claim frequency (rate of claim occurrence) and favorable auto injury claim severity (average cost per claim), partially offset by increased catastrophe losses and increased homeowners claim severity. Underwriting income increased to $1.14 billion in 1997 from $416 million in 1996. The increase in 1997 was due to substantially lower catastrophe losses, increased premiums earned, favorable weather-related claim frequency and favorable auto injury claim severity. Catastrophe losses for 1998 were $780 million compared with $365 million and $983 million in 1997 and 1996, respectively.

  Changes in claim severity are generally influenced by inflation in the medical and auto repair sectors of the economy and the Company's loss control programs. Injury claims are affected largely by medical cost inflation while physical damage claims are affected largely by auto repair cost inflation and used car prices. Management believes the favorable bodily injury coverage severity trends in 1998, 1997 and 1996 were due, in part, to improvements in the Company's claim settlement processes. Initiatives included using special investigative units to detect fraud and handle suspect claims. The Company's injury coverage severity trended favorably in 1998, 1997 and 1996 as compared to the medical cost inflation index and available industry information. However, management believes favorable injury coverage severity trends may be adversely affected by inflationary pressures on medical costs in the future.

  For physical damage coverage, the Company monitors its rate of increase in average cost per claim against the Body Work price index and the Used Car price index. In 1998, the Company's rate of physical damage coverage

Management's Discussion and Analysis
of Financial Condition and Results of Operations--(Continued) severity was consistent with prior years, whereas related indices increased during the year. Management believes that 1998's results were impacted by the application of redesigned claim settlement practices for auto physical damage claims. In 1997, the physical damage coverage severity was consistent with the benchmark indices, whereas in 1996 it was slightly higher than the indices.

  During 1998, auto and homeowners claim frequencies decreased due to favorable weather and demographic trends of the standard auto and homeowners business. During 1997, auto and homeowners frequencies decreased due partially to favorable weather conditions throughout the year and underwriting initiatives.

  The 1998 and 1997 expense ratios increased compared to prior years due primarily to the Company's investment in initiatives intended to grow the business. The 1996 expense ratio benefited from a change in the components of acquisition costs deferred, which was partially offset by increased investments in technology.

PP&C catastrophe losses and catastrophe management-Catastrophes are an inherent risk of the Property-Liability insurance business which have contributed, and will continue to contribute, to material year-to-year fluctuations in Allstate's results of operations and financial position.

  The level of catastrophe losses experienced in any year cannot be predicted and could be material to results of operations and financial position. The Company has experienced two severe catastrophes in recent years which each resulted in losses of approximately $2 billion. While management believes the Company's catastrophe management initiatives, described below, have reduced the severity of possible future losses, the Company continues to be exposed to similar or greater catastrophes.

  The establishment of appropriate reserves for existing catastrophes, as for all outstanding Property-Liability claims, is an inherently uncertain process. Catastrophe reserve estimates are regularly reviewed and updated, using the most current information. Any resulting adjustments, which may be material, are reflected in current operations.

  Allstate has implemented initiatives to limit, over time, its insurance exposures in certain regions prone to catastrophes, subject to the requirements of insurance laws and regulations and as limited by competitive considerations. These initiatives include limits on new business production, limitations on certain policy coverages, increases in deductibles, policy brokering and participation in catastrophe pools. In addition, Allstate has requested and received rate increases and continues to expand its use of deductibles in certain regions prone to catastrophes. During 1998, the Company continued to make substantial progress in reducing its exposure to catastrophes in Florida, California and the Northeast.

  Allstate continues to support passage of legislation in Congress such as the Homeowner's Insurance Availability Act which could, if enacted, lessen the impact to Allstate of catastrophic natural disasters such as hurricanes and earthquakes. Allstate is a founding member of the coalition, Home Insurance Federation of America, whose members include property insurers and insurance agents. This group is promoting a measure that would provide federal reinsurance to state disaster plans. In 1998, the House Banking and Financial Services Committee submitted the Homeowner's Insurance Availability Act (HR219) to the House of Representatives. The House did not take action on the Bill during the 1998 session. In January 1999, the Bill was resubmitted as HR21, to the House Banking and Financial Services Committee, with 47 co-sponsors. The Company is unable to determine whether, or in what form, such proposed legislation could be enacted or any resulting effect on the Company.

  For Allstate, major areas of potential losses due to hurricanes include major metropolitan centers near the eastern and gulf coasts of the United States. Exposure to potential earthquake losses in California is limited by the Company's participation in the California Earthquake Authority ("CEA"). Other areas in the United States with exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington and Charleston, South Carolina. Allstate continues to evaluate alternative business strategies to more effectively manage its exposure to catastrophe losses in these and other areas.

  Florida Hurricanes Allstate Floridian Insurance Company ("Floridian") and Allstate Floridian Indemnity Company ("AFI") were formed to sell and service Allstate's Florida residential property policies. Floridian has a catastrophe reinsurance agreement with a non-affiliated entity which provides access to 80% of $500 million of catastrophe reinsurance protection for any one loss in excess of approximately $1.00 billion, up to an aggregate limit of $800 million. In addition, Floridian has access to 90% of an estimated $950 million of reimbursement from the Florida Hurricane Catastrophe Fund ("FHCF").

  The FHCF has the authority to issue bonds to pay its obligations to participating insurers. The bonds issued by the FHCF are funded by assessments on all property and casualty premiums written in the state, except workers' compensation and accident and health insurance. These assessments are limited to 4% and are recoupable immediately through increases in policyholder rates. A rate filing or any portion of a rate change attributable entirely to the assessment is deemed approved when made with the Department of Insurance (the "Department"), subject to the Department's statutory authority to review the "adequacy" of any rate at any time.

  In addition to direct hurricane losses, Floridian and AFI are also subject to assessments from the Florida Windstorm Underwriting Association ("FWUA") and the Florida Property and Casualty Joint Underwriting Association ("FRPCJUA") which are organizations created to provide coverage for catastrophic losses to property owners unable to obtain coverage in the private market. Regular assessments are levied on participating companies if the deficit in the calendar year is less than or equal to 10% of Florida property premiums industry-wide for that year. An insurer may recoup a regular assessment through a surcharge to policyholders subject to a cap on the amount that can be charged in any one year. If the deficit exceeds 10%, the FWUA and/or FRPCJUA will fund the deficit through the issuance of bonds. The costs of these bonds are then funded through a regular assessment in the first year following the deficit and emergency assessments in subsequent years. Companies are required to collect the emergency assessments directly from the policyholder and remit these monies to the organizations as they are collected. Participating companies are also required to purchase any unsold bonds issued by the FWUA and/or FRPCJUA. The insurer must file any recoupment surcharge with the Department at least 15 days prior to imposing the surcharge on any policies. The surcharge may be used automatically after the expiration of the 15 days, unless the Department has notified the insurer in writing that any of its calculations are incorrect.

  While the statutes are designed so that the ultimate cost is borne by the policyholders, the exposure to assessments and availability of recoveries may not offset each other in the financial statements due to timing and the possibility of policies not being renewed in subsequent years.

  Northeast Hurricanes The Company has a three-year excess of loss reinsurance contract covering property policies in the Northeast, effective June 1, 1997. The reinsurance program provides up to 95% of $500 million of reinsurance protection for catastrophe losses in excess of an estimated $750 million retention subject to a limit of $500 million in any one year and an aggregate limit of $1.00 billion over the three-year contract period. The deductibles on residential property policies in New York are being converted to include a hurricane deductible that is triggered by hurricane winds greater than 100 miles per hour, and at December 31, 1998, this conversion process was 40% complete.

  California Earthquakes Allstate participates in the CEA which is a privately-financed, publicly-managed state agency created to provide coverage for earthquake damage. Insurers selling homeowners insurance in California are required to offer earthquake insurance to their customers either through their company or by participation in the CEA. The Company's homeowners policy continues to include coverages for losses caused by explosions, theft, glass breakage and fires following an earthquake, which are not underwritten by the CEA.

  Approximately $700 million of the capital needed to create the CEA was obtained from assessments of participating insurance companies. In 1996, Allstate's pretax assessment, including related expenses, was approximately $150 million. Should losses arising from an earthquake cause a deficit in the CEA, additional capital needed to operate the CEA will be obtained through assessments of participating insurance companies, reinsurance and bond issuances funded by policyholder assessments. Participating insurers are required to fund a second assessment, not to exceed $2.15 billion, if the capital of the CEA falls below $350 million. Participating insurers are required to fund a third assessment, not to exceed $1.43 billion, if the aggregate CEA earthquake losses exceed $5.81 billion or the capital of the CEA falls below $350 million. At December 31, 1998, the CEA's capital balance was approximately $432 million. If the CEA assesses its member insurers for any amount, the amount of future assessments on members is reduced by the amounts previously assessed. To date, the CEA has not assessed member insurers beyond the initial assessment. The authority of the CEA to assess participating insurers expires when it has completed twelve years of operation. At the end of 1998, the CEA had completed two years of operation. All future assessments to participating CEA insurers are based on their CEA insurance market share as of December 31 of the

Management's Discussion and Analysis
of Financial Condition and Results of Operations--(Continued) preceding year. Assuming its current CEA market share does not materially change, Allstate does not expect its portion of these additional contingent assessments, if any, to exceed $540 million, as the likelihood of an event exceeding the CEA claims paying capacity of $5.81 billion is less than .2%. Management believes Allstate's exposure to earthquake losses in California has been significantly reduced as a result of its participation in the CEA.

PP&C Outlook

  . The Company continues to invest in new management processes and facilities that will strengthen ties with its exclusive agent force. In addition, the Company has a strategic initiative to improve agencies' productivity to sell to and service customers and to align local processes, programs and policies, including workers' classification, with Company objectives.
  . The Company is currently experiencing increased competition in the PP&C segment. The competition is due, in part, to increased consolidation in the industry, new entrants to the market attracted by historically high profit margins on auto insurance, and many competitors expanding and redefining their underwriting risk selection and tolerance. This is expected to impact premium growth due to the competitive pricing environment and put pressure on the Company's profit margins. The Company plans to offset the impacts of these conditions by initiating the following actions, to increase growth and improve expense margins:
    * Implementing processes designed to control the cost of settling homeowners claims;
    * Expanding its independent agent distribution channel with the intent to grow standard, non-standard and homeowners premiums written;
    * Increasing sales of auto and homeowners related services such as auto and home equity financing, and auto parts and labor warranties in order to provide a more complete set of services to customers; and
    * Expanding its domestic and international presence through the development of start-up operations, acquisitions, partnerships and expanded distribution channels.
  . Standard and non-standard auto average premiums written will be adversely impacted by rate decreases resulting, in part, from favorable loss trends, regulatory considerations and intense competition.

DISCONTINUED LINES AND COVERAGES SEGMENT

  Summarized underwriting results for the years ended December 31, for the Discontinued Lines and Coverages segment are presented in the following table.

                               1998 1997 1996
      ($ in millions)          ---- ---- ----
      Total underwriting loss  $51  $18  $501
                               ===  ===  ====

  Discontinued Lines and Coverages consists of business no longer written by Allstate, including results from environmental, asbestos and mass tort exposures, mortgage pool business, and other commercial business in run-off, as well as the historical results of the commercial and reinsurance businesses sold in 1996. See Note 3 to the consolidated financial statements.

PROPERTY-LIABILITY CLAIMS AND CLAIMS EXPENSE RESERVES

  Underwriting results of the Company's two Property-Liability segments are significantly influenced by estimates of property-liability claims and claims expense reserves (see Note 6 to the consolidated financial statements). These reserves are an accumulation of the estimated amounts necessary to settle all outstanding claims, including claims which are incurred but not reported ("IBNR"), as of the reporting date. These reserve estimates are based on known facts and interpretation of circumstances, including Allstate's experience with similar cases and historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims and product mix, as well as other factors including court decisions, economic conditions and public attitudes. The effects of inflation are implicitly considered in the reserving process.

  The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Allstate regularly updates its reserve estimates as new facts become known and further events occur which may impact the resolution of unsettled claims. Changes in prior year reserve estimates, which may be material, are reflected in the results of operations in the period such changes are determined to be needed.

  Changes in Allstate's estimate of prior year net loss reserves at December 31 are summarized in the following table.

                                             1998   1997   1996
      ($ in millions)                        -----  -----  -----
      Reserve re-estimates due to:
        Environmental and asbestos claims    $ 100  $   -  $ 335
        All other property-liability claims   (800)  (677)  (671)
                                             -----  -----  -----
      Pretax reserve decrease                $(700) $(677) $(336)
                                             =====  =====  =====

  Favorable calendar year reserve development in 1998, 1997 and 1996 was the result of favorable injury severity trends in each of the three years. For 1998 and 1996, this favorable development more than offset adverse developments in environmental, asbestos and mass tort reserves. The favorable injury severity trend during this three-year period was largely due to lower than anticipated medical cost inflation for personal auto injury claims and improvements in the Company's claim settlement processes. The reduction in the anticipated medical cost inflation trend has emerged over time as actual claim settlements validated the effect of the steady decline in the rate of inflation. In addition, while the claim settlement process changes are believed to have contributed to favorable severity trends on closed claims, these changes introduce a greater degree of variability in reserve estimates for the remaining outstanding claims at December 31, 1998. Future reserve development releases, if any, are expected to be adversely impacted by anticipated increases in medical cost inflation rates. The Company, in the normal course of business, may supplement its claims processes by utilizing third party adjusters, appraisers, engineers, inspectors, other professionals and information sources to assess and settle catastrophe and non-catastrophe related claims.

  Allstate's exposure to environmental, asbestos and mass tort claims stem principally from excess and surplus business written from 1972 through 1985, including substantial excess and surplus general liability coverages on Fortune 500 companies and reinsurance coverage written during the 1960s through the 1980s, including reinsurance on primary insurance written on large United States companies. Mass tort exposures primarily relate to product liability claims, such as those for medical devices and other products, and general liabilities.

  In 1986, the general liability policy form used by Allstate and others in the property-liability industry was amended to introduce an "absolute pollution exclusion", which excluded coverage for environmental damage claims and added an asbestos exclusion. Most general liability policies issued prior to 1987 contain annual aggregate limits for product liability coverage, and policies issued after 1986 also have an annual aggregate limit as to all coverages. Allstate's experience to date is that these policy form changes have effectively limited its exposure to environmental and asbestos claim risks assumed, as well as primary commercial coverages written, for most policies written in 1986 and all policies written after 1986.

  Establishing net loss reserves for environmental, asbestos and mass tort claims is subject to uncertainties that are greater than those presented by other types of claims. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, availability of reinsurance and the extent and timing of any such contractual liability. The legal issues concerning the interpretation of various insurance policy provisions and whether those losses are, or were ever intended to be covered, are complex. Courts have reached different and sometimes inconsistent conclusions as to when losses are deemed to have occurred and which policies provide coverage; what types of losses are covered; whether there is an insured obligation to defend; how policy limits are determined; how policy exclusions are applied and interpreted; and whether clean-up costs represent insured property damage. Management believes these issues are not likely to be resolved in the near future.

Management's Discussion and Analysis
of Financial Condition and Results of Operations--(Continued)
  The table below summarizes reserves and claim activity for environmental and asbestos claims before (Gross) and after (Net) the effects of reinsurance for the past three years.

                                           1998         1997         1996
($ in millions)                         -----------  -----------  -----------
                                        Gross  Net   Gross  Net   Gross  Net
                                        -----  ----  -----  ----  -----  ----
ENVIRONMENTAL CLAIMS
Beginning reserves                      $ 885  $685  $ 947  $722  $944   $520
Businesses sold                             -     -      -     -   (11)    (9)
Incurred claims and claims expense         21     -      -     -    69    255
Claims and claims expense paid            (66)  (44)   (62)  (37)  (55)   (44)
                                        -----  ----  -----  ----  ----   ----
Ending reserves                         $ 840  $641  $ 885  $685  $947   $722
                                        =====  ====  =====  ====  ====   ====
Survival ratio - environmental claims    12.7  14.6   14.3  18.5  17.2   16.4
                                        =====  ====  =====  ====  ====   ====
ASBESTOS CLAIMS
Beginning reserves                      $ 605  $417  $ 774  $510  $724   $501
Businesses sold                             -     -      -     -   (16)   (12)
Incurred claims and claims expense        225   100      -     -   161     80
Claims and claims expense paid           (144)  (58)  (169)  (93)  (95)   (59)
                                        -----  ----  -----  ----  ----   ----
Ending reserves                         $ 686  $459  $ 605  $417  $774   $510
                                        =====  ====  =====  ====  ====   ====
Survival ratio - asbestos claims          4.8   7.9    3.6   4.5   8.1    8.6
                                        =====  ====  =====  ====  ====   ====
Survival ratio - environmental and as-
 bestos combined                          7.3  10.8    6.5   8.5  11.5   12.0
                                        =====  ====  =====  ====  ====   ====

  The survival ratio is calculated by taking the Company's ending reserves divided by payments made during the year. The survival ratio, however, is an extremely simplistic approach to measuring the adequacy of environmental and asbestos reserve levels. Many factors, such as mix of business, level of coverage provided and settlement procedures have significant impacts on the amount of environmental and asbestos claims and claims expense reserves, ultimate payments thereof and the resultant ratio. As payments result in corresponding reserve reductions, survival ratios can be expected to vary over time. In 1998, the asbestos survival ratio increased due to increased reserve levels and a decline in payments. In 1997, the asbestos survival ratio declined due to the payment of unusually large asbestos claim settlements and commutations.

  Pending, new, total closed and closed without payment claims for environmental and asbestos exposures for the years ended December 31, are summarized in the following table.

                                   1998    1997    1996
      Number of Claims            ------  ------  ------
      Pending, beginning of year  15,965  16,075  18,250
      New                          2,032   1,728   2,140
      Total closed                (1,970) (1,838) (2,970)
      Businesses sold                  -       -  (1,345)
                                  ------  ------  ------
      Pending, end of year        16,027  15,965  16,075
                                  ======  ======  ======
      Closed without payment       1,460   1,311   2,300
                                  ======  ======  ======

  Approximately 58%, 57% and 64% of the total net environmental and asbestos reserves at December 31, 1998, 1997 and 1996, respectively, represents IBNR.

  Allstate's reserves for environmental exposures could be affected by the existing federal Superfund law and similar state statutes. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims. Management is unable to determine the effect, if any, that such legislation will have on results of operations or financial position.

  Management believes its net loss reserves for environmental, asbestos and mass tort exposures are appropriately established based on available facts, technology, laws and regulations. However, due to the inconsistencies of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate cost of these claims may vary materially from the amounts currently recorded, resulting in an increase in the loss reserves. In addition, while the Company believes the improved actuarial techniques and databases have assisted in its ability to estimate environmental, asbestos and mass tort net loss reserves, these refinements may subsequently prove to be inadequate indicators of the extent of probable loss. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional net loss reserves that may be required.

  Property-Liability reinsurance ceded--The Company purchases reinsurance to limit aggregate and single exposures on large risks. Allstate has purchased reinsurance primarily to mitigate losses arising from catastrophes and long-tail liability lines, including environmental, asbestos and mass tort exposures. The Company continues to have primary liability as a direct insurer for risks reinsured. Allstate has entered into a three-year excess of loss reinsurance contract covering Florida property policies, effective January 1, 1997, which provides 80% of $500 million of reinsurance protection for catastrophe losses in excess of approximately $1.00 billion, up to an aggregate limit of $800 million. In addition, Allstate has access to 90% of an estimated $950 million of reinsurance from the FHCF. Allstate also entered into a three-year excess of loss reinsurance contract covering property policies in the Northeast, effective June 1, 1997. The reinsurance program provides up to 95% of $500 million of reinsurance protection for catastrophe losses in excess of an estimated $750 million retention subject to a limit of $500 million in any one year and an aggregate limit of $1.00 billion over the three-year contract period. Additionally, in connection with the sale of the Company's reinsurance business to SCOR U.S. Corporation (see Note 3 to the consolidated financial statements) in 1996, Allstate entered into a reinsurance agreement for the post-1984 reinsurance liabilities. These reinsurance arrangements have not had a material effect on Allstate's liquidity or capital resources.

  The impact of reinsurance activity on Allstate's reserve for claims and claims expense at December 31, 1998, and incurred claims and claims expense for the year ended December 31, 1998 are summarized in the following tables.

                                                              Reinsurance
                                               Reinsurance    recoverable
                              Gross claims and recoverable      as % of
                                   claims       on unpaid     total gross
                              expense reserves claims, net     reserves
($ in millions)               ---------------- -----------    -----------
Mandatory pools & facilities      $   690        $  624           3.7%
Environmental & asbestos            1,526           426           2.5
Other                              14,665           408(/1/)      2.4
                                  -------        ------           ---
    Total property-liability      $16,881        $1,458           8.6%
                                  =======        ======           ===

--------
(1) Composed primarily of reinsurance related to Discontinued Lines and Coverages.

                                                 Ceded claims
                                        Ceded     and claims
                                        claims   expenses as %
                               Ceded     and       of gross
                               earned   claims    claims and
                              premiums expenses claims expenses
($ in millions)               -------- -------- ---------------
Mandatory pools & facilities    $209     $211         1.5%
Environmental & asbestos           -      146         1.1
Other                            224      (39)        (.3)
                                ----     ----         ---
    Total property-liability    $433     $318         2.3%
                                ====     ====         ===

  Reinsurance has been placed with insurance companies based on an evaluation of the financial security of the reinsurer, terms of coverage and price. Recent developments in the insurance industry have resulted in environmental, asbestos and mass tort exposures being segregated into separate legal entities with dedicated capital. These actions have been supported by regulatory bodies in certain cases. The Company is unable to determine the impact, if any, that these developments will have on the collectibility of reinsurance recoverables in the future. The Company had

Management's Discussion and Analysis
of Financial Condition and Results of Operations--(Continued) amounts recoverable from Lloyd's of London of $99 million and $117 million at December 31, 1998 and 1997, respectively. Lloyd's of London implemented a restructuring plan in 1996 to solidify its capital base and to segregate claims for years prior to 1993. The impact, if any, of the restructuring on the collectibility of the recoverable from Lloyd's of London is uncertain at this time. The recoverable from Lloyd's of London syndicates is spread among thousands of investors who have unlimited liability. Excluding mandatory pools and facilities, no other amount due or estimated to be due from any one property-liability reinsurer was in excess of $84 million and $76 million at December 31, 1998 and 1997, respectively.

  Estimating amounts of reinsurance recoverables is also impacted by the uncertainties involved in the establishment of loss reserves. Management believes the recoverables are appropriately established; however, as the Company's underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. The reinsurers and amounts recoverable therefrom are regularly evaluated by the Company and a provision for uncollectible reinsurance is recorded, if needed. The allowance for uncollectible reinsurance was $141 million and $147 million at December 31, 1998 and 1997, respectively.

  Allstate enters into certain intercompany insurance and reinsurance transactions for the Property-Liability and Life and Savings operations. Allstate enters into these transactions as a sound and prudent business practice in order to maintain underwriting control and spread insurance risk among various legal entities. These reinsurance agreements have been approved by the appropriate regulatory authorities. All intercompany transactions have been eliminated in consolidation.

LIFE AND SAVINGS 1998 HIGHLIGHTS

 . Statutory premiums and deposits increased 19.3% to $5.9 billion in 1998.
 . Separate Account assets increased 33.2% driven by a 15.6% growth in variable annuity product sales, as well as strong performance in the underlying funds. . Operating income increased 4.0% due to higher profitability on life products and variable annuities.
 . Net income increased 10.7% due primarily to an increase in realized capital gains and improved operating results.

LIFE AND SAVINGS OPERATIONS

                                                       1998    1997     1996
      ($ in millions)                                 ------- -------  -------
      Statutory premiums and deposits                 $ 5,902 $ 4,946  $ 5,157
                                                      ======= =======  =======
      Investments                                     $31,765 $29,759  $28,037
      Separate Account assets                          10,098   7,582    5,551
                                                      ------- -------  -------
      Investments, including Separate Account assets  $41,863 $37,341  $33,588
                                                      ======= =======  =======
      Premiums and contract charges                   $ 1,519 $ 1,502  $ 1,336
      Net investment income                             2,115   2,085    2,045
      Contract benefits                                 2,415   2,415    2,313
      Operating costs and expenses                        623     602      511
                                                      ------- -------  -------
      Income from operations                              596     570      557
      Income tax expense on operations                    204     193      189
                                                      ------- -------  -------
      Operating income                                    392     377      368
      Realized capital gains and losses, after-
       tax(/1/)                                           158     123       20
      Loss on disposition of operations, after-tax          -      (3)       -
                                                      ------- -------  -------
      Net income                                      $   550 $   497  $   388
                                                      ======= =======  =======

---------
(1) Net of the effect of related amortization of deferred policy acquisition costs in 1998.

Life and Savings premiums, deposits and contract charges-Life and Savings markets a broad line of life insurance, savings and group pension products. Life insurance products primarily include traditional life, including term and whole life, and universal life insurance. Savings products consist of fixed annuity products, including indexed, market value adjusted and structured settlement annuities, as well as variable annuities. Life and Savings products are distributed through Allstate agents (which include life specialists), banks, independent agents, brokers and direct response marketing.

  Statutory premiums and deposits, which includes premiums and deposits for all products, are utilized to analyze sales trends. The following table summarizes statutory premiums and deposits by product line:

                               1998   1997   1996
      ($ in millions)         ------ ------ ------
      Life products
        Universal             $  821 $  804 $  778
        Traditional              325    317    307
        Other                    241    188    238
      Annuity products
        Fixed                  1,629  1,638  1,755
        Variable               1,650  1,427  1,203
      Group pension products   1,236    572    876
                              ------ ------ ------
      Total                   $5,902 $4,946 $5,157
                              ====== ====== ======

  Total statutory premiums and deposits, including group pension products, increased $956 million or 19.3% in 1998 and decreased $211 million or 4.1% in 1997. Strong sales of variable annuity products through the broker, bank and the independent agent distribution channels resulted in a 15.6% and 18.6% increase in 1998 and 1997, respectively. Sales of universal life and traditional life products through Allstate agents and independent agents also grew in 1998 and 1997. Sales of group pension products vary depending on Life and Savings' assessment of market opportunities.

  The current low interest rate environment and strong stock market conditions continue to make variable annuity products more attractive to customers than fixed annuities. If these conditions change, Life and Savings is well positioned to meet customer needs in the fixed annuity market through the use of multiple distribution channels and a wide range of product offerings.

Life and Savings premiums and contract charges-Under generally accepted accounting principles ("GAAP"), revenues exclude deposits on most annuity contracts and premiums on universal life insurance policies, and will vary with the mix of business sold during the period. In 1998, premium and contract charges increased $17 million to $1.52 billion as higher universal life and variable annuity contract charges were partially offset by lower sales of structured settlement annuities with life contingencies. The increase in universal life contract charges was due primarily to growth in universal life policies in force. Variable annuity contract charge increases are due to growth in variable annuity deposits as well as strong performance in the underlying funds of the Separate Accounts.

  Life and Savings premiums and contract charges increased 12.4% to $1.50 billion in 1997. The increase was primarily attributable to higher sales of life contingent structured settlement annuities and a 14.7% increase in contract charges, primarily on universal life policies and variable annuity contracts.

Life and Savings net investment income-Pretax net investment income increased 1.4% and 1.9% in 1998 and 1997, respectively. Higher investment balances in each period were offset by lower portfolio yields. Investments, excluding Separate Account assets and unrealized gains on fixed income securities, grew 6.1% and 3.7% in 1998 and 1997, respectively. In the declining interest rate environments of 1998, 1997 and 1996, funds from maturing investments were generally reinvested at lower yields resulting in reduced investment income.

Life and Savings realized capital gains and losses-Realized capital gains and losses increased in 1998 due primarily to the sales of equity-linked securities, real estate and pre-payments of fixed income securities. Higher realized capital gains and losses in 1997 were due to the sale of equity securities, releases of allowances on impaired mortgage loans due to improved real estate markets and the receipt of call premiums related to the pre-payment of privately-placed fixed income securities.

Life and Savings operating income-Operating income increased 4.0% to $392 million and 2.4% to $377 million in 1998 and 1997, respectively. The increase in 1998 resulted from growth in variable annuity contract charges, higher investment income and profitable life product business, partially offset by increased expenses. The increase in expenses was primarily due to growth in the Life and Savings business and investments in technology. The mortality margin increased slightly in 1998 as improved mortality driven by growth of life insurance in force for most distribution channels was partially offset by less favorable mortality on life business sold through direct response marketing.

The increase in 1997 operating income resulted primarily from growth in investments, favorable mortality experience driven by growth of life insurance in force and income generated from new annuity business, partially offset by increased expenses. Higher expenses resulted from growth in new business, investments in technology and the recognition of costs associated with the consolidation of certain facilities.

Management's Discussion and Analysis
of Financial Condition and Results of Operations--(Continued)

Life and Savings Outlook

  . Life and Savings plans to grow premiums and increase earnings by continuing to:
   * Accelerate the development of market and customer focused products;
   * Increase cross-sales of Life and Savings products to existing Allstate customers;
   * Expand market reach by partnering with new carriers in the bank and broker distribution channels, expanding Allstate agent capabilities and expanding its wholesaling capabilities;
   * Offer a variety of competitive fee-based and spread-based products to satisfy customer preferences in various interest rate environments; and
   * Leverage existing scale to increase efficiency and effectiveness, in part, through investments in technology.
  . Group pension product sales, including guaranteed investment contracts, will continue to be based on Life and Savings' assessment of market opportunities.
  . The Company is currently experiencing increased competition in the Life and Savings segment. This competition is due, in part, to demutualization and consolidation in the life insurance industry. The competition is expected to continue due to the need to reduce costs of distribution and increase economies of scale in order to compete with larger traditional insurance companies, as well as non-traditional competitors, such as banks and securities firms. There is also a possibility of federal legislation that would allow banks, securities firms and insurance companies to affiliate.

MARKET RISK

  Market risk is the risk that the Company will incur losses due to adverse changes in equity, interest, commodity, or currency exchange rates and prices. The Company's primary market risk exposures are to changes in interest rates, although the Company also has certain exposures to changes in equity prices and foreign currency exchange rates.

  The active management of market risk is integral to the Company's operations. The Company may use the following approaches to manage its exposure to market risk within defined tolerance ranges: 1) rebalance its existing asset or liability portfolios, 2) change the character of future investments purchased or 3) use derivative instruments to modify the market risk characteristics of existing assets and liabilities or assets expected to be purchased. The derivative financial instruments section in "Investments" beginning on page C-22, and Note 5 to the consolidated financial statements provide a more detailed discussion of these instruments.

Corporate Oversight-The Company generates substantial investable funds from its primary business operations, Property-Liability and Life and Savings. In formulating and implementing policies for investing new and existing funds, the Company seeks to earn returns that enhance its ability to offer competitive rates and prices to customers while contributing to attractive and stable profits and long-term capital growth for the Company. Accordingly, the Company's investment decisions and objectives are a function of the underlying risks and product profiles of each primary business operation.

  The Company administers and oversees investment risk management processes primarily through three oversight bodies: the Boards of Directors and Investment Committees of its operating subsidiaries, and the Credit and Risk Management Committee ("CRMC"). The Boards of Directors and Investment Committees provide executive oversight of investment activities. The CRMC is a senior management committee consisting of the Chief Investment Officer, the Investment Risk Manager, and other investment officers who are responsible for the day-to-day management of market risk. The CRMC meets at least monthly to provide detailed oversight of investment risk, including market risk.

  The Company has investment guidelines that define the overall framework for managing market and other investment risks, including the accountabilities and controls over these activities. In addition, the Company has specific investment policies for each of its affiliates that delineate the investment limits and strategies that are appropriate given each entity's liquidity, surplus, product, and regulatory requirements.

  The Company manages its exposure to market risk through asset allocation limits, duration limits, value-at-risk limits and through the use of simulation and, as appropriate, stress tests. Asset allocation limits place restrictions on the aggregate fair value which may be invested within an asset class. The Company has duration limits on the Property-Liability and Life and Savings investment portfolios, and, as appropriate, on individual components of these portfolios. These duration limits place restrictions on the amount of interest rate risk which may be taken. Value-at-risk limits the potential loss in fair value that could arise from adverse movements in the fixed income, equity, and currency markets over a time interval based on historical volatilities and correlations between market risk factors. Simulation and stress tests measure downside risk to fair value and earnings over longer time intervals and/or for adverse market scenarios.

  The day-to-day management of market risk within defined tolerance ranges occurs as portfolio managers buy and sell within their respective markets based upon the acceptable boundaries established by the asset allocation, duration and other limits, including but not limited to credit and liquidity.

  Although the Company applies a common overall governance approach to market risk where appropriate, the underlying asset-liability frameworks and accounting and regulatory environments differ markedly between Property-Liability and Life and Savings operations. These differing frameworks affect each operation's investment decisions and risk parameters.

Interest Rate Risk-Interest rate risk is the risk that the Company will incur economic losses due to adverse changes in interest rates. This risk arises from many of the Company's primary activities, as the Company invests substantial funds in interest-sensitive assets and also has certain interest-sensitive liabilities, primarily in its Life and Savings operations.

  The Company manages the interest rate risk inherent in its assets relative to the interest rate risk inherent in its liabilities. One of the measures the Company uses to quantify this exposure is duration. Duration measures the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, if interest rates increase 1%, the fair value of an asset with a duration of 5 years is expected to decrease in value by approximately 5%. At December 31, 1998, the difference between the Company's asset and liability duration was approximately 0.11, versus a 0.45 gap at December 31, 1997. This positive duration gap indicates that the fair value of the Company's assets is somewhat more sensitive to interest rate movements than the fair value of its liabilities.

  The major portion of the Company's duration gap is determined by its Property-Liability operations, with the primary liabilities of these operations being auto and homeowners claims. In the management of investments supporting this business, Property-Liability adheres to an objective of maximizing total after-tax return on capital and earnings while ensuring the safety of funds under management and adequate liquidity. This objective generally results in a duration mismatch between Property-Liability's assets and liabilities within a defined tolerance range.

  Life and Savings seeks to invest premiums and deposits to create future cash flows that will fund future claims, benefits and expenses, and earn stable margins across a wide variety of interest rate and economic scenarios. In order to achieve this objective and limit its exposure to interest rate risk, Life and Savings adheres to a philosophy of managing the duration of assets and related liabilities. Life and Savings uses interest rate swaps, futures, forwards, caps and floors to reduce the interest rate risk resulting from duration mismatches between assets and liabilities. In addition, Life and Savings uses financial futures to hedge the interest rate risk related to anticipatory purchases and sales of investments and product sales to customers.

  To calculate duration, the Company projects asset and liability cash flows, and discounts them to a net present value basis using a risk-free market rate adjusted for credit quality, sector attributes, liquidity and other specific risks. Duration is calculated by revaluing these cash flows at an alternative level of interest rates, and determining the percentage change in fair value from the base case. The cash flows used in the model reflect the expected maturity and repricing characteristics of the Company's derivative financial instruments, all other financial instruments (as depicted in Note 5 to the consolidated financial statements), and certain non-financial instruments including unearned premiums, Property-Liability claims and claims expense reserves and interest-sensitive annuity liabilities. The projections include assumptions (based upon historical market and Company specific experience) reflecting the impact of changing interest rates on the prepayment, lapse, leverage and/or option features of instruments, where applicable. Such assumptions relate primarily to mortgage-backed securities, collateralized mortgage obligations, municipal housing bonds, callable municipal and corporate obligations, and fixed rate single and flexible premium deferred annuities. Additionally, the projections incorporate certain assumptions regarding the renewal of Property-Liability policies.

Management's Discussion and Analysis
of Financial Condition and Results of Operations--(Continued)

  Based upon the information and assumptions the Company uses in its duration calculation and interest rates in effect at December 31, 1998, management estimates that a 100 basis point immediate, parallel increase in interest rates ("rate shock") would decrease the net fair value of its assets and liabilities identified above by approximately $660 million, versus $782 million at December 31, 1997. In addition, there are $3.32 billion of assets supporting life insurance products which are not financial instruments and have not been included in the above analysis. This amount has increased from the $2.65 billion in assets reported for December 31, 1997. According to the duration calculation, in the event of a 100 basis point immediate increase in interest rates, these assets would decrease in value by $123 million, the same decrease as the amount reported for December 31, 1997. The selection of a 100 basis point immediate parallel increase in interest rates should not be construed as a prediction by the Company's management of future market events; but rather, to illustrate the potential impact of such an event.

  To the extent that actual results differ from the assumptions utilized, the Company's duration and rate shock measures could be significantly impacted. Additionally, the Company's calculation assumes that the current relationship between short-term and long-term interest rates (the term structure of interest rates) will remain constant over time. As a result, these calculations may not fully capture the impact of non-parallel changes in the term structure of interest rates and/or large changes in interest rates.

Equity Price Risk-Equity price risk is the risk that the Company will incur economic losses due to adverse changes in a particular stock or stock index. At December 31, 1998, the Company had approximately $4.90 billion in common stocks and $1.90 billion in other equity investments (including primarily convertible securities and private equity securities). These amounts were $5.04 billion and $2.08 billion, respectively, at December 31, 1997. For both years, approximately 95% and 58% of these totals, respectively, represent invested assets of the Property-Liability operations.

  In addition to the above, at December 31, 1998 and 1997, Life and Savings had $823 million and $617 million, respectively, in equity-indexed annuity liabilities which provide customers with contractually guaranteed participation in price appreciation of the Standard & Poor's 500 Composite Price Index ("S&P 500"). Life and Savings hedges the risk associated with the price appreciation component of equity-indexed annuity liabilities through the purchase of equity-indexed options, futures, and futures options and eurodollar futures (the "hedging portfolio"). Any tracking error is maintained within specified value-at-risk limits. In addition to the options purchased to hedge these annuity liabilities, Life and Savings has purchased equity-indexed options and notes as a means to diversify overall portfolio risk.

  The Company's largest equity exposure is to declines in the S&P 500; its portfolio of equity instruments has a beta of approximately 0.89. Beta represents a financial analyst's methodology to describe in mathematical terms an investment's market risk characteristic. For example, if the S&P 500 decreases by 10%, management estimates that the fair value of its equity portfolio will decrease by approximately 8.9%. Likewise, if the S&P 500 increases by 10%, management estimates that the fair value of its equity portfolio will increase by approximately 8.9%. At December 31, 1997, the Company reported a beta of 0.81.

  Based upon the information and assumptions the Company uses in its beta calculation and in effect at December 31, 1998, management estimates that an immediate decrease in the S&P 500 of 10% would decrease the net fair value of the Company's assets and liabilities identified above by approximately $603 million, versus $575 million at December 31, 1997. The selection of a 10% immediate decrease in the S&P 500 should not be construed as a prediction by the Company's management of future market events; but rather, to illustrate the potential impact of such an event.

  Beta was measured by regressing the monthly stock price movements of the equity portfolio against movements in the S&P 500 over a three-year historical period. Portfolio beta was also measured for the domestic equity portfolio by weighting individual stock betas by the market value of the holding in the portfolio. The two approaches to calculating portfolio beta yield similar results. Since beta is historically based, projecting future price volatility using this method involves an inherent assumption that historical volatility and correlation relationships will remain stable. Therefore, the results noted above may not reflect the Company's actual experience if future volatility and correlation relationships differ from such historical relationships.

Foreign Currency Exchange Rate Risk-Foreign currency risk is the risk that the Company will incur economic losses due to adverse changes in foreign currency exchange rates. This risk arises from the Company's foreign equity investments and its international operations. The Company also has certain fixed income securities that are denominated in foreign currencies; however, the Company uses derivatives to hedge the foreign currency risk of these securities (both interest payments and the final maturity payment). At December 31, 1998, the Company had approximately $886 million in foreign currency denominated equity securities and an additional $472 million net investment in foreign subsidiaries. These amounts have increased from $588 million and $169 million, respectively, reported for December 31, 1997. The increase in equity securities is due to increases in public equity holdings and inclusion of American depository receipts in the measurement process. The increase in net investment in subsidiaries is due primarily to the acquisition of a Canadian subsidiary. Approximately 89% of the total of these two sources of currency exposure represents invested assets of the Property-Liability operations. This percentage has increased modestly from the 85% reported for December 1997.

  Based upon the information and assumptions in effect at December 31, 1998, management estimates that, holding everything else constant, a 10% immediate unfavorable change in each of the foreign currency exchange rates to which the Company is exposed would decrease the net fair value of its foreign currency denominated instruments (identified above) by approximately $136 million, versus $76 million reported for December 31, 1997. The selection of a 10% immediate decrease in all currency exchange rates should not be construed as a prediction by the Company's management of future market events; but rather, to illustrate the potential impact of such an event. The Company's exposure is well diversified across approximately 44 countries, essentially unchanged from the 43 reported for December 31, 1997. Other than Canada, which constitutes 30% of the Company's exposure, no individual country constitutes more than 13% of the Company's total exposure during 1998. For December 31, 1997, the largest individual country exposure was 16%. The Company's primary regional exposure is to Western Europe (approximately 50%). This exposure was reported as 60% for December 31, 1997. The largest individual currency exposures in 1998 are to the Canadian dollar/U.S. dollar and the Japanese Yen/U.S. dollar. The two largest individual currency exposures were reported as the Canadian dollar/U.S. dollar and the U.K. pound/U.S. dollar for December 31, 1997.

  The modeling technique the Company uses to calculate its exposure does not take into account correlation among foreign currency exchange rates, or correlation among various markets (i.e., the foreign exchange, equity and fixed-income markets). Even though the Company believes it to be unlikely that all of the foreign currency exchange rates to which it is exposed would simultaneously decrease by 10%, the Company finds it meaningful to "stress test" its portfolio under this and other hypothetical extreme adverse market scenarios. The Company's actual experience may differ from the results noted above due to the correlation assumptions utilized, or if events occur that were not included in the methodology, such as significant liquidity or market events.

CAPITAL RESOURCES AND LIQUIDITY

Capital resources-The following table and discussion presents selected information at December 31, relevant to the Company's capital resources and liquidity.

                                                               1998     1997
      ($ in millions)                                         -------  -------
      Total investments and cash                              $66,783  $62,768
      Equity securities                                         6,421    6,765
      Fixed income securities maturing in less than one year    1,915    1,933
      Short-term investments and cash                           2,735      907
      Short-term debt                                             393      199
      Long-term debt                                            1,353    1,497
      Mandatorily redeemable preferred securities of subsid-
       iary trusts                                                750      750
      Shareholders' equity                                     17,240   15,610

  . Allstate has a commercial paper program with an authorized borrowing limit of up to $1.00 billion to cover its short-term cash needs. The majority of the proceeds from the issuance of commercial paper have been used by the insurance operations for general purposes. At December 31, 1998, the Company had outstanding commercial paper borrowings of $392 million with a weighted average interest rate of 5.3%.

Management's Discussion and Analysis
of Financial Condition and Results of Operations--(Continued)
  . The Company maintains two credit facilities totaling $1.55 billion as a potential source of funds to meet short-term liquidity requirements, including a $1.50 billion, five-year revolving line of credit expiring in 2001 and a $50 million, one-year revolving line of credit expiring in 1999. In order to borrow on the five-year line of credit, Allstate Insurance Company ("AIC") is required to maintain a specified statutory surplus level, and the Company's debt to equity ratio (as defined in the agreement) must not exceed a designated level. These requirements are currently being met and management expects to continue to meet them in the future. There were no borrowings under these lines of credit during 1998. Total borrowings under the combined commercial paper program and lines of credit are limited to $1.55 billion.
  . In 1998, $357 million of 6.76% Automatically Convertible Equity Securities were converted into approximately 8.6 million common shares of PMI Group. The number of shares tendered was based upon the average market price of the PMI Group common stock for the 20 days immediately prior to maturity. The Company recognized an after-tax gain on conversion of these securities of $56 million.
  . In 1998, Allstate issued $250 million of 6.75% senior debentures due 2018 and $250 million of 6.90% senior debentures due 2038, utilizing the remainder of the shelf registration filed with the Securities and Exchange Commission in October of 1996. The net proceeds from the issuances were used to fund the maturity of $300 million of 5.875% notes due June 15, 1998, and for general corporate purposes.
  . In 1997, Allstate issued $250 million of 7.125% senior quarterly interest bonds due 2097. The Company used the net proceeds for general purposes.
  . At December 31, 1998, under a shelf registration statement filed with the Securities and Exchange Commission in August 1998, the Company may issue up to $2 billion of debt securities, preferred stock or debt warrants.
  . During 1998, the Company purchased, as a part of its stock repurchase program, 34 million shares of its common stock, at an average cost per share of $43.81.
  . On April 14, 1998, the Company completed the purchase of Pembridge Inc. ("Pembridge") for approximately $275 million. Pembridge primarily sells non-standard auto insurance in Canada through its wholly-owned subsidiary, Pafco Insurance Company.
  . An increase in the number of authorized shares of common stock of the Company from 1 billion to 2 billion was approved at the annual meeting of shareholders on May 19, 1998. Also, the Board of Directors approved a two-for-one stock split which was paid on July 1, 1998.

Financial ratings and strength-The following table summarizes the Company's and its major subsidiaries' debt and commercial paper ratings and the insurance claims-paying ratings from various agencies at December 31, 1998.

                                                                  Standard A.M.
                                                          Moody's & Poor's Best
                                                          ------- -------- ----
      The Allstate Corporation (debt)                       A-1   A+(/1/)  -
      The Allstate Corporation (commercial paper)           P-1   A-1      -
      Allstate Insurance Company (claims-paying ability)    Aa2   AA       A+
      Allstate Life Insurance Company (claims-paying
       ability)                                             Aa2   AA+      A+

---------
(1) Effective February 23, 1999, Standard & Poor's rating of the debt of The Allstate Corporation does not include the mandatorily redeemable preferred securities of subsidiary trusts. These securities were given an A- rating as of that date.

  The capacity for Allstate's growth in premiums, like that of other insurers, is in part a function of its operating leverage. Operating leverage for property-liability companies is measured by the ratio of net premiums written to statutory surplus. Ratios in excess of 3 to 1 are considered outside the usual range by insurance regulators and rating agencies. AIC's premium to surplus ratio was 1.4x at December 31, 1998 and 1997.

  The National Association of Insurance Commissioners ("NAIC") has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for property-liability companies includes asset and credit risks but places more emphasis on underwriting factors for reserving and pricing. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. At December 31, 1998, RBC for each of the Company's domestic insurance companies was significantly above levels that would require regulatory actions.

Liquidity-The Allstate Corporation is a holding company whose principal operating subsidiary is AIC. The Company's principal sources of funds are dividend payments from AIC, intercompany borrowings, funds from the settlement of Company benefit plans and funds that may be raised periodically from the issuance of additional debt, including commercial paper, or stock. The payment of dividends by AIC is subject to certain limitations imposed by insurance laws of the State of Illinois (see Note 12 to the consolidated financial statements). The Company's principal uses of funds are the payment of dividends to shareholders, share repurchases, intercompany lending to its insurance affiliates, debt service and additional investments in its affiliates.

     The principal sources of funds for the Property-Liability operations are premiums, collections of principal, interest and dividends from the investment portfolio, and intercompany loans or equity investments from The Allstate Corporation. The principal uses of funds by the Property-Liability operations are the payment of claims and related expenses, operating expenses and dividends to The Allstate Corporation, the purchase of investments, the repayment of intercompany loans and the settlement of Company benefit plans.

     The Company's Property-Liability operations typically generate substantial positive cash flows from operations as a result of most premiums being received in advance of the time when claim payments are required. These positive operating cash flows, along with that portion of the investment portfolio that is held in cash and highly liquid securities, commercial paper borrowings and the Company's lines of credit have met, and are expected to continue to meet, the liquidity requirements of the Property-Liability operations. Catastrophe claims, the timing and amount of which are inherently unpredictable, may create increased liquidity requirements for the Property-Liability operations of the Company.

     The principal sources of funds for Life and Savings are premiums, deposits, collection of principal, interest and dividends from the investment portfolio, and capital contributions from AIC, its parent. The primary uses of these funds are to purchase investments and pay policyholder claims, benefits, contract maturities, contract surrenders and withdrawals, operating costs, and dividends to AIC.

     The maturity structure of Life and Savings' fixed income securities, which represent 83.4% of Life and Savings' total investments, is managed to meet the anticipated cash flow requirements of the underlying liabilities. A portion of Life and Savings' diversified product portfolio, primarily fixed deferred annuity and universal life insurance products, is subject to discretionary surrender and withdrawal by contractholders. Total surrender and withdrawal amounts for Life and Savings were $2.11 billion, $1.90 billion and $1.57 billion in 1998, 1997 and 1996, respectively. As Life and Savings' interest-sensitive life policies and annuity contracts in force grow and age, the dollar amount of surrenders and withdrawals could increase, as in 1998. While the overall amount of surrenders may increase in the future, a significant increase in the level of surrenders relative to total contractholder account balances is not anticipated. Management believes its assets are sufficiently liquid to meet future obligations to its Life and Savings contractholders under various interest rate scenarios.

     The following table summarizes liabilities for interest-sensitive Life and Savings products by their contractual withdrawal provisions at December 31, 1998. Approximately 15.4% of these liabilities are subject to discretionary withdrawal without adjustment.

                                                                1998
      ($ in millions)                                          -------
      Not subject to discretionary withdrawal                  $10,119
      Subject to discretionary withdrawal with adjustments:
       Specified surrender charges (/1/)                        11,725
       Market value                                                783
      Subject to discretionary withdrawal without adjustments    4,126
                                                               -------
      Total                                                    $26,753
                                                               =======

---------
(1) Includes $3.52 billion of liabilities with a contractual surrender charge of less than 5% of the account balance.

Management's Discussion and Analysis
of Financial Condition and Results of Operations--(Continued)

     The following table sets forth the weighted average investment yield and the weighted average interest crediting rates during the years ended December 31, 1998 and 1997 for Life and Savings' interest-sensitive life products (excluding variable life), fixed rate contracts (which include guaranteed investment contracts and structured settlement and group pension retirement annuity contracts) and flexible rate contracts (which include all other annuities except variable annuities).

                               Weighted average         Weighted average
                               investment yield      interest crediting rate
                               -------------------   -----------------------
                                 1998       1997        1998          1997
                               --------   --------   -----------   -----------
      Interest-sensitive life
       products                     7.8%       7.8%          5.8%          5.8%
      Fixed rate contracts          8.3        8.4           7.5           7.5
      Flexible rate contracts       7.6        7.7           5.6           5.7

INVESTMENTS

     The composition of the investment portfolio at December 31, 1998 is presented in the table below (see Notes 2 and 4 to the consolidated financial statements for investment accounting policies and additional information).

                              Property-                           Corporate
                              Liability     Life and Savings      and Other         Total
                          ----------------  ----------------    ------------   ---------------
                                   Percent                            Percent          Percent
                                     to               Percent            to              to
                                    total            to total          total            total
($ in millions)                    ------            --------         -------          -------
Fixed income securi-
 ties(/1/)                $26,510   78.6%   $  26,493   83.4%   $  557  54.2%  $53,560   80.5%
Equity securities           5,758   17.1          662    2.1         1    .1     6,421    9.7
Mortgage loans                186     .6        3,272   10.3         -     -     3,458    5.2
Short-term                  1,265    3.7          743    2.3       469  45.7     2,477    3.7
Other                          14      -          595    1.9         -     -       609     .9
                          -------  -----    ---------  -------  ------  -----  -------  -----
  Total                   $33,733  100.0%   $  31,765  100.0%   $1,027 100.0%  $66,525  100.0%
                          =======  =====    =========  =======  ======  =====  =======  =====

---------
(1) Fixed income securities are carried at fair value. Amortized cost for these securities was $25.1 billion, $24.3 billion and $557 million for Property-Liability, Life and Savings and Corporate and Other, respectively.

     Total investments increased to $66.53 billion at December 31, 1998 from $62.55 billion at December 31, 1997. Property-Liability investments increased $1.45 billion to $33.73 billion at December 31, 1998 from $32.28 billion at December 31, 1997. The increase in Property-Liability investments was primarily attributable to amounts invested from positive cash flows generated from operations, partially offset by dividends of approximately $2.00 billion paid to The Allstate Corporation.

     Life and Savings investments increased $2.01 billion to $31.77 billion at December 31, 1998, from $29.76 billion at December 31, 1997. The increase in Life and Savings investments was primarily due to amounts invested from positive cash flows generated from operations and increases in market values of fixed income securities.

     Short-term investments increased at December 31, 1998, by $709 million for Property-Liability, and $308 million for Life and Savings, due to a change in accounting treatment for collateral received by the securities lending programs.

Fixed income securities-Allstate's fixed income securities portfolio consists of tax-exempt municipal bonds, publicly traded corporate bonds, privately-placed securities, mortgage-backed securities, asset-backed securities, foreign government bonds, redeemable preferred stock and U.S. government bonds. Allstate generally holds its fixed income securities for the long term, but has classified all of these securities as available for sale to allow maximum flexibility in portfolio management. At December 31, 1998, unrealized net capital gains on the fixed income securities portfolio totaled $3.61 billion compared to $3.15 billion as of December 31, 1997. The increase in the unrealized gain position is primarily attributable to lower interest rates. As of December 31, 1998, 67.2% of the consolidated fixed income securities portfolio was invested in taxable securities.

  At December 31, 1998, 93.6% of the Company's fixed income securities portfolio was rated investment grade, which is defined by the Company as a security having an NAIC rating of 1 or 2, a Moody's rating of Aaa, Aa, A or Baa, or a comparable Company internal rating. The quality mix of Allstate's fixed income securities portfolio at December 31, 1998 is presented below.

      ($ in millions)
       NAIC ratings     Moody's equivalent description Fair value Percent to total
       ------------     ------------------------------ ---------- ----------------
             1          Aaa/Aa/A                        $41,109         76.8%
             2          Baa                               9,007         16.8
             3          Ba                                2,021          3.8
             4          B                                 1,212          2.3
             5          Caa or lower                        109           .2
             6          In or near default                  102           .1
                                                        -------        -----
                                                        $53,560        100.0%
                                                        =======        =====

  Included among the securities that are rated below investment grade are both public and privately-placed high-yield bonds and securities that were purchased at investment grade but have since been downgraded. The Company mitigates the credit risk of investing in below investment grade fixed income securities by limiting these investments to 7.0% of total fixed income securities and through diversification of the portfolio.

  Over 35% of the Company's fixed income securities portfolio at December 31, 1998 was invested in municipal bonds of which 92.8% are rated as investment grade. The municipal bond portfolio consisted of approximately 6,800 issues from nearly 2,200 issuers. The largest exposure to a single issuer was $197 million.

  As of December 31, 1998, the fixed income securities portfolio contained $9.69 billion of privately-placed corporate obligations, compared with $10.29 billion at December 31, 1997. The benefits of privately-placed securities as compared to public securities are generally higher yields, improved cash flow predictability through pro-rata sinking funds on many bonds, and a combination of covenant and call protection features designed to better protect the holder against losses resulting from credit deterioration, reinvestment risk and fluctuations in interest rates. A relative disadvantage of privately-placed securities as compared to public securities is reduced liquidity. At December 31, 1998, 83.2% of the privately-placed securities were rated as investment grade by either the NAIC or the Company's internal ratings. The Company determines the fair value of privately-placed fixed income securities based on discounted cash flows using current interest rates for similar securities.

  At December 31, 1998 and 1997, $7.88 billion and $8.56 billion, respectively, of the fixed income securities portfolio were invested in mortgage-backed securities ("MBS"). At December 31, 1998, nearly all of the MBS were investment grade and approximately 92% have underlying collateral that is guaranteed by U.S. government entities; thus credit risk is minimal.

  MBS, however, are subject to interest rate risk as the duration and ultimate realized yield are affected by the rate of repayment of the underlying mortgages. Allstate attempts to limit interest rate risk by purchasing MBS where cost does not significantly exceed par value, and with repayment protection to provide more certain cash flows to Allstate. At December 31, 1998, the amortized cost of the MBS portfolio was below par value by $145 million and over 40% of the MBS portfolio was invested in planned amortization class bonds. This type of MBS is purchased to provide additional protection against declining interest rates.

  The fixed income securities portfolio contained $4.25 billion and $4.00 billion of asset-backed securities ("ABS") at December 31, 1998 and 1997, respectively. ABS are subject to credit and interest rate risk. Credit risk is mitigated by monitoring the performance of the collateral. Approximately 62% of all securities are rated in the highest rating category by one or more credit rating agencies. Interest rate risk is similar to the risks posed by MBS, however to a lesser degree because of the nature of the underlying assets. At December 31, 1998, the amortized cost of the ABS portfolio was below par value by $7 million. Over 50% of the Company's ABS are invested in securitized credit card receivables. The remainder of the portfolio is backed by securitized home equity, manufactured housing and auto loans.

Management's Discussion and Analysis
of Financial Condition and Results of Operations--(Continued)

  Allstate closely monitors its fixed income securities portfolio for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when the receipt of interest payments is in doubt.

Mortgage loans and real estate - Allstate's $3.46 billion investment in mortgage loans at December 31, 1998 is comprised primarily of loans secured by first mortgages on developed commercial real estate, and is primarily held in the Life and Savings operations. Geographical and property type diversification are key considerations used to manage Allstate's mortgage loan risk.

  Allstate closely monitors its commercial mortgage loan portfolio on a loan-by-loan basis. Loans with an estimated collateral value less than the loan balance, as well as loans with other characteristics indicative of higher than normal credit risk, are reviewed by financial and investment management at least quarterly for purposes of establishing valuation allowances and placing loans on non-accrual status. The underlying collateral values are based upon discounted property cash flow projections, which are updated as conditions change or at least annually.

  During 1998, the Company sold the majority of its real estate properties but continues to hold equity interests in several publicly traded real estate investment trusts and private securities which are classified as equity securities.

Equity securities and short-term investments - The Company's equity securities portfolio was $6.42 billion at December 31, 1998 compared to $6.77 billion in 1997. The decrease can be attributed to gains realized on the sales of equity securities more than offsetting general market appreciation.

  The Company's short-term investment portfolio was $2.48 billion and $687 million at December 31, 1998 and 1997, respectively. Allstate invests available cash balances primarily in taxable short-term securities having a final maturity date or redemption date of one year or less.

YEAR 2000

  The Company is heavily dependent upon complex computer systems for all phases of its operations, including customer service, insurance processing, underwriting, loss reserving, investments and other enterprise systems. Since many of the Company's older computer software programs recognize only the last two digits of the year in any date, some software may fail to operate properly in or after the year 1999, if the software is not reprogrammed, remediated, or replaced ("Year 2000"). Also, many systems and equipment that are not typically thought of as computer-related (referred to as "non-IT") contain embedded hardware or software that may have a Year 2000 sensitive component. Allstate believes that many of its counterparties and suppliers also have Year 2000 issues and non-IT issues which could affect the Company.

  In 1995, the Company commenced a plan consisting of four phases which are intended to mitigate and/or prevent the adverse effects of the Year 2000 issues on its systems: 1) inventory and assessment of affected systems and equipment,
2) remediation and compliance of systems and equipment through strategies that include the replacement or enhancement of existing systems, upgrades to operating systems already covered by maintenance agreements and modifications to existing systems to make them Year 2000 compliant, 3) testing of systems using clock-forward testing for both current and future dates and for dates which trigger specific processing, and 4) contingency planning which will address possible adverse scenarios and the potential financial impact to the Company's results of operations, liquidity or financial position.

  The Company believes that the first three steps of this plan, assessment, remediation and testing, including clock-forward testing which is being performed on the Company's systems and non-IT, are mostly complete for the Company's critical systems. In April 1998, the Company announced its main premium application system, ALERT, which manages more than 20 million auto and homeowners policies, is Year 2000 compliant. The Company is relying on other remediation techniques for its midrange and personal computer environments, and certain mainframe applications.

  Certain investment processing systems, midrange computers and personal computer environments are planned to be remediated by the middle of 1999, and some systems and non-IT related to discontinued or non-critical functions of the Company are planned to be abandoned by the end of 1999.

  The Company is currently in the process of identifying key processes and developing contingency plans in the event that the systems supporting these key processes are not Year 2000 compliant at the end of 1999. Management believes these contingency plans should be completed by mid-1999. Until these plans are complete, management is unable to determine an estimate of the most reasonably possible worst case scenario due to issues relating to the Year 2000.

  In addition, the Company is actively working with its major external counterparties and suppliers to assess their compliance efforts and the Company's exposure to both their Year 2000 issues and non-IT issues. This assessment has included the solicitation of external counterparties and suppliers, evaluating responses received and testing third party interfaces and interactions to determine compliance. Currently the Company has solicited approximately 1,500, and has received responses from approximately 75% of its counterparties and suppliers. Allstate will continue its efforts to solicit responses on Year 2000 compliance from these parties. The majority of these responses have stated that the counterparties and suppliers believe that they will be Year 2000 compliant and that no transactions will be affected. However, some key vendors have not provided affirmative responses to date. The Company has also decided to test certain interfaces and interactions to gain additional assurance on third party compliance. If key vendors are unable to meet the Year 2000 requirement, Allstate is preparing contingency plans that will allow the Company to continue to sell its products and to service its customers. Management believes these contingency plans should be completed by mid-1999. The Company currently does not have sufficient information to determine whether or not all of its external counterparties and suppliers will be Year 2000 ready.

  The Company is currently assessing the level of Year 2000 risk associated with certain personal lines policies that have been issued. To date, no changes have been made in the coverages provided by the Company's personal auto and homeowners lines policies to specifically exclude coverage for Year 2000 related claims. This does not mean that all losses, or any particular type of loss, that might be related to Year 2000 will be covered. Rather, all claims will continue to be evaluated on a case-by-case basis to determine whether coverage is available for a particular loss in accordance with the applicable terms and conditions of the policy in force.

  The Company also has investments which have been publicly and privately placed. The Company may be exposed to the risk that the issuers of these investments will be adversely impacted by Year 2000 issues. The Company assesses the impact which Year 2000 issues have on the Company's investments as part of due diligence for proposed new investments and in its ongoing review of all current portfolio holdings. Any recommended actions with respect to individual investments are determined by taking into account the potential impact of Year 2000 on the issuer. Contingency plans are being created for any securities held whose issuer is determined to not be Year 2000 compliant.

  The Company presently believes that it will resolve the Year 2000 issue in a timely manner. Year 2000 costs are expensed as incurred, therefore the majority of the expenses related to this project have been incurred as of December 31, 1998. The Company estimates that approximately $125 million in costs will be incurred between the years of 1995 and 2000. These amounts include costs directly related to fixing Year 2000 issues, such as modifying software and hiring Year 2000 solution providers. These amounts also include costs incurred to replace certain non-compliant systems which would not have been otherwise replaced.

REGULATION AND LEGAL PROCEEDINGS

  The Company's insurance businesses are subject to the effects of a changing social, economic and regulatory environment. Public and regulatory initiatives have varied and have included efforts to adversely influence and restrict premium rates, restrict the Company's ability to cancel policies, impose underwriting standards and expand overall regulation. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

  Allstate and plaintiffs' representatives have agreed to settle certain civil suits filed in California, including a class action, related to the Northridge, California earthquake in 1994. The settlement received preliminary approval in the Superior Court of the State of California for the County of Los Angeles on December 30, 1998. The plaintiffs in these civil suits have challenged licensing and engineering practices of certain firms Allstate retained and have alleged that Allstate systematically pressured engineering firms to improperly alter their reports to reduce the loss amounts paid to some insureds with earthquake claims. Under the terms of the proposed settlement, and subject to court approval, Allstate will begin a court-administered program to enable up to approximately 11,500 homeowners customers to potentially seek review of their claims by an independent engineer and an independent adjusting firm to ensure that they have been compensated for all structural earthquake damage under the terms of their Allstate

Management's Discussion and Analysis
of Financial Condition and Results of Operations--(Continued) policies. Allstate will also retain an independent consultant to review Allstate's practices and procedures for handling catastrophe claims, and will establish a charitable foundation devoted to consumer education on loss prevention and consumer protection and other insurance issues. Notice of the settlement was mailed to class members during the week of February 15, 1999. Objections to the settlement must be postmarked no later than March 30, 1999. In order to participate in the settlement, class members must affirmatively respond and their replies must be postmarked no later than May 17, 1999. The final approval hearing is scheduled for May 5, 1999. The Company does not expect that the effect of the proposed settlement on Allstate's financial position, liquidity and results of operations will be material.

  In April 1998, Federal Bureau of Investigation agents executed search warrants at three Allstate offices for documents relating to the handling of some claims for losses resulting from the earthquake. Allstate received a subpoena issued on April 24, 1998, from the U.S. District Court for the Central District of California, in connection with a Los Angeles grand jury proceeding, for the production of documents and records relating to the Northridge earthquake. Allstate is cooperating with the investigation. At present, the Company cannot determine the impact of resolving these matters.

  For the past four years, the Company has been distributing to certain PP&C claimants documents regarding the claims process and the role that attorneys may play in that process. Suits challenging the use of these documents have been filed against the Company, including a suit by the Commonwealth of Pennsylvania and purported class actions in five other states. In addition, the Company has received inquires from other states' attorneys general, bar associations and departments of insurance. In certain states, the Company continues to use these documents after agreeing to make certain modifications. The Company is vigorously defending its right to use these documents. The outcome of these disputes is currently uncertain.

  Various other legal and regulatory actions are currently pending that involve Allstate and specific aspects of its conduct of business including some related to the Northridge earthquake. Like other employers and other members of the insurance industry, the Company is the target of an increasing number of class action law suits. These suits are based on a variety of issues including the classification of workers and insurance practices. In the opinion of management, the ultimate liability, if any, in one or more of these actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

Shared Markets - As a condition of its license to do business in various states, the Company is required to participate in mandatory property-liability shared market mechanisms or pooling arrangements, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase such coverage voluntarily provided by private insurers. Underwriting results related to these organizations have been immaterial to the results of operations.

Guaranty Funds - Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, for certain obligations of insolvent insurance companies to policyholders and claimants. The Company's expenses related to these funds have been immaterial.

OTHER DEVELOPMENTS

  . The NAIC's codification initiative has produced a comprehensive guide of revised statutory accounting principles. While the NAIC has approved a January 1, 2001 implementation date for the newly developed guidance, companies must adhere to the implementation date adopted by their state of domicile. Individual states are continuing their comparison of codification and current statutory accounting requirements to determine necessary revisions to existing state laws and regulations. The requirements are not expected to have a material impact on the statutory surplus of the Company's insurance subsidiaries.

  . In 1997, the Company formed a new company, Allstate New Jersey Insurance
    Company ("ANJ"), which is dedicated to serving insurance consumers in New Jersey. ANJ serves as a replacement carrier for AIC and Allstate
    Indemnity Company ("AI") in New Jersey. During 1998, ANJ began offering coverage to customers, receiving property and assigned risk policies from AIC and AI, and receiving voluntary auto policies from AIC and AI when such policies begin to renew during the year. At December 31, 1998, the majority of property policies have been converted, and all new auto business was being written by ANJ. As part of this process, AIC and AI officially surrendered their certificates of authority effective as of the conclusion of December 31, 1999 pursuant to their withdrawal from the property-liability market in New Jersey. Due to regulated rate and coverage reductions effective in 1999, management expects to see reduced premiums as well as decreases in losses. The overall impact of these statutory and regulatory changes in the system is intended to lower costs in the state. Until the rating plan and coverage changes are fully implemented, the Company can not be assured of improved profitability.

  . During 1998, the Company received a charter from the Office of Thrift
    Supervision to operate a federal savings bank. The new entity, Allstate Federal Savings Bank ("AFSB") is included in the Company's Corporate and Other segment. AFSB is offering electronic commerce services to AIC specifically for pre-authorized payments of customers' premiums and other consumer transactions. During 1999, management expects the introduction of personal trust, financial planning services and other products based on customer needs and regulatory approvals.

  . On February 12, 1999, the Company announced a Rights Agreement under which shareholders of record on February 26, 1999 will receive a dividend distribution of one preferred share purchase right (a "Right") on each outstanding share of the Company's common stock. The Rights become exercisable ten days after it is publicly announced that a person or group has acquired 15% or more of the Company's common stock or ten business days after the beginning of a tender or exchange offer to acquire 15% or more of the Company's common stock. Then the Rights become exercisable at a price of $150 for a number of shares of the Company's common stock having a market value equal to $300. The Company may redeem the Rights at a price of $.01 per Right. The Rights expire on February 12, 2009. The Rights are intended to protect shareholders from unsolicited takeover attempts that may unfairly pressure shareholders and deprive them of the full value of their shares. Management is not aware of any such attempt at this time.

PENDING ACCOUNTING STANDARDS

  In December 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-related Assessments." The SOP is required to be adopted in 1999. The SOP provides guidance concerning when to recognize a liability for insurance-related assessments and how those liabilities should be measured. Specifically, insurance-related assessments should be recognized as liabilities when all of the following criteria have been met: 1) an assessment has been imposed or it is probable that an assessment will be imposed,
2) the event obligating an entity to pay an assessment has occurred and 3) the amount of the assessment can be reasonably estimated. The Company is currently evaluating the effects of this SOP on its accounting for insurance-related assessments. Certain information required for compliance is not currently available and therefore the Company is studying alternatives for estimating the accrual. In addition, industry groups are working to improve the information available. Adoption of this standard is not expected to be material to the results of operations or financial position of the Company.

  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 replaces existing pronouncements and practices with a single, integrated accounting framework for derivatives and hedging activities. The requirements are effective for fiscal years beginning after June 15, 1999. Earlier application is encouraged but is only permitted as of the beginning of any fiscal quarter after issuance. This statement requires that all derivatives be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Additionally, the change in fair value of a derivative which is not effective as a hedge will be immediately recognized in earnings. The Company expects to adopt SFAS No. 133 as of January 1, 2000. Based on existing interpretations of the requirements of SFAS No. 133, the impact of adoption is not expected to be material to the results of operations or financial position of the Company.

Management's Discussion and Analysis
of Financial Condition and Results of Operations--(Continued)

FORWARD-LOOKING STATEMENTS

  The statements contained in this Management's Discussion and Analysis that are not historical information are forward-looking statements that are based on management's estimates, assumptions and projections. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under The Securities Act of 1933 and The Securities Exchange Act of 1934 for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes several important factors that could cause the Company's actual results and experience with respect to forward-looking statements to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements:

   1. Investment Income--The Company expects investment balances to increase in 1999 as a result of continued positive cash flows (see "Investment Outlook", above). A factor which could cause actual investment balances to decrease materially would be substantially greater losses in 1999 due to catastrophes. Although the Company believes it has made substantial progress in reducing its catastrophe exposure, see 4. Exposure to Catastrophe Losses in this "Forward-Looking Statements" section for factors which could cause the Company substantial losses from future catastrophes.

     In addition management expects a continued low interest rate environment to have an adverse impact on investment income as funds from maturing investments are reinvested at lower yields (see "Investment Outlook", above). Any impact on investment income will be highly dependent on the interest rate environment in 1999.

   2. Bodily Injury Severity Trends--In "PP&C Underwriting Results" and "Property-Liability Claims and Claims Expense Reserves" above, favorable bodily injury coverage severity trends are noted during 1996 through 1998 which management believes may be due in part to improvements in the Company's claim settlement processes. Factors which could indicate that these trends may not continue include inflationary pressures on medical costs, increased costs of settlements and adverse judgments in cases involving bodily injury.

   3. Auto Physical Damage Coverage--In 1998 the Company's rate of physical damage coverage severity was consistent with prior years, whereas related indices increased in 1998. Management believes that the difference between the Company's rate and the related indices is due to the application of redesigned claim settlement practices for auto physical damage claims (see "PP&C Underwriting Results", above). Factors which could accelerate this rate as compared to related indices include increased costs of settlement and adverse judgments in cases involving auto physical damage.

   4. Exposure to Catastrophe Losses--Management believes that the Company's catastrophe management initiatives have reduced the severity of possible future losses, that the implementation of certain described initiatives taken in Florida and the Northeast United States will reduce the Company's exposure to losses from catastrophes in those areas, and that the Company's exposure to earthquake losses in California has been significantly reduced as a result of its participation in the CEA (see "PP&C catastrophe losses and catastrophe management", above). These beliefs are based in part on the efficacy of the techniques and the accuracy of the data used by the Company and the CEA which are designed to predict the probability of catastrophes and the extent of losses to the Company and the CEA resulting from catastrophes. Catastrophic events may occur in the future which indicate that such techniques and data do not accurately predict the Company's or the CEA's losses from catastrophes, and the probability and extent of such losses to the Company or the CEA may differ materially from that which would have been predicted by such techniques and data.

   5. Environmental and Asbestos Risks--The Company believes that changes to environmental and asbestos insurance policies have effectively limited the Company's exposure to losses from this coverage for most policies written in 1986 and all policies written after 1986 ( see "Property-Liability Claims and Claims Expense Reserves," above). Factors that could cause the Company to sustain materially greater losses from these policies include the possibility that future judicial decisions could be adverse to the Company. Interpretation of provisions in environmental and asbestos policies is a complex process, and courts have reached different and sometimes inconsistent conclusions concerning liability under these policies. Consequently, the Company's experience to date may not be an accurate predictor of future experience concerning its possible exposure to losses under these policies.

   6. Expected Growth in Life and Savings Premiums and Earnings--Life and Savings expects to grow premiums and increase earnings in 1999 through continued accelerated market and customer-focused product development, increasing cross-sales of Life and Savings products to existing customers, expanding market reach by partnering with new carriers in the bank and broker distribution channels, expanding its wholesaling capabilities, offering a variety of competitive fee-based and spread-based products to satisfy customer preferences in various interest rate environments and leveraging existing scale to increase efficiency and effectiveness, in part through investments in technology (see "Life and Savings Outlook," above.) Actions of Allstate's competitors and the interest rate environment that exists in 1999 could cause Life and Savings' premium growth or earnings to remain stable or to decline.

   7. Availability of the Company's Lines of Credit--The Company maintains a $1.50 billion, five-year revolving line of credit and a $50 million one-year revolving line of credit as potential sources of funds to meet short-term liquidity requirements. In order to borrow on the five-year line of credit, AIC is required to maintain a specified statutory surplus level and the Allstate debt to equity ratio (as defined in the credit agreement) must not exceed a designated level. In the "Capital Resources and Liquidity" section above, management states that it expects to continue to meet such borrowing requirements in the future. The ability of AIC and Allstate to meet these requirements is dependent upon the economic well-being of AIC. Should AIC sustain significant losses from catastrophes, its and Allstate's ability to continue to meet the credit agreement requirements would be adversely affected. Consequently, Allstate's right to draw upon the five-year line of credit could be diminished or eliminated during a period when it would be most in need of financial resources.

   8. Liquidity of Property-Liability Portfolio--Management believes that the assets in the Property-Liability portfolio are sufficient to meet the liquidity requirements of the Property-Liability operations (see "Capital Resources and Liquidity", above). However, large catastrophes could require the Company to use these assets to pay losses. Although the Company believes it has made substantial progress in reducing its catastrophe exposure, see 4. Exposure to Catastrophe Losses in this "Forward-Looking Statements" section for factors which could cause the Company substantial losses from future catastrophes. Also see 7. Availability of the Company's Lines of Credit in this "Forward-Looking Statements" section regarding the availability of the Company's lines of credit.

   9. Liquidity of Life and Savings Portfolio--Management believes that the assets in the Life and Savings portfolio are sufficiently liquid to meet future obligations to Life and Savings contractholders under various interest rate scenarios (see "Capital Resources and Liquidity," above). However, an unexpected increase in surrenders and withdrawals, coupled with a sharp increase in interest rates and a reduction of the liquidity in the capital markets, could make it difficult for Life and Savings to liquidate a sufficient portion of its portfolio to meet such obligations and also maintain its statutory risk-based capital at acceptable levels.

  10. Year 2000 Issues--The Company presently believes that it will resolve the Year 2000 issues affecting its computer operations in a timely manner, and that the costs incurred between the years of 1995 and 2000 in resolving those issues will be approximately $125 million. However, the extent to which the computer operations of the Company's external counterparties and suppliers are adversely affected could, in turn, affect the Company's ability to communicate with such counterparties and suppliers, could increase the cost of resolving the Year 2000 issues, and could materially affect the Company's results of operations in any period or periods.

  For those risk factors affecting the Company as a regulated insurance holding company, see "Risk Factors Affecting Allstate" in the Company's 1998 Annual Report on Form 10-K.

                   THE ALLSTATE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1998     1997     1996
($ in millions except per share data)                -------  -------  -------
Revenues
Property-liability insurance premiums (net of rein-
 surance ceded of $433, $366, and $479)              $19,307  $18,604  $18,366
Life and annuity premiums and contract charges (net
 of reinsurance ceded of $178, $194, and $96)          1,519    1,502    1,336
Net investment income                                  3,890    3,861    3,813
Realized capital gains and losses                      1,163      982      784
                                                     -------  -------  -------
                                                      25,879   24,949   24,299
                                                     -------  -------  -------
Costs and expenses
Property-liability insurance claims and claims ex-
 pense (net of reinsurance recoveries of $318,
 $314, and $361)                                      13,601   13,336   14,487
Life and annuity contract benefits (net of reinsur-
 ance recoveries of $50, $49, and $43)                 2,415    2,415    2,313
Amortization of deferred policy acquisition costs      3,021    2,789    2,342
Operating costs and expenses                           2,066    1,937    2,112
California Earthquake Authority assessment                 -        -      150
Interest expense                                         118      100       95
                                                     -------  -------  -------
                                                      21,221   20,577   21,499
                                                     -------  -------  -------
Gain (loss) on disposition of operations                  87       62     (131)
Income from operations before income tax expense,
 dividends on preferred securities, and equity in
 net income of unconsolidated subsidiary               4,745    4,434    2,669
Income tax expense                                     1,422    1,324      619
                                                     -------  -------  -------
Income before dividends on preferred securities and
 equity in net income of unconsolidated subsidiary     3,323    3,110    2,050
Dividends on preferred securities of subsidiary
 trusts                                                  (39)     (39)      (4)
Equity in net income of unconsolidated subsidiary         10       34       29
                                                     -------  -------  -------
Net income                                           $ 3,294  $ 3,105  $ 2,075
                                                     =======  =======  =======
Earnings per share:
Net Income per share-basic                           $  3.96  $  3.58  $  2.33
                                                     =======  =======  =======
Net Income per share-diluted                         $  3.94  $  3.56  $  2.31
                                                     =======  =======  =======
Weighted average shares-basic                          832.2    867.9    890.8
                                                     =======  =======  =======
Weighted average shares-diluted                        836.6    872.8    896.4
                                                     =======  =======  =======


                See notes to consolidated financial statements.

                   THE ALLSTATE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                     Year Ended December
                                                             31,
                                                     ----------------------
                                                      1998    1997    1996
($ in millions)                                      ------  ------  ------
Net income                                           $3,294  $3,105  $2,075
Other comprehensive income, after-tax
Changes in:
 Unrealized net capital gains and losses                173     818    (633)
 Unrealized foreign currency translation adjustments     (2)    (57)      1
                                                     ------  ------  ------
Other comprehensive income, after-tax                   171     761    (632)
                                                     ------  ------  ------
Comprehensive income                                 $3,465  $3,866  $1,443
                                                     ======  ======  ======






                See notes to consolidated financial statements.

                   THE ALLSTATE CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                             December 31,
                                                            ----------------
                                                             1998     1997
($ in millions)                                             -------  -------
Assets
Investments
 Fixed income securities, at fair value (amortized cost
  $49,946 and $47,882)                                      $53,560  $51,054
 Equity securities, at fair value (cost $4,231 and $4,420)    6,421    6,571
 Mortgage loans                                               3,458    3,002
 Short-term                                                   2,477      687
 Other                                                          609    1,234
                                                            -------  -------
 Total investments                                           66,525   62,548
Cash                                                            258      220
Premium installment receivables, net                          3,082    2,959
Deferred policy acquisition costs                             3,096    2,826
Reinsurance recoverables, net                                 1,932    2,048
Accrued investment income                                       751      711
Property and equipment, net                                     803      741
Other assets                                                  1,146    1,283
Separate Accounts                                            10,098    7,582
                                                            -------  -------
    Total assets                                            $87,691  $80,918
                                                            =======  =======
Liabilities
Reserve for property-liability insurance claims and claims
 expense                                                    $16,881  $17,403
Reserve for life-contingent contract benefits                 7,601    7,082
Contractholder funds                                         21,133   20,389
Unearned premiums                                             6,425    6,233
Claim payments outstanding                                      778      599
Other liabilities and accrued expenses                        4,578    3,193
Deferred income taxes                                           461      381
Short-term debt                                                 393      199
Long-term debt                                                1,353    1,497
Separate Accounts                                            10,098    7,582
                                                            -------  -------
    Total liabilities                                        69,701   64,558
                                                            -------  -------
Commitments and Contingent Liabilities (Notes 5, 6 and 9)
Mandatorily Redeemable Preferred Securities of Subsidiary
 Trusts                                                         750      750
Shareholders' Equity
Preferred stock, $1 par value, 25 million shares autho-
 rized, none issued                                               -        -
Common stock, $.01 par value, 2.0 billion shares autho-
 rized and 900 million issued, 818 million and 850 million
 shares outstanding                                               9        9
Additional capital paid-in                                    3,102    3,116
Retained income                                              14,490   11,646
Deferred ESOP expense                                          (252)    (281)
Treasury stock, at cost (82 million and 50 million shares)   (3,065)  (1,665)
Accumulated other comprehensive income:
 Unrealized net capital gains                                 2,994    2,821
 Unrealized foreign currency translation adjustments            (38)     (36)
                                                            -------  -------
    Total accumulated other comprehensive income              2,956    2,785
                                                            -------  -------
    Total shareholders' equity                               17,240   15,610
                                                            -------  -------
    Total liabilities and shareholders' equity              $87,691  $80,918
                                                            =======  =======

                See notes to consolidated financial statements.

                   THE ALLSTATE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                        December 31,
                                                   -------------------------
                                                    1998     1997     1996
($ in millions)                                    -------  -------  -------
Common stock
Balance, beginning of year                         $     9  $     9  $     5
Adjustment for stock split                               -        -        4
                                                   -------  -------  -------
Balance, end of year                                     9        9        9
                                                   -------  -------  -------
Additional capital paid-in
Balance, beginning of year                         $ 3,116  $ 3,129  $ 3,134
Adjustment for stock split                               -        -       (4)
Stock option activity                                  (14)     (13)      (1)
                                                   -------  -------  -------
Balance, end of year                                 3,102    3,116    3,129
                                                   -------  -------  -------
Retained income
Balance, beginning of year                         $11,646  $ 8,958  $ 7,261
Net income                                           3,294    3,105    2,075
Dividends                                             (450)    (417)    (378)
                                                   -------  -------  -------
Balance, end of year                                14,490   11,646    8,958
                                                   -------  -------  -------
Deferred ESOP expense
Balance, beginning of year                         $  (281) $  (280) $  (300)
Reduction (addition)                                    29       (1)      20
                                                   -------  -------  -------
Balance, end of year                                  (252)    (281)    (280)
                                                   -------  -------  -------
Treasury stock
Balance, beginning of year                         $(1,665) $  (388) $   (76)
Shares acquired                                     (1,489)  (1,358)    (336)
Shares reissued                                         89       81       24
                                                   -------  -------  -------
Balance, end of year                                (3,065)  (1,665)    (388)
                                                   -------  -------  -------
Accumulated other comprehensive income
Balance, beginning of year                         $ 2,785  $ 2,024  $ 2,656
Change in unrealized foreign currency translation
 adjustments                                            (2)     (57)       1
Change in unrealized net capital gains and losses      173      818     (633)
                                                   -------  -------  -------
Balance, end of year                                 2,956    2,785    2,024
                                                   -------  -------  -------
  Total shareholders' equity                       $17,240  $15,610  $13,452
                                                   =======  =======  =======



                See notes to consolidated financial statements.

                   THE ALLSTATE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Year Ended December 31,
                                                 ----------------------------
                                                   1998      1997      1996
($ in millions)                                  --------  --------  --------
Cash flows from operating activities
Net income                                       $  3,294  $  3,105  $  2,075
Adjustments to reconcile net income to net cash
 provided by operating activities
 Depreciation, amortization and other non-cash
  items                                               (22)      (22)      (19)
 Realized capital gains and losses                 (1,163)     (982)     (784)
 (Gain) loss on disposition of operations             (87)      (62)      131
 Interest credited to contractholder funds          1,247     1,209     1,196
 Changes in:
  Policy benefit and other insurance reserves        (716)      (73)    1,004
  Unearned premiums                                   137        59       259
  Deferred policy acquisition costs                  (311)     (304)     (565)
  Premium installment receivables                     (86)      (73)     (138)
  Reinsurance recoverables                            154        99      (435)
  Income taxes payable                                182       261       191
  Other operating assets and liabilities              262       125       121
                                                 --------  --------  --------
    Net cash provided by operating activities       2,891     3,342     3,036
                                                 --------  --------  --------
Cash flows from investing activities
Proceeds from sales
 Fixed income securities                           13,634    12,924    11,213
 Equity securities                                  4,909     3,657     3,624
 Real estate                                          813       144         -
Investment collections
 Fixed income securities                            6,700     6,597     4,370
 Mortgage loans                                       440       600       557
Investment purchases
 Fixed income securities                          (21,870)  (21,788)  (20,056)
 Equity securities                                 (3,999)   (3,515)   (2,153)
 Mortgage loans                                      (875)     (449)     (438)
Change in short-term investments, net                (610)      427      (764)
Decrease in other investments, net                    (95)     (105)       12
Acquisition of subsidiary                            (275)        -         -
Proceeds from disposition of operations                49       138       378
Purchases of property and equipment, net             (188)     (150)     (126)
                                                 --------  --------  --------
    Net cash used in investing activities          (1,367)   (1,520)   (3,383)
                                                 --------  --------  --------
Cash flows from financing activities
Change in short-term debt, net                        181        47       152
Proceeds from issuance of long-term debt              513       263         9
Repayment of long-term debt                          (300)        -        (3)
Proceeds from issuance of trust preferred secu-
 rities                                                 -         -       750
Contractholder fund deposits                        3,275     2,657     3,036
Contractholder fund withdrawals                    (3,306)   (3,076)   (2,861)
Dividends paid                                       (443)     (323)     (378)
Treasury stock purchases                           (1,489)   (1,358)     (336)
Other                                                  83        72         4
                                                 --------  --------  --------
    Net cash provided by (used in) financing ac-
     tivities                                      (1,486)   (1,718)      373
                                                 --------  --------  --------
Net increase in cash                                   38       104        26
Cash at beginning of year                             220       116        90
                                                 --------  --------  --------
Cash at end of year                              $    258  $    220  $    116
                                                 ========  ========  ========

                See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1. General

Basis of presentation

  The accompanying consolidated financial statements include the accounts of The Allstate Corporation and its wholly owned subsidiaries, primarily Allstate Insurance Company ("AIC"), a property-liability insurance company with various property-liability and life and savings subsidiaries, including Allstate Life Insurance Company ("ALIC") (collectively referred to as the "Company" or "Allstate"). These consolidated financial statements have been prepared in conformity with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated.

  To conform with the 1998 presentation, certain amounts in the prior years' financial statements and notes have been reclassified.

Nature of operations

  Allstate is engaged, principally in the United States and Canada, in the property-liability and life and savings businesses. Allstate's primary business is the sale of private passenger auto and homeowners insurance. The Company also sells life insurance, savings and group pension products, and selected commercial property and casualty coverages.

  Allstate's personal property and casualty ("PP&C") segment is principally engaged in private passenger auto and homeowners insurance, writing approximately 78% of Allstate's total 1998 premiums as determined under statutory accounting practices. Allstate was the country's second largest personal property and casualty insurer for both private passenger auto and homeowners insurance in 1997.

  Allstate has exposure to catastrophes, which are an inherent risk of the property-liability insurance business, which have contributed, and will continue to contribute, to material year-to-year fluctuations in the Company's results of operations and financial condition. The Company also has exposure to environmental and asbestos claims and mass tort exposures (see Note 6).

  Allstate's life and savings ("Life and Savings") segment markets a broad line of life insurance, savings and group pension products countrywide, accounting for approximately 22% of Allstate's 1998 statutory premiums, which include premiums and deposits for all products. Life insurance includes traditional products such as whole life and term life insurance, as well as universal life and other interest-sensitive life products. Savings products include deferred annuities, such as variable annuities and fixed rate single and flexible premium annuities, and immediate annuities such as structured settlement annuities. Life and Savings group pension products include guaranteed investment contracts and retirement annuities. In 1998, annuity premiums and deposits represented approximately 56% of Life and Savings total statutory premiums and deposits.

  The Company monitors economic and regulatory developments which have the potential to impact its business. There continues to be proposed federal and state regulation and legislation that, if passed, would allow banks greater participation in securities and insurance businesses. Such events would present an increased level of competition for sales of Life and Savings products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the demand for these products.

  Additionally, traditional demutualizations of mutual insurance companies and enacted and pending state legislation to permit mutual insurance companies to convert to a hybrid structure known as a mutual holding company could have a number of significant effects on the Company by (1) increasing industry competition through consolidation caused by mergers and acquisitions related to the new corporate form of business; and (2) increasing competition in the capital markets.

  Allstate, through a variety of companies, is authorized to sell property-liability and life and savings products in all 50 states, the District of Columbia and Puerto Rico. The Company is also authorized to sell certain insurance products in various foreign countries. The top geographic locations for statutory premiums earned for the Property-Liability insurance segments were New York, California, Texas, Florida, New Jersey and Pennsylvania for the year ended December 31, 1998. Top geographic locations for the Life and Savings segment were Pennsylvania, Illinois, Nebraska, Massachusetts, Ohio, California and New Jersey for the year ended December 31, 1998. No other jurisdiction accounted for more than 5% of statutory premiums for Property-Liability or Life and Savings. Allstate distributes the majority of its property-liability products through approximately 15,500 Allstate agents, primarily exclusive agents (employee and non-employee), but also utilizes independent agents and specialized brokers to expand market reach including approximately 13,000 independent agents appointed to market non-standard auto business. Life and Savings distributes its products using Allstate agents, which include life specialists, as well as banks, independent agents, brokers and direct response marketing. Although the Company currently benefits from agreements with financial services entities who market and distribute its products, change in control of these non-affiliated entities with which the Company has alliances could have a detrimental effect on Life and Savings sales.

2. Summary of Significant Accounting Policies

Investments

  Fixed income securities include bonds, redeemable preferred stocks, and mortgage-backed and asset-backed securities. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, certain life and annuity deferred policy acquisition costs, and reserves for life and annuity policy benefits, is reflected as a component of shareholders' equity. Provisions are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in realized capital gains and losses.

  Equity securities include common and non-redeemable preferred stocks, and real estate investment trusts which are carried at fair value. The difference between cost and fair value of equity securities, less deferred income taxes, is reflected as a component of shareholders' equity.

  Mortgage loans are carried at outstanding principal balance, net of unamortized premium or discount and valuation allowances. Valuation allowances are established for impaired loans when it is probable that contractual principal and interest will not be collected. Valuation allowances for impaired loans reduce the carrying value to the fair value of the collateral or the present value of the loan's expected future repayment cash flows discounted at the loan's original effective interest rate. Valuation allowances on loans not considered to be impaired are established based on consideration of the underlying collateral, borrower financial strength, current and expected market conditions, and other factors.

  Short-term investments are carried at cost or amortized cost which approximates fair value, and includes collateral received in connection with securities lending activities. Other investments, which consist primarily of policy loans, are carried at the unpaid principal balances.

  Investment income consists primarily of interest and dividends. Interest is recognized on an accrual basis and dividends are recorded at the ex-dividend date. Interest income on mortgage-backed and asset-backed securities is determined on the effective yield method, based on estimated principal repayments. Accrual of income is suspended for fixed income securities and mortgage loans that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

Derivative financial instruments

  Derivative financial instruments include swaps, futures, forwards, and options, including caps and floors. When derivatives meet specific criteria they may be designated as accounting hedges and accounted for on either a fair value, deferral, or accrual basis, depending upon the nature of the hedge strategy, the method used to account for the hedged item and the derivative used. Derivatives that are not designated as accounting hedges are accounted for on a fair value basis.

  If, subsequent to entering into a hedge transaction, the derivative becomes ineffective (including if the hedged item is sold or otherwise extinguished or the occurrence of a hedged anticipatory transaction is no longer probable), the Company terminates the derivative position. Gains and losses on these terminations are reported in realized capital gains and losses in the period they occur. The Company may also terminate derivatives as a result of other events or circumstances. Gains and losses on these terminations are either deferred and amortized over the remaining life of either the hedge or the hedged item, whichever is shorter, or are reported in shareholders' equity, consistent with the accounting for the hedged item.

  Fair value accounting Under fair value accounting, realized and unrealized gains and losses on derivatives are recognized in either earnings or shareholders' equity when they occur.

  The Company accounts for interest rate swaps, total return swaps, certain equity-indexed options, certain equity-indexed futures, and foreign currency swaps and forwards as hedges on a fair value basis when certain criteria are met. For swaps or options, the derivative must reduce the primary market risk exposure (e.g., interest rate risk, equity price risk or foreign currency risk) of the hedged item in conjunction with the specific hedge strategy; be designated as a hedge at the inception of the transaction; and have a notional amount and term that does not exceed the carrying value and expected maturity, respectively, of the hedged item. In addition, options must have a reference index (e.g., S&P 500) that is the same as, or highly correlated with, the reference index of the hedged item. For futures or forward contracts, the derivative must reduce the primary market risk exposure on an enterprise or transaction basis in conjunction with the hedge strategy; be designated as a hedge at the inception of the transaction; and be highly correlated with the fair value of, or interest income or expense associated with, the hedged item at inception and throughout the hedge period.

  For interest rate swaps, certain equity-indexed options, foreign currency swaps, and forwards, changes in fair value are reported net of tax in shareholders' equity, exclusive of interest accruals. Changes in fair value of total return swaps, certain equity-indexed options and certain equity-indexed futures are reflected as an adjustment of the hedged item. Accrued interest receivable and payable on swaps are reported in net investment income. Premiums paid for equity-indexed options are reported as equity securities and amortized to net investment income over the lives of the agreements.

  The Company also has certain derivatives for which hedge accounting is not applied and therefore are accounted for on a fair value basis. These derivatives primarily consist of equity indexed instruments and certain interest rate futures. Gains and losses on these derivatives are recognized in net investment income or realized capital gains and losses during the period on a current basis.

  Deferral Accounting Under deferral accounting, gains and losses on derivatives are deferred on the statement of financial position and recognized in earnings in conjunction with earnings on the hedged item. The Company accounts for interest rate futures and certain foreign currency forwards as hedges using deferral accounting for anticipatory investment purchases, sales and capital infusions, when the criteria for futures and forwards (discussed above) are met. In addition, anticipated transactions must be probable of occurrence and their significant terms and characteristics identified.

  Changes in fair values of these derivatives are initially deferred as other liabilities and accrued expenses. Once the anticipated transaction occurs, the deferred gains or losses are considered part of the cost basis of the asset and reported net of tax in shareholders' equity or recognized as a gain or loss from disposition of the asset, as appropriate. The Company reports initial margin deposits on futures in short-term investments. Fees and commissions paid on these derivatives are also deferred as an adjustment to the carrying value of the hedged item.

  Accrual Accounting Under accrual accounting, interest income or expense related to the derivative is accrued and recorded as an adjustment to the interest income or expense on the hedged item. The Company accounts for interest rate caps and floors, and certain foreign currency swaps as hedges on an accrual basis when the criteria for options or swaps (discussed above) are met.

  Premiums paid for interest rate caps and floors are reported as investments and amortized to net investment income over the lives of the agreements.

Recognition of premium revenues and contract charges

  Property-liability premiums are deferred and earned on a pro rata basis over the terms of the policies. The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums. Premiums for traditional life insurance and certain life-contingent annuities are recognized as revenue when due. Accident and disability premiums are earned on a pro rata basis over the policy period. Revenues on universal life-type contracts are comprised of contract charges and fees, and are recognized when assessed against the policyholder account balance. Revenues on investment contracts include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balance. Gross premium in excess of the net premium on limited payment contracts are deferred and recognized over the contract period.

Deferred policy acquisition costs

  Certain costs of acquiring property-liability insurance business, principally agents' remuneration, premium taxes and inspection costs, are deferred and amortized to income as premiums are earned. Future investment income is considered in determining the recoverability of deferred policy acquisition costs.

  Certain costs of acquiring life and savings business, principally agents' remuneration, premium taxes, certain underwriting costs and direct mail solicitation expenses, are deferred and amortized to income. For traditional life insurance, limited payment contracts and accident and disability insurance, these costs are amortized in proportion to the estimated revenues on such business. For universal life-type policies and investment contracts, the costs are amortized in relation to the present value of estimated gross profits on such business. Changes in the amount or timing of estimated gross profits will result in adjustments in the cumulative amortization of these costs. To the extent that unrealized gains or losses on fixed income securities carried at fair value would result in an adjustment of deferred policy acquisition costs had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded as a reduction of the unrealized gains or losses included in shareholders' equity.

Property and equipment

  Property and equipment is carried at cost less accumulated depreciation. In 1998, the Company began capitalizing costs related to computer software developed for internal use during the application development stage of software development projects. These costs generally consist of certain external, payroll and payroll related costs. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, generally 3 to 10 years for equipment and 40 years for real property. Accumulated depreciation on property and equipment was $1.17 billion and $1.15 billion at December 31, 1998 and 1997, respectively. Depreciation expense on property and equipment was $154 million, $123 million and $132 million for the years ended December 31, 1998, 1997 and 1996, respectively. The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Income taxes

  The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are insurance reserves, unearned premiums, deferred policy acquisition costs, and property and equipment. Deferred income taxes also arise from unrealized capital gains and losses on equity securities and fixed income securities carried at fair value, and unrealized foreign currency translation adjustments.

Separate Accounts

  The Company issues flexible premium deferred variable annuities, variable life policies and certain guaranteed investment contracts, the assets and liabilities of which are legally segregated and reflected in the accompanying consolidated statements of financial position as assets and liabilities of the Separate Accounts. The assets of the Separate Accounts are carried at fair value. Investment income and realized capital gains and losses of the Separate Accounts accrue directly to the contractholders and, therefore, are not included in the Company's consolidated statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administration fees, and mortality and expense risk charges.

Reserves for claims and claims expense and life-contingent contract benefits

  The property-liability reserve for claims and claims expense is the estimated amount necessary to settle both reported and unreported claims of insured property-liability losses, based upon the facts in each case and the Company's experience with similar cases. Estimated amounts of salvage and subrogation are deducted from the reserve for claims and claims expense. The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Reserve estimates are regularly reviewed and updated, using the most current information available. Any resulting adjustments are reflected in current operations (see Note 6). These adjustments may be material.

  The reserve for life-contingent contract benefits, which relates to traditional life insurance, group retirement annuities and structured settlement annuities with life contingencies, disability insurance and accident insurance, is computed on the basis of assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Reserve interest rates ranged from 4.0% to 11.7% during 1998. To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, the related increase in reserves is recorded as a reduction of the unrealized gains included in shareholders' equity.

Contractholder funds

  Contractholder funds arise from the issuance of individual or group policies and contracts that include an investment component, including most fixed annuities, universal life policies and guaranteed investment contracts. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses.

Off-balance-sheet financial instruments

  Commitments to invest, commitments to extend mortgage loans and financial guarantees have only off-balance-sheet risk because their contractual amounts are not recorded in the Company's consolidated statements of financial position.

Earnings per share

  Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of common and dilutive potential common shares outstanding. Earnings per share and weighted average shares for prior years have been retroactively adjusted to reflect a two-for-one stock split paid on July 1, 1998. The effect of dilutive securities (stock options) was 4.4 million, 4.9 million and 5.6 million weighted average shares for the years ended December 31, 1998, 1997 and 1996, respectively.

Common Stock

  In connection with the July 1, 1998 two-for-one stock split, prior years' common stock and additional capital paid-in have been retroactively adjusted. This retroactive adjustment has been reflected in the consolidated statements of financial position and consolidated statements of shareholders' equity.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New accounting standards

  In 1998, the Company adopted certain provisions of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", under the guidance of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." As a result, the Company has recorded an asset and corresponding liability representing the collateral received in connection with the Company's securities lending program.

  In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income is a measurement of certain changes in shareholders' equity that result from transactions and other economic events other than transactions with shareholders. For Allstate, these consist of changes in unrealized gains and losses on the investment portfolio and unrealized foreign currency translation adjustments (See Note 16).

  In 1998, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP provides guidance on accounting for the costs of computer software developed for internal use. Capitalized costs for internally developed software are classified in property and equipment.

  In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 redefines how segments are determined and requires additional segment disclosures for both annual and interim financial reporting (See Note 15).

  In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes employers' disclosures about pension and other postretirement benefit plans and requires additional information on changes in the benefit obligation and fair value of plan assets (See Note 13).

Pending accounting standards

  In December 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued SOP 97-3, "Accounting by Insurance and Other Enterprises for Insurance-related Assessments." The SOP is required to be adopted in 1999. The SOP provides guidance concerning when to recognize a liability for insurance-related assessments and how those liabilities should be measured. Specifically, insurance-related assessments should be recognized as liabilities when all of the following criteria have been met: 1) an assessment has been imposed or it is probable that an assessment will be imposed, 2) the event obligating an entity to pay an assessment has occurred and 3) the amount of the assessment can be reasonably estimated. The Company is currently evaluating the effects of this SOP on its accounting for insurance-related assessments. Certain information required for compliance is not currently available and therefore the Company is studying alternatives for estimating the accrual. In addition, industry groups are working to improve the information available. Adoption of this standard is not expected to be material to the results of operations or financial position of the Company.

  In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 replaces existing pronouncements and practices with a single, integrated accounting framework for derivatives and hedging activities. The requirements are effective for fiscal years beginning after June 15, 1999. Earlier application is encouraged but is only permitted as of the beginning of any fiscal quarter after issuance. This statement requires that all derivatives be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Additionally, the change in fair value of a derivative which is not effective as a hedge will be immediately recognized in earnings. The Company expects to adopt SFAS No. 133 as of January 1, 2000. Based on existing interpretations of the requirements of SFAS No. 133, the impact of adoption is not expected to be material to the results of operations or financial position of the Company.

3. Acquisitions and Dispositions

  In 1998, the Company acquired all of the outstanding common stock of Pembridge Inc. for approximately $275 million. Pembridge primarily sells non-standard auto insurance in Canada through its wholly-owned subsidiary, Pafco Insurance Company. Pembridge's results were included in the Company's consolidated results from the April 13 acquisition date.

  In 1998, the Company disposed of its remaining interest in The PMI Group, Inc. ("PMI Group") through the conversion of $357 million of 6.76% Automatically Convertible Equity Securities ("ACES") into approximately 8.6 million shares of PMI Group and through additional sales on the open market. The ACES were issued in 1995, concurrent with an initial public offering of 70% of the common shares of PMI Group. A gain of $87 million ($56 million after-tax) was recognized on the conversion.

  In 1997, the Company sold its ownership interests in two Japanese joint ventures to The Saison Group, its joint venture partner. Allstate received gross proceeds of $105 million and recognized a gain of $70 million ($48 million after-tax) on the sale.

  In 1996, Allstate sold Northbrook Holdings, Inc. and its wholly owned subsidiaries (collectively "Northbrook") to St. Paul Fire & Marine Insurance Company ("St. Paul"). Allstate received gross proceeds of $189 million and recognized a gain of $18 million ($51 million after-tax) on the sale.

  In 1996, Allstate sold its U.S.-based reinsurance operations for policies written after 1984 to SCOR U.S. Corporation. The Company received gross proceeds of $152 million as a result of the sale and will realize a $79 million gain ($58 million after-tax), of which $64 million ($47 million after-tax) has been recognized as of December 31, 1998. The remaining $15 million of the realizable gain ($11 million after-tax), which was deferred, will be recognized as the related insurance liabilities are settled.

  In 1996, Allstate sold the common stock of its London-based reinsurance operations, Allstate Reinsurance Co. Limited to QBE Insurance Group Limited. The Company received proceeds of $37 million and recognized a $40 million loss ($41 million after-tax) on the sale.

  In 1996, Allstate entered into an agreement with Clarendon National Insurance Company to sell the renewal rights of up to 137,000 Florida property policies and as a result non-renewed 156,000 policies. In connection with the sale of the renewal rights of these policies, the Company recognized a loss of $37 million ($24 million after-tax) in 1996.

4. Investments

Fair values

  The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:

                                                     Gross
                                                  Unrealized
                                       Amortized -------------   Fair
                                         cost    Gains  Losses   value
      ($ in millions)                  --------- ------ ------  -------
      At December 31, 1998
      U.S. government and agencies      $ 3,171  $  794 $  (5)  $ 3,960
      Municipal                          17,589   1,198   (16)   18,771
      Corporate                          16,508   1,387  (116)   17,779
      Foreign government                    625      35    (7)      653
      Mortgage-backed securities          7,612     270    (3)    7,879
      Asset-backed securities             4,197      64   (10)    4,251
      Redeemable preferred stock            244      23     -       267
                                        -------  ------ -----   -------
        Total fixed income securities   $49,946  $3,771 $(157)  $53,560
                                        =======  ====== =====   =======
      At December 31, 1997
      U.S. government and agencies      $ 3,117  $  563 $  (3)  $ 3,677
      Municipal                          15,357   1,096   (14)   16,439
      Corporate                          16,348   1,191   (35)   17,504
      Foreign government                    596       9    (8)      597
      Mortgage-backed securities          8,264     319   (24)    8,559
      Asset-backed securities             3,948      49    (1)    3,996
      Redeemable preferred stock            252      30     -       282
                                        -------  ------ -----   -------
        Total fixed income securities   $47,882  $3,257 $ (85)  $51,054
                                        =======  ====== =====   =======

Scheduled maturities

  The scheduled maturities for fixed income securities are as follows at December 31, 1998:

                                              Amortized  Fair
                                                cost     value
      ($ in millions)                         --------- -------
      Due in one year or less                  $ 1,882  $ 1,915
      Due after one year through five years      8,912    9,421
      Due after five years through ten years    11,619   12,300
      Due after ten years                       15,724   17,794
                                               -------  -------
                                                38,137   41,430
      Mortgage- and asset-backed securities     11,809   12,130
                                               -------  -------
        Total                                  $49,946  $53,560
                                               =======  =======

  Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

Net investment income

                                                      1998   1997    1996
      Year ended December 31,                        ------ ------  ------
      ($ in millions)
      Fixed income securities                        $3,458 $3,455  $3,302
      Equity securities                                 160    142     128
      Mortgage loans                                    261    270     291
      Other                                             109     70     162
                                                     ------ ------  ------
       Investment income, before expense              3,988  3,937   3,883
       Investment expense                                98     76      70
                                                     ------ ------  ------
       Net investment income                         $3,890 $3,861  $3,813
                                                     ====== ======  ======

Realized capital gains and losses

                                                      1998   1997    1996
      Year ended December 31,                        ------ ------  ------
      ($ in millions)
      Fixed income securities                        $  258 $  195  $   40
      Equity securities                                 640    794     784
      Other investments                                 265     (7)    (40)
                                                     ------ ------  ------
       Realized capital gains and losses              1,163    982     784
       Income taxes                                     422    344     274
                                                     ------ ------  ------
       Realized capital gains and losses, after-tax  $  741 $  638  $  510
                                                     ====== ======  ======

  Excluding calls and prepayments, gross gains of $277 million, $250 million and $205 million and gross losses of $95 million, $153 million and $146 million were realized on sales of fixed income securities during 1998, 1997 and 1996, respectively.

Unrealized net capital gains

  Unrealized net capital gains on fixed income and equity securities included in shareholders' equity at December 31, 1998, are as follows:

                                                          Gross
                                                       unrealized
                                   Cost/       Fair   -------------  Unrealized
                               amortized cost  value  Gains  Losses  net gains
      ($ in millions)          -------------- ------- ------ ------  ----------
      Fixed income securities     $49,946     $53,560 $3,771 $(157)    $3,614
      Equity securities             4,231       6,421  2,299  (109)     2,190
                                  -------     ------- ------ -----     ------
        Total                     $54,177     $59,981 $6,070 $(266)     5,804
                                  =======     ======= ====== =====
      Deferred income taxes,
       deferred policy acqui-
       sition costs and other                                          (2,810)
                                                                       ------
      Unrealized net capital
       gains                                                           $2,994
                                                                       ======

  At December 31, 1997, equity securities had gross unrealized gains of $2.26 billion and gross unrealized losses of $105 million.

Change in unrealized net capital gains

                                                       1998    1997    1996
      Year ended December 31,                          -----  ------  -------
      ($ in millions)
      Fixed income securities                          $ 442  $1,134  $(1,327)
      Equity securities                                   39     589      128
                                                       -----  ------  -------
        Total                                            481   1,723   (1,199)
      Deferred income taxes, deferred policy acquisi-
       tion costs and other                             (308)   (905)     566
                                                       -----  ------  -------
      Increase (decrease) in unrealized net capital
       gains                                           $ 173  $  818  $  (633)
                                                       =====  ======  =======

Investment loss provisions and valuation allowances

  Pretax provisions for investment losses, principally relating to other than temporary declines in value of fixed income securities and equity securities, and valuation allowances on mortgage loans were $105 million, $80 million and $187 million in 1998, 1997 and 1996, respectively.

Mortgage loan impairment

  A mortgage loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

  The components of impaired loans at December 31, 1998 and 1997 are as follows:

                                              1998  1997
      ($ in millions)                         ----  ----
      Impaired loans
       With valuation allowances              $35   $ 28
       Less: valuation allowances              (9)   (10)
       Without valuation allowances            36     16
                                              ---   ----
        Net carrying value of impaired loans  $62   $ 34
                                              ===   ====

  The net carrying value of impaired loans at December 31, 1998 and 1997 comprised $60 million and $28 million, respectively, measured at the fair value of the collateral, and $2 million and $6 million, respectively, measured at the present value of the loan's expected future cash flows discounted at the loan's effective interest rate. Impaired loans without valuation allowances include collateral dependent loans where the fair value of the collateral is greater than the recorded investment in the loans.

  Interest income is recognized on a cash basis for impaired loans carried at the fair value of the collateral, beginning at the time of impairment. For other impaired loans, interest is accrued based on the net carrying value. The Company recognized interest income of $5 million, $8 million and $22 million on impaired loans during 1998, 1997 and 1996, respectively, of which $5 million, $7 million and $20 million was received in cash during 1998, 1997 and 1996, respectively. The average balance of impaired loans was $53 million, $103 million and $203 million during 1998, 1997 and 1996, respectively.

  Valuation allowances for mortgage loans at December 31, 1998, 1997 and 1996, were $15 million, $32 million and $65 million, respectively. For the years ended December 31, 1998, 1997 and 1996, direct write-downs of mortgage loan valuation allowances were $1 million, $8 million and $20 million, respectively. For the years ended December 31, 1998, 1997 and 1996, net (reductions) additions to mortgage loan valuation allowances were $(16) million, $(25) million and $10 million, respectively.

Investment concentration for municipal bond and commercial mortgage portfolios and other investment information

  The Company maintains a diversified portfolio of municipal bonds. The largest concentrations in the portfolio are presented below. Except for the following, holdings in no other state exceeded 5% of the portfolio at December 31, 1998:

      (% of
      municipal
      bond
      portfolio
      carrying      1998  1997
      value)        ----  ----
      Texas         12.7% 11.6%
      Illinois      11.1  11.6
      New York      10.0   8.8
      Pennsylvania   6.3   4.9
      California     5.4   8.6

  The Company's mortgage loans are collateralized by a variety of commercial real estate property types located throughout the United States. Substantially all of the commercial mortgage loans are non-recourse to the borrower. The states with the largest portion of the commercial mortgage loan portfolio are listed below. Except for the following, holdings in no other state exceeded 5% of the portfolio at December 31, 1998:

      (% of
      commercial
      mortgage
      portfolio
      carrying     1998  1997
      value)       ----  ----
      California   22.7% 23.1%
      New York      8.7   9.2
      Illinois      8.1   7.5
      Florida       5.5   5.4
      Texas         5.1   5.7

  The types of properties collateralizing the commercial mortgage loans at December 31, are as follows:


      (% of commercial
      mortgage
      portfolio          1998   1997
      carrying value)    -----  -----
      Retail              29.7%  33.5%
      Office buildings    28.6   22.2
      Apartment complex   16.9   17.8
      Warehouse           16.4   17.5
      Industrial           2.5    2.6
      Other                5.9    6.4
                         -----  -----
                         100.0% 100.0%
                         =====  =====

  The contractual maturities of the commercial mortgage loan portfolio as of December 31, 1998, for loans that were not in foreclosure are as follows:

                  Number
                    of   Carrying
      ($ in       loans   value   Percent
      millions)   ------ -------- -------
      1999          40    $  217     6.3%
      2000          50       318     9.3
      2001          57       302     8.8
      2002          46       222     6.5
      2003          52       296     8.6
      Thereafter   382     2,077    60.5
                   ---    ------   -----
        Total      627    $3,432   100.0%
                   ===    ======   =====

  In 1998, $330 million of commercial mortgage loans were contractually due. Of these, 52.8% were paid as due, 34.3% were refinanced at prevailing market terms, 4.9% were foreclosed or are in the process of foreclosure, and 8.0% were in the process of refinancing or restructuring discussions.

  At December 31, 1998, the carrying value of investments, excluding equity securities, that were non-income producing during 1998 was $10 million.

  At December 31, 1998, fixed income securities with a carrying value of $299 million were on deposit with regulatory authorities as required by law.

5. Financial Instruments

  In the normal course of business, the Company invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative financial instruments and other off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including deferred policy acquisition costs, property and equipment and reinsurance recoverables) and liabilities (including property-liability, traditional life and universal life-type insurance reserves, and deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments such as premium installment receivables, accrued investment income, cash and claim payments outstanding are generally of a short-term nature. Their carrying values are assumed to approximate fair value.

Financial assets

  The carrying value and fair value of financial assets at December 31, are as follows:

                                     1998             1997
                               ---------------- ----------------
                               Carrying  Fair   Carrying  Fair
                                value    value   value    value
      ($ in millions)          -------- ------- -------- -------
      Fixed income securities  $53,560  $53,560 $51,054  $51,054
      Equity securities          6,421    6,421   6,571    6,571
      Mortgage loans             3,458    3,664   3,002    3,173
      Short-term investments     2,477    2,477     687      687
      Policy loans                 569      569     527      527
      Separate accounts         10,098   10,098   7,582    7,582

Carrying value and fair value include the effects of derivative financial instruments where applicable.

  Fair values for fixed income securities are based on quoted market prices where available. Non-quoted securities are valued based on discounted cash flows using current interest rates for similar securities. Equity securities are valued based principally on quoted market prices. Mortgage loans are valued based on discounted contractual cash flows. Discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics, using similar properties as collateral. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value approximates fair value.

  The carrying value of policy loans approximates its fair value. Separate Accounts assets are carried in the consolidated statements of financial position at fair value based on quoted market prices.

Financial liabilities and trust preferred securities

  The carrying value and fair value of financial liabilities and trust preferred securities at December 31, are as follows:

                                                    1998             1997
                                              ---------------- ----------------
                                              Carrying  Fair   Carrying  Fair
                                               value    value   value    value
      ($ in millions)                         -------- ------- -------- -------
      Contractholder funds on investment
       contracts                              $16,757  $16,509 $16,393  $16,289
      Short-term debt                             393      393     199      199
      Long-term debt                            1,353    1,417   1,497    1,796
      Separate Accounts                        10,098   10,098   7,582    7,582
      Mandatorily redeemable preferred secu-
       rities of
       subsidiary trusts                          750      795     750      785

  The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Short-term debt is valued at carrying value due to its short-term nature. The fair value of long-term debt and trust preferred securities is based on quoted market prices. Separate Accounts liabilities are carried at the fair value of the underlying assets.

Derivative financial instruments

  Derivative financial instruments include swaps, futures, forwards and options, including caps and floors. The Company primarily uses derivative financial instruments to reduce its exposure to market risk (principally interest rate, equity price and foreign currency risk) and in conjunction with asset/liability management, in its life and savings operations. The Company does not hold or issue these instruments for trading purposes.

  The following table summarizes the contract or notional amount, credit exposure, fair value and carrying value of the Company's derivative financial instruments at December 31, as follows:

                                               1998                                            1997
                          ----------------------------------------------- -----------------------------------------------
                                                              Carrying                                        Carrying
                          Contract/notional  Credit  Fair   value assets/ Contract/notional  Credit  Fair   value assets/
                               amount       exposure value  (liabilities)      amount       exposure value  (liabilities)
($ in millions)           ----------------- -------- -----  ------------- ----------------- -------- -----  -------------
Interest rate contracts
Interest rate swap
 agreements
 Pay floating rate, re-
  ceive fixed rate             $  474         $ 14   $ 30       $ 24           $  496         $ 21   $ 21       $ 21
 Pay fixed rate, receive
  floating rate                   965            -    (32)       (17)             501            -    (14)       (14)
 Pay floating rate, re-
  ceive floating rate              73            -     (1)         -              115            -     (1)        (1)
Financial futures and
 forward contracts                911            1      1          1              531            3      1          1
Interest rate cap and
 floor agreements               3,049            2      2          3            3,479            4      4          5
                               ------         ----   ----       ----           ------         ----   ----       ----
Total interest rate con-
 tracts                         5,472           17      -         11            5,122           28     11         12
Equity and commodity
 contracts
Commodity and total re-
 turn swap agreements               -            -      -          -              127            1     (4)        (5)
Options, warrants and
 financial futures                780          206    206        206              851          244    244        244
                               ------         ----   ----       ----           ------         ----   ----       ----
Total equity and commod-
 ity contracts                    780          206    206        206              978          245    240        239
Foreign currency con-
 tracts
Foreign currency swap
 agreements                       109            -     (3)        (3)              48            -     (2)        (2)
Foreign currency forward
 contracts                        534            -     (4)        (4)             306            4      4          4
                               ------         ----   ----       ----           ------         ----   ----       ----
Total foreign currency
 contracts                        643            -     (7)        (7)             354            4      2          2
                               ------         ----   ----       ----           ------         ----   ----       ----
Total derivative finan-
 cial instruments              $6,895         $223   $199       $210           $6,454         $277   $253       $253
                               ======         ====   ====       ====           ======         ====   ====       ====

Credit exposure includes the effects of legally enforceable master netting agreements.
Credit exposure and fair value include accrued interest where applicable. Carrying value is representative of deferred gains and losses, unamortized premium, accrued interest and/or unrealized gains and losses depending on the accounting for the derivative financial instrument.

  The contract or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these agreements.

  Credit exposure represents the Company's potential loss if all of the counterparties failed to perform under the contractual terms of the contracts and all collateral, if any, became worthless. This exposure is measured by the fair value of contracts with a positive fair value at the reporting date reduced by the effect, if any, of master netting agreements.

  The Company manages its exposure to credit risk by utilizing highly rated counterparties, establishing risk control limits, executing legally enforceable master netting agreements and obtaining collateral where appropriate. To date, the Company has not incurred any losses on derivative financial instruments due to counterparty nonperformance.

  Fair value is the estimated amount that the Company would receive (pay) to terminate or assign the contracts at the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer and exchange quotes are used to value the Company's derivatives.

  Interest rate swap agreements involve the exchange, at specified intervals, of interest payments calculated by reference to an underlying notional amount. The Company generally enters into swap agreements to change the interest rate characteristics of existing assets to more closely match the interest rate characteristics of the corresponding liabilities.

  The Company did not record any material deferred gains or losses on swaps nor realize any material gains or losses on swap terminations in 1998, 1997 or 1996.

  The Company paid a weighted average floating interest rate of 5.6% and received a weighted average fixed interest rate of 6.8% in 1998. The Company paid a weighted average fixed interest rate of 6.5% and received a weighted average floating interest rate of 6.0% in 1998.

  Financial futures and forward contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price or yield. They may be settled in cash or through delivery. As part of its asset/liability management, the Company generally utilizes futures and forward contracts to manage its market risk related to fixed income securities, equity securities, certain annuity contracts and anticipatory investment purchases and sales, as well as for other risk management purposes. Futures and forwards used as hedges of anticipatory transactions pertain to identified transactions which are probable to occur and are generally completed within 90 days. Futures contracts have limited off-balance-sheet credit risk as they are executed on organized exchanges and require security deposits, as well as the daily cash settlement of margins.

  Interest rate cap and floor agreements give the holder the right to receive at a future date, the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional amount. The Company purchases interest rate cap and floor agreements to reduce its exposure to rising or falling interest rates relative to certain existing assets and liabilities in conjunction with asset/liability management.

  Commodity swap agreements involve the exchange of floating-rate interest payments for the total return on a commodity index. The Company has entered into commodity swap transactions to mitigate market risk on the fixed income and equity securities portfolios.

  Total return swap agreements involve the exchange of floating rate interest payments for the total return on an equity index. The Company enters into total return swap transactions for risk management purposes.

  Equity-indexed option contracts and equity-indexed financial futures provide returns based on a specified equity index applied to the instrument's notional amount. The Company utilizes these instruments to achieve equity appreciation, to reduce the market risk associated with certain annuity contracts and for other risk management purposes. Where required, counterparties post collateral to minimize credit risk.

  Debt warrants provide the right to purchase a specified new issue of debt at a predetermined price. The Company purchases debt warrants to protect against long-term call risk.

  Foreign currency contracts involve the future exchange or delivery of foreign currency on terms negotiated at the inception of the contract. The Company enters into these agreements primarily to manage the currency risk associated with investing in foreign securities.

  Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. Market risk exists for all of the derivative financial instruments that the Company currently holds, as these instruments may become less valuable due to adverse changes in market conditions. The Company mitigates this risk through established risk control limits set by senior management. In addition, the change in the value of the Company's derivative financial instruments designated as hedges is generally offset by the change in the value of the related assets and liabilities.

Off-balance-sheet financial instruments

  A summary of the contractual amounts and fair values of off-balance-sheet financial instruments at December 31, follows:

                                                  1998              1997
                                            ----------------- -----------------
                                            Contractual Fair  Contractual Fair
                                              amount    value   amount    value
      ($ in millions)                       ----------- ----- ----------- -----
      Commitments to invest                    $353      $ -     $361      $ -
      Commitments to extend mortgage loans       87        1      117        1
      Financial guarantees                       11        1       22       (2)
      Credit guarantees                          93        -       97        -

  Except for credit guarantees, the contractual amounts represent the amount at risk if the contract is fully drawn upon, the counterparty defaults and the value of any underlying security becomes worthless. Unless noted otherwise, the Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

  Commitments to invest generally represent commitments to acquire financial interests or instruments. The Company enters into these agreements to allow for additional participation in certain limited partnership investments. Because the equity investments in the limited partnerships are not actively traded, it is not practicable to estimate the fair value of these commitments.

  Commitments to extend mortgage loans are agreements to lend to a borrower provided there is no violation of any condition established in the contract. The Company enters these agreements to commit to future loan fundings at a predetermined interest rate. Commitments generally have fixed expiration dates or other termination clauses. Commitments to extend mortgage loans, which are secured by the underlying properties, are valued based on estimates of fees charged by other institutions to make similar commitments to similar borrowers.

  Financial guarantees represent conditional commitments to repurchase notes from a creditor upon default of the debtor. The Company enters into these agreements primarily to provide financial support for certain equity investees. Financial guarantees are valued based on estimates of payments that may occur over the life of the guarantees.

  Credit guarantees written represent conditional commitments to exchange identified AAA or AA rated credit risk for identified A rated credit risk upon bankruptcy or other event of default of the referenced credits. The Company receives fees for assuming the referenced credit risks, which are reported in net investment income when earned over the lives of the commitments. The Company enters into these transactions in order to achieve higher yields than if the referenced credits were directly owned.

  The Company's maximum amount at risk, assuming bankruptcy or other default of the referenced credits and the value of the referenced credits becomes worthless, is the fair value of the identified AAA or AA rated securities. The identified AAA or AA rated securities had a fair value of $95 million at December 31, 1998. The Company includes the impact of credit guarantees in its analysis of credit risk, and the referenced credits were current with respect to their contractual terms at December 31, 1998.

6. Reserve for Property-Liability Insurance Claims and Claims Expense

  As described in Note 2, the Company establishes reserves for claims and claims expense on reported and unreported claims of insured losses. These reserve estimates are based on known facts and interpretation of circumstances, including the Company's experience with similar cases and historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims and product mix, as well as other factors including court decisions, economic conditions and public attitudes. The effects of inflation are implicitly considered in the reserving process.

  The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Allstate regularly updates its reserve estimates as new facts become known and further events occur which may impact the resolution of unsettled claims. Changes in prior year reserve estimates, which may be material, are reflected in the results of operations in the period such changes are determined to be needed.

  Activity in the reserve for property-liability insurance claims and claims expense is summarized as follows:

                                 1998     1997     1996
      ($ in millions)           -------  -------  -------
      Balance at January 1      $17,403  $17,382  $17,687
       Less reinsurance recov-
        erables                   1,630    1,784    1,531
                                -------  -------  -------
      Net balance at January 1   15,773   15,598   16,156
       Acquisitions                  58        -        -
                                -------  -------  -------
      Adjusted net balance       15,831   15,598   16,156
      Incurred claims and
       claims expense related
       to:
       Current year              14,301   14,013   14,823
       Prior years                 (700)    (677)    (336)
                                -------  -------  -------
        Total incurred           13,601   13,336   14,487
      Claims and claims ex-
       pense paid related to:
       Current year               8,521    8,148    7,522
       Prior years                5,488    5,013    5,787
       Disposition of opera-
        tions                         -        -    1,736
                                -------  -------  -------
        Total paid               14,009   13,161   15,045
      Net balance at December
       31                        15,423   15,773   15,598
       Plus reinsurance recov-
        erables                   1,458    1,630    1,784
                                -------  -------  -------
      Balance at December 31    $16,881  $17,403  $17,382
                                =======  =======  =======

  Incurred claims and claims expense represents the sum of paid losses and reserve changes in the calendar year. This expense includes losses from catastrophes of $780 million, $365 million and $991 million in 1998, 1997 and 1996, respectively. Catastrophes are an inherent risk of the property-liability insurance business which have contributed, and will continue to contribute, to material year-to-year fluctuations in the Company's results of operations and financial position.

  The level of catastrophe loss experienced in any year cannot be predicted and could be material to results of operations and financial position. For Allstate, major areas of potential losses due to hurricanes include major metropolitan centers near the eastern and gulf coasts of the United States. Exposure to potential earthquake losses in California is limited by the Company's participation in the California Earthquake Authority ("CEA"). Other areas in the United States with exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington and Charleston, South Carolina. Allstate continues to evaluate alternative business strategies to more effectively manage its exposure to catastrophe losses in these and other areas.

  The Company entered into a three-year excess of loss reinsurance contract covering Florida property policies, effective January 1, 1997, which provides access to 80% of $500 million of catastrophe reinsurance protection for losses in excess of approximately $1.00 billion, up to an aggregate limit of $800 million. In addition, the Company has access to 90% of an estimated $950 million of reimbursement from the Florida Hurricane Catastrophe Fund ("FHCF"). The Company also entered into a three-year excess of loss reinsurance contract covering property policies in the northeastern portion of the United States, effective June 1, 1997. The reinsurance program provides up to 95% of $500 million of reinsurance protection for catastrophe losses in excess of an estimated $750 million retention subject to a limit of $500 million in any one year and an aggregate limit of $1.00 billion over the three-year contract period.

  Management believes that the reserve for claims and claims expense at December 31, 1998 is appropriately established in the aggregate and adequate to cover the ultimate net cost of reported and unreported claims arising from losses which had occurred by that date.

  Favorable calendar year reserve development in 1998, 1997 and 1996 was the result of favorable injury severity trends in each of the three years. For 1998 and 1996, this favorable development more than offset adverse development in Discontinued Lines and Coverages (defined in Note 15). The favorable injury severity trend during this three-year period was largely due to lower than anticipated medical cost inflation for personal auto injury claims and improvements in the Company's claim settlement processes. The reduction in the anticipated medical cost inflation trend has emerged over time as actual claim settlements validated the effect of the steady decline in the rate of inflation. In addition, while the claim settlement process changes are believed to have contributed to favorable severity trends on closed claims, these changes introduce a greater degree of variability in reserve estimates for the remaining outstanding claims at December 31, 1998. Future reserve development releases, if any, are expected to be adversely impacted by expected increases in medical cost inflation rates.

  Allstate's exposure to environmental, asbestos and mass tort claims stem principally from excess and surplus business written from 1972 through 1985, including substantial excess and surplus general liability coverages on Fortune 500 companies, and reinsurance coverage written during the 1960s through the 1980s, including reinsurance on primary insurance written on large U.S. companies. Mass tort exposures primarily relate to product liability claims, such as those for medical devices and other products, and general liabilities.

  During 1996, Allstate gained access to complex databases developed by outside experts to estimate the cost of liabilities for environmental claims. Allstate's policy files were compared to the databases to determine an estimate of the Company's potential environmental loss. The Company also refined its own estimation techniques to estimate environmental and asbestos losses. Allstate used a combination of these resources, along with an extensive internal review of its current claim exposures to estimate environmental and asbestos reserves. The Company also performed an in-depth analysis of its reinsurance recoverables. Based upon the Company's re-evaluation, loss reserves, net of reinsurance for environmental and asbestos exposures were increased by $172 million and $72 million, respectively.

  In addition to environmental and asbestos exposures, the studies also included an assessment of current claims for mass tort exposures. Based on the re-evaluation, loss reserves for mass tort exposures were increased by $60 million net of reinsurance recoverables. This increase includes the reallocation of $103 million of general liability net loss reserves between 1985 and subsequent accident years to pre-1985 accident years.

  In 1986, the general liability policy form used by Allstate and others in the property-liability industry was amended to introduce an "absolute pollution exclusion," which excluded coverage for environmental damage claims and added an asbestos exclusion. Most general liability policies issued prior to 1987 contain annual aggregate limits for product liability coverage, and policies issued after 1986 also have an annual aggregate limit as to all coverages. Allstate's experience to date is that these policy form changes have effectively limited its exposure to environmental and asbestos claim risks assumed, as well as primary commercial coverages written, for most policies written in 1986 and all policies written after 1986.

  Establishing net loss reserves for environmental, asbestos and mass tort claims is subject to uncertainties that are greater than those presented by other types of claims. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, availability of reinsurance and the extent and timing of any such contractual liability. The legal issues concerning the interpretation of various insurance policy provisions and whether those losses are, or were ever intended to be covered, are complex. Courts have reached different and sometimes inconsistent conclusions as to when losses are deemed to have occurred and which policies provide coverage; what types of losses are covered; whether there is an insured obligation to defend; how policy limits are determined; how policy exclusions are applied and interpreted; and whether clean-up costs represent insured property damage. Management believes these issues are not likely to be resolved in the near future.

  Reserves for environmental claims were $641 million and $685 million, net of reinsurance recoverables of $199 million and $200 million at December 31, 1998 and 1997, respectively. Reserves for asbestos claims were $459 million and $417 million, net of reinsurance recoverables of $227 million and $188 million at December 31, 1998 and 1997, respectively. Approximately 58% and 57% of the total net environmental and asbestos reserves at December 31, 1998 and 1997, respectively, represents claims that are incurred but not reported ("IBNR"). The survival ratios (ending reserves divided by claims and claims expense paid) for net environmental and asbestos reserves at December 31, 1998 and 1997, were
10.8 and 8.5, respectively. In 1998, the survival ratio increased due to increased reserve levels and a decline in payments. In 1997, the survival ratio was lower than normal due to the payment of unusually large asbestos claim settlements and commutations.

  Management believes its net loss reserves for environmental, asbestos and mass tort claims are appropriately established based on available facts, technology, laws and regulations. However, due to the inconsistencies of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate cost of these claims may vary materially from the amounts currently recorded, resulting in an increase in the loss reserves. In addition, while the Company believes the improved actuarial techniques and databases have assisted in its ability to estimate environmental, asbestos and mass tort net loss reserves, these refinements may subsequently prove to be inadequate indicators of the extent of probable loss. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional net loss reserves that may be required.

7. Reinsurance

  The Company purchases reinsurance to limit aggregate and single losses on large risks. The Company continues to have primary liability as a direct insurer for risks reinsured. The information presented here should be read in connection with Note 6. The effects of reinsurance on premiums written and earned for the year ended December 31, are as follows:

                                                      1998     1997     1996
      ($ in millions)                                -------  -------  -------
      Property-liability premiums written
      Direct                                         $19,878  $19,075  $18,748
      Assumed                                             63      102      382
      Ceded                                             (426)    (388)    (544)
                                                     -------  -------  -------
        Property-liability premiums written, net of
         reinsurance                                 $19,515  $18,789  $18,586
                                                     =======  =======  =======
      Property-liability premiums earned
      Direct                                         $19,666  $18,872  $18,487
      Assumed                                             74       98      358
      Ceded                                             (433)    (366)    (479)
                                                     -------  -------  -------
        Property-liability premiums earned, net of
         reinsurance                                 $19,307  $18,604  $18,366
                                                     =======  =======  =======
      Life and annuity premiums and contract
       charges
      Direct                                         $ 1,668  $ 1,675  $ 1,415
      Assumed                                             29       21       17
      Ceded                                             (178)    (194)     (96)
                                                     -------  -------  -------
        Life insurance premiums and contract
         charges, net of reinsurance                 $ 1,519  $ 1,502  $ 1,336
                                                     =======  =======  =======

  The amounts recoverable from reinsurers at December 31, 1998 and 1997 include $244 million and $223 million, respectively, related to property-liability losses paid by the Company and billed to reinsurers, and $1.46 billion and $1.63 billion, respectively, estimated by the Company with respect to ceded unpaid losses (including IBNR) which are not billable until the losses are paid. Amounts recoverable from mandatory pools and facilities included above were $637 million and $606 million at December 31, 1998 and 1997, respectively. Recent developments in the insurance industry have resulted in environmental, asbestos and mass tort exposures being segregated into separate legal entities with dedicated capital. These actions have been supported by regulatory bodies in certain cases. The Company is unable to determine the impact, if any, that these developments will have on the collectibility of reinsurance recoverables in the future. The Company had amounts recoverable from Lloyd's of London of $99 million and $117 million at December 31, 1998 and 1997, respectively. Lloyd's of London implemented a restructuring plan in 1996 to solidify its capital base and to segregate claims for years before 1993. The impact, if any, of the restructuring on the collectibility of the recoverable from Lloyd's of London is uncertain at this time. The recoverable from Lloyd's of London syndicates is spread among thousands of investors who have unlimited liability. Excluding mandatory pools and facilities no other amount due or estimated to be due from any one property-liability reinsurer was in excess of $84 million and $76 million at December 31, 1998 and 1997, respectively.

  Estimating amounts of reinsurance recoverable is also impacted by the uncertainties involved in the establishment of loss reserves. Management believes the recoverables are appropriately established; however, as the

Company's underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. The reinsurers and amounts recoverable therefrom are regularly evaluated by the Company and a provision for uncollectible reinsurance is recorded, if needed. There were no provisions for uncollectible reinsurance in 1998 and 1997. In 1996, the pretax provision for uncollectible reinsurance was $18 million. The allowance for uncollectible reinsurance was $141 million and $147 million at December 31, 1998 and 1997, respectively.

8. Debt

  Long-term and short-term debt at December 31, consists of the following:

                                              1998   1997
      ($ in millions)                        ------ ------
      5.875% Notes, due 1998                 $    - $  300
      6.75% Notes, due 2003                     300    300
      7.5% Debentures, due 2013                 250    250
      6.75% Debentures, due 2018                250      -
      6.90% Debentures, due 2038                250      -
      7.125% Debentures, due 2097               250    250
      6.76% ACES, due 1998                        -    357
      Floating rate notes, due 2009 to 2013      53     40
                                             ------ ------
      Total long-term debt                    1,353  1,497
      Short-term debt                           393    199
                                             ------ ------
        Total debt                           $1,746 $1,696
                                             ====== ======

  In 1998, the Company issued $250 million of 6.75% senior debentures due 2018, and $250 million of 6.90% senior debentures due 2038. The net proceeds from the issuances were used to fund the maturity of $300 million of 5.875% notes due June 15, 1998, and for general corporate purposes. In addition, the 6.76% ACES were converted into approximately 8.6 million shares of PMI Group.

  The 7.125% Debentures due in 2097 are subject to redemption at the Company's option in whole or in part beginning in 2002 at 100% of the principal amount plus accrued interest to the redemption date. The Company also has the right to shorten the maturity of the 7.125% Debentures to the extent required to preserve the Company's ability to deduct interest paid on the debentures.

  The Company maintains two credit facilities totaling $1.55 billion as a potential source of funds, including a $1.50 billion, five-year revolving line of credit, expiring in 2001 and a $50 million, one-year revolving line of credit expiring in 1999. In order to borrow from the five-year line of credit, AIC is required to maintain a specified statutory surplus level and the Company's debt to equity ratio (as defined in the agreement) must not exceed a designated level. The Company pays commitment fees in connection with the lines of credit. As of December 31, 1998, no amounts were outstanding under the bank lines of credit. The Company paid $104 million, $87 million and $83 million of interest on debt in 1998, 1997 and 1996, respectively.

  The weighted average interest rates of outstanding short-term debt at December 31, 1998 and 1997 were 5.3% and 6.0%, respectively.

  The Company filed a shelf registration statement with the Securities and Exchange Commission in August 1998, under which up to $2 billion of debt securities, preferred stock or debt warrants may be issued. No securities were issued under the registration statement as of December 31, 1998.

9. Commitments and Contingent Liabilities

Leases

  The Company leases certain office facilities and computer equipment. Total rent expense for all leases was $292 million, $256 million and $220 million in 1998, 1997 and 1996, respectively.

  Minimum rental commitments under noncancelable operating leases with an initial or remaining term of more than one year as of December 31, are as follows:

             ($ in       1998
             millions)   ----
             1999        $237
             2000         153
             2001         137
             2002          76
             2003          53
             Thereafter   108
                         ----
                         $764
                         ====

California Earthquake Authority

  Allstate participates in the CEA, which is a privately-financed, publicly-managed state agency created to provide coverage for earthquake damage. Insurers selling homeowners insurance in California are required to offer earthquake insurance to their customers either through their company or participation in the CEA. The Company's homeowners policy continues to include coverages for losses caused by explosions, theft, glass breakage and fires following an earthquake, which are not underwritten by the CEA.

  Approximately $700 million of the capital needed to create the CEA was obtained from assessments of participating insurance companies. In 1996, Allstate's pretax assessment, including related expenses, was approximately $150 million. Should losses arising from an earthquake cause a deficit in the CEA, additional capital needed to operate the CEA will be obtained through assessments of participating insurance companies, reinsurance and bond issuances funded by policyholder assessments. Participating insurers are required to fund a second assessment, not to exceed $2.15 billion, if the capital of the CEA falls below $350 million. Participating insurers are required to fund a third assessment, not to exceed $1.43 billion, if the aggregate CEA earthquake losses exceed $5.81 billion or the capital of the CEA falls below $350 million. At December 31, 1998, the CEA's capital balance was approximately $432 million. If the CEA assesses its member insurers for any amount, the amount of future assessments on members is reduced by the amounts previously assessed. To date, the CEA has not assessed member insurers beyond the initial assessment. The authority of the CEA to assess participating insurers expires when it has completed twelve years of operation. At the end of 1998, the CEA had completed two years of operation. All future assessments to participating CEA insurers are based on their CEA insurance market share, as of December 31 of the preceding year. Assuming its current CEA market share does not materially change, Allstate does not expect its portion of these additional contingent assessments, if any, to exceed $540 million, as the likelihood of an industry event exceeding the CEA industry capacity of $5.81 billion is less than .2%.

Florida hurricane assessments

  In Florida, the Company is subject to assessments from the Florida Windstorm Underwriting Association ("FWUA") and the Florida Property and Casualty Joint Underwriting Association ("FRPCJUA"), which are organizations created to provide coverage for catastrophic losses to property owners unable to obtain coverage in the private market. Regular assessments are levied on participating companies if the deficit in the calendar year is less than or equal to 10% of Florida property premiums industry-wide for that year. An insurer may recoup a regular assessment through a surcharge to policyholders subject to a cap on the amount that can be charged in any one year. If the deficit exceeds 10%, the FWUA and/or FRPCJUA will fund the deficit through the issuance of bonds. The costs of these bonds are then funded through a regular assessment in the first year following the deficit and emergency assessments in subsequent years. Companies are required to collect the emergency assessments directly from the policyholder and remit these monies to the organizations as they are collected. Participating companies are also required to purchase any unsold bonds issued by the FWUA and/or FRPCJUA. The insurer must file any recoupment surcharge with the Department of Insurance ("the Department") at least 15 days prior to imposing the surcharge on any policies. The surcharge may be used automatically after the expiration of the 15 days, unless the Department has notified the insurer in writing that any of its calculations are incorrect.

  The Company is also subject to assessments from the FHCF, which has the authority to issue bonds to pay its obligations to participating insurers. The bonds issued by the FHCF are funded by assessments on all property and casualty premiums written in the state, except workers' compensation and accident and health insurance. These assessments are limited to 4%, and are recoupable immediately through increases in policyholder rates. A rate filing or any portion of a rate change attributable entirely to the assessment is deemed approved when made with the Department, subject to the Department's statutory authority to review the "adequacy" of any rate at any time.

  While the statutes are designed so that the ultimate cost is borne by the policyholders, the exposure to assessments and the availability of recoveries may not offset each other in the financial statements due to timing and the possibility of policies not being renewed in subsequent years.

Shared markets

  As a condition of its license to do business in various states, the Company is required to participate in mandatory property-liability shared market mechanisms or pooling arrangements, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase such coverage voluntarily provided by private insurers. Underwriting results related to these organizations have been immaterial to the results of operations.

Guaranty funds

  Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, for certain obligations of insolvent insurance companies to policyholders and claimants. The Company's expenses related to these funds have been immaterial.

Northbrook sale

  In connection with the sale of Northbrook in 1996, Allstate entered into an agreement with St. Paul whereby Allstate and St. Paul will share in any development of the closing net loss reserves of Northbrook, which will be settled as of July 31, 2000. Under the agreement, if the development of ultimate net loss reserves exceeds net loss reserves at closing by more than $25 million, Allstate will be required to pay St. Paul a portion of the difference, limited to $100 million. If the development of ultimate net loss reserves is less than net loss reserves at closing, St. Paul will be required to pay Allstate a portion of the difference not to exceed $50 million. The Company does not expect unfavorable reserve development based on current trends, conditions and claim settlement processes.

PMI Runoff Support Agreement

  The Company has certain limited rights and obligations under a capital support agreement ("Runoff Support Agreement") with PMI Mortgage Insurance Company ("PMI"), the primary operating subsidiary of PMI Group (see Note 3). Under the Runoff Support Agreement, the Company would be required to pay claims on PMI policies written prior to October 28, 1994 if PMI fails certain financial covenants and fails to pay such claims. In the event any amounts are so paid, the Company would receive a commensurate amount of preferred stock or subordinated debt of PMI Group or PMI. The Runoff Support Agreement also restricts PMI's ability to write new business and pay dividends under certain circumstances. Management does not believe this agreement will have a material adverse effect on results of operations, liquidity or financial position of the Company.

Regulation and legal proceedings

  The Company's insurance businesses are subject to the effects of a changing social, economic and regulatory environment. Public and regulatory initiatives have varied and have included efforts to adversely influence and restrict premium rates, restrict the Company's ability to cancel policies, impose underwriting standards and expand overall regulation. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

  Allstate and plaintiffs' representatives have agreed to settle certain civil suits filed in California, including a class action, related to the 1994 Northridge, California earthquake. The settlement received a preliminary approval in the Superior Court of the State of California for the County of Los Angeles on December 30, 1998. The plaintiffs in these civil suits have challenged licensing and engineering practices of certain firms Allstate retained and have alleged that Allstate systematically pressured engineering firms to improperly alter their reports to reduce the loss amounts paid to some insureds with earthquake claims. Under the terms of the proposed settlement, and subject to court approval, Allstate will begin a court-administered program to enable up to approximately 11,500 homeowners customers to potentially seek review of their claims by an independent engineer and an independent adjusting firm to ensure that they have been compensated for all structural earthquake damage under the terms of their Allstate policies. Allstate will also retain an independent consultant to review Allstate's practices and procedures for handling catastrophe claims, and will establish a charitable foundation devoted to consumer education on loss prevention and consumer protection and other insurance issues. Notice of the settlement was mailed to class members during the week of February 15, 1999. Objections to the settlement must be postmarked no later than March 30, 1999. In order to participate in the settlement, class members must affirmatively respond and their replies must be postmarked no later than May 17, 1999. The final approval hearing is scheduled for May 5, 1999. The Company does not expect that the effect of the proposed settlement on Allstate's financial position, liquidity and results of operations will be material.

  In April 1998, Federal Bureau of Investigation agents executed search warrants at three Allstate offices for documents relating to the handling of certain claims for losses resulting from the Northridge earthquake. Allstate received a subpoena issued on April 24, 1998, from the U.S. District Court for the Central District of California, in connection with a Los Angeles grand jury proceeding, for the production of documents and records relating to the Northridge earthquake. Allstate is cooperating with the investigation. At present, the Company cannot determine the impact of resolving these matters.

  For the past four years, the Company has been distributing to certain PP&C claimants, documents regarding the claims process and the role that attorneys may play in that process. Suits challenging the use of these documents have been filed against the Company, including a suit by the Commonwealth of Pennsylvania and purported class actions in five other states. In addition, the Company has received inquires from other states' attorneys general, bar associations and departments of insurance. In certain states, the Company continues to use these documents after agreeing to make certain modifications. The Company is vigorously defending its rights to use these documents. The outcome of these disputes is currently uncertain.

  Various other legal and regulatory actions are currently pending that involve Allstate and specific aspects of its conduct of business, including some related to the Northridge earthquake. Like other employers and other members of the insurance industry, the Company is the target of an increasing number of class action law suits. These suits are based on a variety of issues including the classification of workers and insurance practices. In the opinion of management, the ultimate liability, if any, in one or more of these actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

10. Mandatorily Redeemable Preferred Securities of Subsidiary Trusts

  In 1996, Allstate Financing I ("AF I"), a wholly owned subsidiary trust of the Company, issued 22 million shares of 7.95% Quarterly Income Preferred Securities ("QUIPS") at $25 per share. The sole assets of AF I are $550 million of 7.95% Junior Subordinated Deferrable Interest Debentures ("QUIDS") issued by the Company. The QUIDS held by AF I will mature on December 31, 2026 and are redeemable by the Company in whole or in part beginning on November 25, 2001, at which time the QUIPS are callable. Net proceeds from the issuance of the QUIPS were used for general corporate purposes including the Company's stock repurchase program. AF I may elect to extend the maturity of its QUIPS to December 31, 2045.

  In 1996, Allstate Financing II ("AF II"), a wholly owned subsidiary trust of the Company, issued 200,000 shares of 7.83% preferred securities ("trust preferred securities") at $1,000 per share. The sole assets of AF II are $200 million of 7.83% Junior Subordinated Deferrable Interest Debentures ("junior subordinated debentures") issued by the Company. The junior subordinated debentures held by AF II will mature on December 1, 2045 and are redeemable by the Company in whole or in part beginning on December 1, 2006, at which time the trust preferred securities are callable. Net proceeds from the issuance of the trust preferred securities were used for general corporate purposes including the Company's stock repurchase program.

  The obligations of the Company with respect to the QUIDS and junior subordinated debentures constitute full and unconditional guarantees by the Company of AF I's and AF II's obligations under the respective preferred securities, including the payment of the liquidation or redemption price and any accumulated and unpaid interest, but only to the extent of funds held by the trusts. The preferred securities are classified in the Company's statements of financial position as Mandatorily Redeemable Preferred Securities of Subsidiary Trusts (representing the minority interest in the trusts) at their face value and redemption amount of $750 million. The preferred securities have a liquidation value of $25 per share for the QUIPS and $1,000 per share for the trust preferred securities. Dividends on the preferred securities are cumulative, payable quarterly in arrears for the QUIPS and cumulative, payable semi-annually in arrears for the trust preferred securities, and are deferrable at the Company's option for up to 5 years. The Company cannot pay dividends on its preferred and common stocks during such deferments. Dividends on the preferred securities have been classified as minority interest in the consolidated statements of operations.

11. Income Taxes

  A consolidated federal income tax return is filed by the Company and its eligible domestic subsidiaries. Tax liabilities and benefits realized by the consolidated group are allocated as generated by the respective entities.

  Prior to Sears, Roebuck and Co.'s ("Sears") distribution ("Sears distribution") on June 30, 1995 of its 80.3% ownership in the Company to Sears shareholders, the Company and all of its eligible domestic subsidiaries (the "Allstate Group") joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Allstate Group. Effectively, this resulted in the Company's annual income tax provision being computed as if the Company filed a separate return.

  As a result of the Sears distribution, the Allstate Group was no longer included in the Sears Tax Group, and the Tax Sharing Agreement was terminated. Accordingly, the Allstate Group and Sears Group entered into a new tax sharing agreement, which adopts many of the principles of the Tax Sharing Agreement and governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Sears distribution, including the treatment of audits of tax returns for such periods.

  The Internal Revenue Service ("IRS") has completed its review of the Allstate Group's federal income tax returns through the 1993 tax year. Any adjustments that may result from IRS examinations of tax returns are not expected to have a material impact on the financial position, liquidity or results of operations of the Company.

  The components of the deferred income tax assets and liabilities at December 31, are as follows:

                                          1998     1997
      ($ in millions)                    -------  -------
      Deferred assets
      Discount on loss reserves          $   620  $   650
      Unearned premium reserves              472      460
      Life and annuity reserves              589      551
      Other postretirement benefits          229      224
      Other assets                           455      377
                                         -------  -------
        Total deferred assets              2,365    2,262
      Deferred liabilities
      Deferred policy acquisition costs     (942)    (854)
      Unrealized net capital gains        (1,610)  (1,509)
      Pension                               (120)    (120)
      Other liabilities                     (154)    (160)
                                         -------  -------
        Total deferred liabilities        (2,826)  (2,643)
                                         -------  -------
        Net deferred liability           $  (461) $  (381)
                                         =======  =======

  Although realization is not assured, management believes it is more likely than not that the deferred tax assets, net of valuation allowances, will be realized based on the assumption that certain levels of income will be achieved. The Company has established valuation allowances for deferred tax assets of certain international operations, due to a lack of evidence that such assets would be realized. The total amount of the valuation allowance reducing deferred tax assets was $33 million at December 31, 1998.

  The components of income tax expense for the year ended December 31, are as follows:

                                   1998    1997  1996
      ($ in millions)             ------  ------ ----
      Current                     $1,429  $1,136 $407
      Deferred                        (7)    188  212
                                  ------  ------ ----
        Total income tax expense  $1,422  $1,324 $619
                                  ======  ====== ====

  The Company paid income taxes of $1,339 million, $975 million and $371 million in 1998, 1997 and 1996, respectively. The Company had a current income tax liability of $226 million and $176 million at December 31, 1998 and 1997, respectively.

  A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the year ended December 31, is as follows:

                                         1998  1997  1996
                                         ----  ----  -----
      Statutory federal income tax rate  35.0% 35.0%  35.0%
      Tax-exempt income                  (6.1) (6.2) (11.2)
      Dividends received deduction        (.7)  (.5)   (.9)
      Other                               1.8   1.6     .3
                                         ----  ----  -----
      Effective income tax rate          30.0% 29.9%  23.2%
                                         ====  ====  =====

  Prior to January l, 1984, ALIC was entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 1998, approximately $94 million, will result in federal income taxes payable of $33 million if distributed by ALIC. No provision for taxes has been made as ALIC has no plan to distribute amounts from this account. No further additions to the account have been permitted since the Tax Reform Act of 1984.

12. Statutory Financial Information

  The following table reconciles consolidated net income for the year ended December 31, and shareholders' equity at December 31, as reported herein in conformity with generally accepted accounting principles with property-liability combined statutory net income and capital and surplus of AIC, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                               Shareholders'
                                           Net income             equity
                                      ----------------------  ----------------
                                       1998    1997    1996    1998     1997
($ in millions)                       ------  ------  ------  -------  -------
Balance per generally accepted ac-
 counting principles                  $3,294  $3,105  $2,075  $17,240  $15,610
Parent company and undistributed net
 income of certain subsidiaries         (494)   (458)   (212)   1,210    1,583
Unrealized gain/loss on fixed income
 securities                                -       -       -   (2,670)  (2,622)
Deferred policy acquisition costs        (58)    (61)   (161)  (3,023)  (2,826)
Deferred income taxes                    (31)    174     152      482      381
Employee benefits                       (152)   (244)   (158)    (262)     265
Financial statement impact of dispo-
 sitions                                 256     (64)    220      174      229
Non-admitted assets and statutory
 reserves                                  -       -       -       99      307
Other                                    183      81      55      151       16
                                      ------  ------  ------  -------  -------
Balance per statutory accounting
 practices                            $2,998  $2,533  $1,971  $13,401  $12,943
                                      ======  ======  ======  =======  =======

  The life companies are subsidiaries of AIC and accordingly, capital and surplus of the life companies are reflected in AIC surplus. Included in the AIC statutory surplus balance above is statutory capital and surplus of the life companies of $2.43 billion and $2.21 billion at December 31, 1998 and 1997, respectively. Statutory net income for the life companies was $390 million, $367 million and $219 million for 1998, 1997 and 1996, respectively.

Permitted statutory accounting practices

  AIC and each of its domestic property-liability and life and savings subsidiaries prepare their statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the insurance department of the applicable state of domicile. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Certain domestic subsidiaries of the Company follow permitted statutory accounting practices which differ from those prescribed by regulatory authorities. The use of such permitted statutory accounting practices does not have a significant impact on statutory surplus or statutory net income.

  The NAIC's codification initiative has produced a comprehensive guide of revised statutory accounting principles. While the NAIC has approved a January 1, 2001 implementation date for the newly developed guidance, companies must adhere to the implementation date adopted by their state of domicile. Individual states are continuing their comparison of codification and current statutory accounting requirements to determine necessary revisions to existing state laws and regulations. The requirements are not expected to have a material impact on the statutory surplus of the Company's insurance subsidiaries.

Dividends

  The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company, receipt of dividends from AIC and other relevant factors. The payment of shareholder dividends by AIC without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. The maximum amount of dividends that AIC can distribute during 1999 without prior approval of the Illinois Department of Insurance is $2.96 billion.

13. Benefit Plans

Pension and other postretirement plans

  Defined benefit pension plans cover domestic and Canadian full-time employees and certain part-time employees. Benefits under the pension plans are based upon the employee's length of service, average annual compensation and estimated social security retirement benefits. The Company's funding policy for the pension plans is to make annual contributions in accordance with accepted actuarial cost methods.

  The Company also provides certain health care and life insurance benefits for retired employees. Qualified employees may become eligible for these benefits if they retire in accordance with the Company's established retirement policy and are continuously insured under the Company's group plans or other approved plans for ten or more years prior to retirement. The Company shares the cost of the retiree medical benefits with retirees based on years of service, with the Company's share being subject to a 5% limit on annual medical cost inflation after retirement. The Company has the right to modify or terminate these plans.

  The components of net periodic benefit cost for all plans for the year ended December 31, are as follows:

                                                                  Other
                                                              Postretirement
                                         Pension benefits        benefits
($ in millions)                          -------------------  ---------------
                                         1998   1997   1996   1998 1997  1996
                                         -----  -----  -----  ---- ----  ----
Service cost                             $ 155  $ 131  $ 129  $18  $13   $14
Interest cost                              237    220    208   48   47    47
Expected return on plan assets            (267)  (245)  (216)   -    -     -
Amortization of prior service costs         (5)    (6)    (6)   -    -     -
Amortization of unrecognized transition
 obligation                                 (8)    (8)    (9)   -    -     -
Settlement charges                           -      6      6    -    -     -
Recognized net actuarial loss (gain)        26     18     36    -   (1)    1
                                         -----  -----  -----  ---  ---   ---
Net period benefit cost                  $ 138  $ 116  $ 148  $66  $59   $62
                                         =====  =====  =====  ===  ===   ===

  Net periodic pension expense may include settlement charges as a result of retirees selecting lump sum distributions. Settlement charges may increase in the future if the number of eligible participants deciding to receive distributions and the amount of their benefits increases.

  The Company calculates benefit obligations based upon actuarial methodologies using the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans.

  The changes in benefit obligations for all plans for the year ended December 31, are as follows:

                                                                  Other
                                                Pension      Postretirement
                                               benefits         benefits
                                             --------------  ----------------
                                              1998    1997    1998     1997
      ($ in millions)                        ------  ------  -------  -------
      Change in benefit obligation
      Benefit obligation, beginning of year  $3,334  $2,887  $   678  $   620
      Service cost                              155     131       18       13
      Interest cost                             237     220       48       47
      Participant contributions                   -       -        7        7
      Plan amendments                             -       -      (28)       -
      Actuarial (gain) loss                      (5)    428       15       28
      Benefits paid                            (304)   (325)     (36)     (37)
      Settlement charges                          -      (6)       -        -
      Translation adjustment                     (4)     (1)       -        -
                                             ------  ------  -------  -------
      Benefit obligation, end of year        $3,413  $3,334  $   702  $   678
                                             ======  ======  =======  =======

  Pension plan assets at December 31, 1998 and 1997 were comprised primarily of equity securities and long-term corporate and U.S. government obligations. The Company's other postretirement benefit plans currently are not funded.

  The change in pension plan assets for the year ended December 31, is as follows:

                                                       Pension
                                                      benefits
                                                    --------------
                                                     1998    1997
      ($ in millions)                               ------  ------
      Change in plan assets
      Fair value of plan assets, beginning of year  $3,056  $2,650
      Actual return on plan assets                     865     584
      Employer contribution                            151     161
      Benefits paid                                   (304)   (325)
      Settlement charges                                 -     (13)
      Translation adjustment                            (7)     (1)
                                                    ------  ------
      Fair value of plan assets, end of year        $3,761  $3,056
                                                    ======  ======

  The plans' funded status, which are calculated as the difference between the projected benefit obligation and plan assets for pension benefits, and the difference between the accumulated benefit obligation and plan assets for other postretirement benefits, are as follows:

                                                                 Other
                                                Pension     Postretirement
                                               benefits        benefits
                                              ------------  -----------------
                                              1998   1997   1998   1997
      ($ in millions)                         -----  -----  -----  -----
      Funded status                           $ 349  $(278) $(702) $(678)
      Unamortized prior service cost            (28)   (45)   (29)     -
      Unamortized transition obligation           4     (4)     -      -
      Unrecognized net actuarial (gain) loss   (164)   465    (17)   (33)
                                              -----  -----  -----  -----
      Prepaid (accrued) benefit cost          $ 161  $ 138  $(748) $(711)
                                              =====  =====  =====  =====

  Included in the prepaid benefit cost of the pension benefits are plans with aggregate accumulated benefit obligations in excess of the aggregate fair value of plan assets in the amount of $54 million and $55 million for 1998 and 1997, respectively.

  Assumptions used in the determination of the projected pension benefit obligation and plan assets at December 31, which were based on an October 31 measurement date, were:

                                                 1998       1997       1996
                                               ---------  ---------  ---------
      Weighted average discount rate                7.25%      7.25%      7.75%
      Rate of increase in compensation levels  4.00-5.00  4.50-5.00  4.50-5.00
      Expected long-term rate of return on
       plan assets                                  9.50       9.50       9.50

  The weighted average health care cost trend rate used in measuring the accumulated postretirement benefit cost was 6.40% for 1999, gradually declining to 5.00% in 2002 and remaining at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% in both 1998 and 1997. Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health care plans.

  A one percentage-point increase in assumed health care cost trend rates would increase the total of the service and interest cost components of net periodic benefit cost of other postretirement benefits, and the accumulated postretirement benefit obligation by $3 million and $21 million, respectively. A one percentage-point decrease in assumed health care cost trend rates would decrease the total of the service and interest cost components of net periodic benefit cost of other postretirement benefits, and the accumulated postretirement benefit obligation by $7 million and $58 million, respectively.

Profit sharing fund

  Employees of the Company and its domestic subsidiaries are also eligible to become members of The Savings and Profit Sharing Fund of Allstate Employees ("Allstate Plan"). The Company contributions are based on the Company's matching obligation and performance. The Allstate Plan includes an Employee Stock Ownership Plan ("ESOP") to pre-fund a portion of the Company's anticipated contribution. In connection with the Allstate Plan, the Company has a note from the Allstate ESOP with a current principal balance of $262 million. The ESOP note has a fixed interest rate of 7.9% and matures in 2019.

  The Company's defined contribution to the Allstate Plan was $168 million, $159 million and $66 million in 1998, 1997 and 1996, respectively.

  These amounts were reduced by the ESOP benefit computed for the year ended December 31, as follows:

                                                     1998   1997   1996
      ($ in millions)                                -----  -----  ----
      Interest expense recognized by ESOP            $  21  $  25  $ 29
      Less dividends accrued on ESOP shares            (22)   (20)  (19)
      Cost of shares allocated                          38     30    20
                                                     -----  -----  ----
                                                        37     35    30
      Reduction of defined contribution due to ESOP    167    158    65
                                                     -----  -----  ----
      ESOP benefit                                   $(130) $(123) $(35)
                                                     =====  =====  ====

  Net profit sharing expense was $38 million, $36 million and $31 million for 1998, 1997 and 1996, respectively.

  The Company contributed $45 million, $7 million and $26 million to the ESOP in 1998, 1997 and 1996, respectively. At December 31, 1998, total committed to be released, allocated and unallocated ESOP shares were 9.0 million, 4.5 million and 25.5 million, respectively.

14. Stock Option Plans

  The Company has two equity incentive plans which provide the Company the authority to grant nonqualified stock options, incentive stock options, and restricted or unrestricted shares of the Company's stock to certain employees and directors of the Company. A maximum of 41.1 million shares of common stock will be subject to awards under the plans, subject to adjustment in accordance with the plans' terms.

  Options are granted under the plans at exercise prices equal to the fair value of the Company's common stock on the applicable grant date. The options granted will vest ratably over a three-year period. The options granted may be exercised when vested and will expire ten years after the date of grant.

  The change in stock options for the year ended December 31, were as follows:

                                      Weighted         Weighted         Weighted
                                      average          average          average
                                      exercise         exercise         exercise
                               1998    price    1997    price    1996    price
      (thousands of shares)   ------  -------- ------  -------- ------  --------
      Beginning balance       13,533   $18.92  13,788   $14.20  13,824   $13.11
      Granted                  2,862    42.64   2,626    36.68   1,570    22.42
      Exercised               (1,993)   45.64  (2,708)   12.27  (1,358)   12.59
      Canceled or expired       (105)   34.41    (173)   16.54    (248)   14.66
                              ------   ------  ------   ------  ------   ------
      Ending balance          14,297   $24.29  13,533   $18.92  13,788   $14.20
                              ======   ======  ======   ======  ======   ======
      Exercisable              9,678   $17.46   7,886   $13.71   7,772   $12.45
                              ======   ======  ======   ======  ======   ======
      Weighted average fair
       value (at grant date)
       for options granted
       during the year        $12.25           $11.39           $ 6.56

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1998, 1997 and 1996; dividend yield of 1.3%, 1.5% and 1.9%, respectively; volatility factor of 23%; risk-free interest rate of 5.33%, 6.01% and 6.21%, respectively; and expected life of seven years.

  Information on the range of exercise prices for options outstanding as of December 31, 1998 is as follows:

      (thousands of         Options outstanding        Options exercisable
      shares)         -------------------------------- --------------------
                                            Weighted
                                  Weighted   average               Weighted
      Range of          Number    average   remaining    Number    average
      exercise        outstanding exercise contractual exercisable exercise
      prices          at 12/31/98  price      life     at 12/31/98  price
      --------        ----------- -------- ----------- ----------- --------
      $5.36-$19.47       7,681    $ 13.71    6 years      7,647    $ 13.69
      $21.44-$38.57      3,691      31.80    8 years      1,762      29.91
      $40.09-$50.72      2,925      42.60    9 years        269      43.08
                        ------    -------    -------      -----    -------
      $5.36-$50.72      14,297    $ 24.29    7 years      9,678    $ 17.46
                        ======    =======    =======      =====    =======

  The Company has adopted the financial disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" with respect to its employee plan. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its employee equity incentive plan. Accordingly, no compensation cost has been recognized for its employee plan as the exercise price of the options equals the market price at the grant date.

  The effect of recording compensation cost for the Company's employee stock-based compensation plan based on SFAS No. 123's fair value method would have reduced net income and earnings per share by the following pro forma amounts:

      ($ in millions, except per     1998   1997   1996
      share data)                   ------ ------ ------
      Net income:
       As reported                  $3,294 $3,105 $2,075
       Pro forma                     3,281  3,094  2,068
      Earnings per share--basic:
       As reported                    3.96   3.58   2.33
       Pro forma                      3.94   3.56   2.32
      Earnings per share--diluted:
       As reported                    3.94   3.56   2.31
       Pro forma                      3.92   3.55   2.31

15. Business Segments

  In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Financial information to be reported on this basis is generally that which is used internally for evaluating segment performance and determining the allocation of resources to the segments.

  Allstate management is organized around products and services, and this structure was considered in identifying its four reportable segments. These segments and their respective operations are as follows:

  Personal Property and Casualty ("PP&C") sells primarily private passenger auto and homeowners insurance to individuals in both the United States and in other countries. Revenues generated outside the United States were immaterial with respect to PP&C's total revenues for the years ended December 31, 1998, 1997 and 1996, respectively. The Company evaluates the results of this segment based upon premium growth and underwriting results.

  Discontinued Lines and Coverages consists of business no longer written by Allstate, including results from environmental, asbestos and mass tort exposures, mortgage pool insurance business and other commercial business in run-off. This segment also includes the historical results of the commercial and reinsurance businesses sold in 1996. The Company evaluates the results of this segment based upon underwriting results.

  Life and Savings markets a broad line of life insurance, savings and group pension products in the United States and in other countries. Life insurance products primarily include traditional life, including term and whole-life, and universal life insurance. Savings products consist of fixed annuity products, including indexed, market value adjusted and structured settlement annuities, as well as variable annuities. Revenues generated outside the United States were immaterial with respect to Life and Savings total revenues for the years ended December 31, 1998, 1997 and 1996, respectively. The Company evaluates the results of this segment based upon invested asset growth, face amounts of policies in force and net income.

  Corporate and Other is comprised of holding company activities and certain non-insurance operations.

  PP&C and Discontinued Lines and Coverages together comprise Property-Liability. The Company does not allocate Property-Liability investment income, realized capital gains and losses, or assets to the PP&C and Discontinued Lines and Coverages segments. Management reviews assets at the Property-Liability, Life and Savings, and Corporate and Other levels for decision making purposes.

  The accounting policies of the business segments are the same as those described in Note 2. The effects of certain intersegment transactions are excluded from segment performance evaluation and therefore eliminated in the segment results. Summarized revenue data for each of the Company's business segments for the year ended December 31, are as follows:

                                          1998    1997    1996
      ($ in millions)                    ------- ------- -------
      Revenues
      Property-Liability
      Premiums earned
       PP&C                              $19,307 $18,600 $17,708
       Discontinued Lines and Coverages        -       4     658
                                         ------- ------- -------
        Total premiums earned             19,307  18,604  18,366
      Net investment income                1,723   1,746   1,758
      Realized capital gains and losses      806     787     753
                                         ------- ------- -------
        Total Property-Liability          21,836  21,137  20,877
      Life and Savings
      Premiums and contract charges        1,519   1,502   1,336
      Net investment income                2,115   2,085   2,045
      Realized capital gains and losses      325     190      31
                                         ------- ------- -------
        Total Life and Savings             3,959   3,777   3,412
      Corporate and Other
      Net investment income                   52      30      10
      Realized capital gains and losses       32       5       -
                                         ------- ------- -------
        Total Corporate and Other             84      35      10
                                         ------- ------- -------
        Consolidated                     $25,879 $24,949 $24,299
                                         ======= ======= =======

  Summarized financial performance data for each of the Company's reportable segments for the year ended December 31, are as follows:

                                                         1998    1997    1996
      ($ in millions)                                   ------  ------  ------
      Net Income from Operations
      Property-Liability
      Underwriting income (loss)
       PP&C                                             $1,355  $1,141  $  416
       Discontinued Lines and Coverages                    (51)    (18)   (501)
                                                        ------  ------  ------
        Total underwriting income (loss)                 1,304   1,123     (85)
       Net investment income                             1,723   1,746   1,758
       Realized capital gains and losses                   806     787     753
       California Earthquake Authority assessment            -       -     150
       Gain (loss) on disposition of operations             38      67    (131)
                                                        ------  ------  ------
        Property-Liability income from operations
         before income taxes and equity in net income
         of unconsolidated subsidiary                    3,871   3,723   2,145
      Life and Savings
       Premiums and contract charges                     1,519   1,502   1,336
       Net investment income                             2,115   2,085   2,045
       Realized capital gains and losses                   325     190      31
       Contract benefits                                 2,415   2,415   2,313
       Operating costs and expenses                        695     602     512
       Loss on disposition of operations                     -       5       -
                                                        ------  ------  ------
        Life and Savings income from operations before
         income taxes                                      849     755     587
      Corporate and Other
       Net investment income                                52      30      10
       Realized capital gains and losses                    32       5       -
       Operating costs and expenses                        108      79      73
       Gain on disposition of operations                    49       -       -
                                                        ------  ------  ------
        Corporate and Other income (loss) from
         operations before income taxes and dividends
         on preferred securities                            25     (44)    (63)
                                                        ------  ------  ------
          Consolidated                                  $4,745  $4,434  $2,669
                                                        ======  ======  ======

  Additional significant financial performance data for each of the Company's reportable segments for the year ended December 31, are as follows:

                                                          1998   1997    1996
      ($ in millions)                                    ------ ------  ------
      Amortization of deferred policy acquisition costs
      PP&C                                               $2,644 $2,491  $2,023
      Discontinued Lines and Coverages                        -      -     116
      Life and Savings                                      377    298     203
                                                         ------ ------  ------
        Consolidated                                     $3,021 $2,789  $2,342
                                                         ====== ======  ======
      Income tax expense
      Property-Liability                                 $1,121 $1,087  $  449
      Life and Savings                                      299    258     199
      Corporate and Other                                     2    (21)    (29)
                                                         ------ ------  ------
        Consolidated                                     $1,422 $1,324  $  619
                                                         ====== ======  ======

  Interest expense is primarily incurred in the Corporate and Other segment. Capital expenditures for long-lived assets are generally made at the Property-Liability level. A portion of these long-lived assets are leased by entities included in the Life and Savings and Corporate and Other segments.

  Summarized data for total assets and investments for each of the Company's reportable segments as of December 31, are as follows:

                            1998    1997
      At December 31,      ------- -------
      ($ in millions)
      Assets
      Property-Liability   $41,662 $40,157
      Life and Savings      44,947  40,093
      Corporate and Other    1,082     668
                           ------- -------
        Consolidated       $87,691 $80,918
                           ======= =======
      Investments
      Property-Liability   $33,733 $32,279
      Life and Savings      31,765  29,759
      Corporate and Other    1,027     510
                           ------- -------
        Consolidated       $66,525 $62,548
                           ======= =======

16. Other Comprehensive Income

  The components of other comprehensive income on a pretax and after-tax basis for the year ended December 31, are as follows:

                                 1998                  1997                   1996
                          --------------------- ---------------------  --------------------
                                         After-                After-                After-
                          Pretax   Tax    tax   Pretax   Tax    tax    Pretax  Tax    tax
($ in millions)           ------  -----  ------ ------  -----  ------  ------  ----  ------
Unrealized capital gains
 and losses:
 Unrealized holding
  gains (losses) arising
  during the period       $1,195  $(418)  $777  $2,147  $(751) $1,396  $(150)  $ 53  $ (97)
 Less: reclassification
  adjustment for
  realized net capital
  gains included in net
  income                     929   (325)   604     889   (311)    578    824   (288)   536
                          ------  -----   ----  ------  -----  ------  -----   ----  -----
Unrealized net capital
 gains (losses)              266    (93)   173   1,258   (440)    818   (974)   341   (633)
Unrealized foreign cur-
 rency translation ad-
 justments
 Unrealized foreign cur-
  rency translation ad-
  justments arising dur-
  ing the period              (3)     1     (2)   (131)    46     (85)     2     (1)     1
 Less: reclassification
  adjustment for net
  translation gains in-
  cluded in net income         -      -      -     (43)    15     (28)     -      -      -
                          ------  -----   ----  ------  -----  ------  -----   ----  -----
Unrealized foreign cur-
 rency translation
 adjustments                  (3)     1     (2)    (88)    31     (57)     2     (1)     1
                          ------  -----   ----  ------  -----  ------  -----   ----  -----
Other comprehensive in-
 come                     $  263  $ (92)  $171  $1,170  $(409) $  761  $(972)  $340  $(632)
                          ======  =====   ====  ======  =====  ======  =====   ====  =====

17. Quarterly Results (unaudited)

                                     Second                      Fourth
                    First quarter    quarter    Third quarter    quarter
                    ------------- ------------- ------------- -------------
($ in millions
except per share     1998   1997   1998   1997   1998   1997   1998   1997
data)               ------ ------ ------ ------ ------ ------ ------ ------
Revenues            $6,450 $6,179 $6,539 $6,073 $6,436 $6,384 $6,454 $6,313
Net income             936    767    885    643    713    824    760    871
Earnings per share
Basic                 1.10    .87   1.06    .74    .87    .95    .93   1.02
Diluted               1.10    .87   1.05    .73    .86    .95    .93   1.01

18. Shareholders Rights Agreement

  On February 12, 1999, the Company announced a Rights Agreement under which shareholders of record on February 26, 1999 will receive a dividend distribution of one share purchase right (a "Right") on each outstanding share of the Company's common stock. The Rights become exercisable ten days after it is publicly announced that a person or group has acquired 15% or more of the Company's common stock or ten business days after the beginning of a tender or exchange offer to acquire 15% or more of the Company's common stock. Then the Rights become exercisable at a price of $150 for a number of shares of the Company's common stock having a market value equal to $300. The Company may redeem the Rights at a price of $.01 per Right. The Rights expire on February 12, 2009. The Rights are intended to protect shareholders from unsolicited takeover attempts that may unfairly pressure shareholders and deprive them of the full value of their shares. Management is not aware of any such attempt at this time.

Independent Auditors' Report

TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF THE ALLSTATE CORPORATION:

  We have audited the accompanying Consolidated Statements of Financial Position of The Allstate Corporation and subsidiaries as of December 31, 1998 and 1997, and the related Consolidated Statements of Operations, Comprehensive Income, Shareholders' Equity and Cash Flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Allstate Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Chicago, Illinois
February 19, 1999

                           THE ALLSTATE CORPORATION

          This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting to be Held May 18, 1999

The undersigned hereby appoints JAMES G. ANDRESS, WARREN L. BATTS, EDWARD A. BRENNAN, RONALD T. LEMAY, and H. JOHN RILEY, JR., and each of them, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the shares of The Allstate Corporation which the undersigned is entitled to vote at the annual meeting of stockholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which may properly come before the meeting. Receipt is acknowledged of The Allstate Corporation's 1998 Summary Annual Report to stockholders and Notice and Proxy Statement for the 1999 Annual Meeting. Except as specified on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed below, FOR Proposals 2, 3, and 4 and AGAINST Proposal 5. The undersigned hereby revokes any proxy previously given to vote such shares at the meeting or at any adjournment.

          Election of Directors

          Nominees: (1) James G. Andress, (2) Warren L. Batts, (3) Edward A. Brennan, (4) James M. Denny, (5) W. James Farrell, (6) Ronald T. LeMay, (7) Edward M. Liddy, (8) Michael A. Miles, (9) H. John Riley, Jr., and (10) Joshua I. Smith.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. Also see reverse side for instructions to vote your shares over the telephone or the Internet.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                                                                            2469

[X] Please mark your votes as in this example.

     The proxies are directed to vote as specified below and in their discretion on all other matters coming before the meeting. Except as specified to the contrary below, the shares represented by this proxy will be voted FOR all nominees listed on the reverse side, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

--------------------------------------------------------------------------------
   The Board of Directors recommends a vote FOR all nominees listed and FOR
                             Proposals 2, 3 and 4.
--------------------------------------------------------------------------------


                             FOR   WITHHELD
1. Election of Directors     [_]     [_]

For, except vote withheld from the following nominee(s):

---------------------------------------------------------

                                                    FOR     AGAINST  ABSTAIN

2. Approval of Deloitte & Touche LLP
   as independent auditors for 1999.                [_]       [_]      [_]

3. Approval of Annual Covered Employee
   Incentive Compensation Plan.                     [_]       [_]      [_]

4. Approval of Long-Term Executive Incentive
   Compensation Plan.                               [_]       [_]      [_]

--------------------------------------------------------------------------------
         The Board of Directors recommends a vote AGAINST Proposal 5.
--------------------------------------------------------------------------------
                                                    FOR     AGAINST  ABSTAIN
5. Provide cumulative voting for
   Board of Directors.                              [_]       [_]      [_]



Please sign exactly as name appears hereon. Joint Owners should each sign. Where applicable, indicate official position or representative capacity.


________________________________________________________________________________

________________________________________________________________________________
SIGNATURE(S)                                                      DATE


--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


The Allstate Corporation stockholders can now vote their shares over the telephone or the Internet. This eliminates the need to return the proxy card.

To vote your shares over the telephone or the Internet you must have your proxy card and Social Security Number available. The three-part Voter Control Number (including the # signs) that appears in the box above, just below the perforation must be used in order to vote by telephone or over the Internet. These systems can be accessed 24 hours a day, seven days a week up until the day prior to the meeting.

1.   To vote over the telephone:
     On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683).

2.   To vote over the Internet:
     Log on to the Internet and go to the web site http://www.vote-by-net.com.

Your vote over the telephone or the Internet instructs the proxies in the same manner as if you marked, signed, dated and returned your proxy card.

If you choose to vote your shares over the telephone or the Internet, there is no need for you to mail back your proxy card.

                Your vote is important.  Thank you for voting.

                           THE ALLSTATE CORPORATION

                            VOTING INSTRUCTION FORM

This card constitutes voting instructions by the undersigned to The Northern Trust Company (the "Trustee"), trustee of the trust maintained under The Savings and Profit Sharing Fund of Allstate Employees (the "Fund") for all shares votable by the undersigned and held of record by the Trustee. First Chicago Trust Company of New York, as agent for the Trustee, will tabulate all Fund voting instruction forms received prior to the 1999 Annual Meeting to be held on Tuesday, May 18, 1999, at 1:30 p.m. in the Education Center of the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois. EXCEPT AS SPECIFIED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION FORM ARE HEREBY INSTRUCTED TO BE VOTED BY THE TRUSTEE "FOR" ALL NOMINEES LISTED BELOW, "FOR" PROPOSALS 2, 3, AND 4 AND "AGAINST" PROPOSAL 5.

        Election of Directors:
        Nominees: (1) James G. Andress, (2) Warren L. Batts, (3) Edward A. Brennan, (4) James M. Denny, (5) W. James Farrell, (6) Ronald T. LeMay,
        (7) Edward M. Liddy, (8) Michael A. Miles, (9) H. John Riley, Jr., and
        (10) Joshua I. Smith.

THE PROXY FOR WHICH YOUR INSTRUCTIONS ARE REQUESTED IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. You are encouraged to specify your choices by marking the appropriated boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. Please mark, sign, date and mail this voting instruction form in the enclosed business reply envelope or, if you prefer, see reverse side for instructions to vote your shares over the Internet or by phone.

     PLEASE MARK, SIGN, DATE AND MAIL THE VOTING INSTRUCTION FORM PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .




TRUSTEE'S VOTING PROCEDURES

If there are any Fund shares votable for which instructions are not timely received, and as respects all unallocated shares held by the Fund, the Trustee will vote such shares as follows: if the Trustee receives timely voting instructions for at least 50% of the votable shares, then all such nonvoted shares and unallocated shares shall be voted in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the Trustee's duties. If the Trustee receives voting instructions with regard to less than 50% of the votable shares, the Trustee shall vote all unvoted and unallocated shares in its sole discretion. Discretionary authority will not be used in connection with voting on adjournment of the meeting in order to solicit further proxies. The undersigned hereby revokes any voting instruction previously given to vote such shares at the meeting or at any adjournment.

                                                                            2469
[X] Please mark your votes as in this example.

     The Trustee is directed to vote as specified below and in its discretion on all other matters coming before the meeting. Except as specified to the contrary below, the shares represented by this voting instruction form will be voted FOR all nominees listed on the reverse side, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

--------------------------------------------------------------------------------
   The Board of Directors recommends a vote FOR all nominees listed and FOR
                             Proposals 2, 3 and 4.
--------------------------------------------------------------------------------


                             FOR   WITHHELD
1. Election of Directors     [_]     [_]

For, except vote withheld from the following nominee(s):

---------------------------------------------------------

                                                    FOR     AGAINST  ABSTAIN

2. Approval of Deloitte & Touche LLP
   as independent auditors for 1999.                [_]       [_]      [_]

3. Approval of Annual Covered Employee
   Incentive Compensation Plan.                     [_]       [_]      [_]

4. Approval of Long-Term Executive Incentive
   Compensation Plan.                               [_]       [_]      [_]

--------------------------------------------------------------------------------
         The Board of Directors recommends a vote AGAINST Proposal 5.
--------------------------------------------------------------------------------
                                                    FOR     AGAINST  ABSTAIN
5. Provide cumulative voting for
   Board of Directors.                              [_]       [_]      [_]



Please sign exactly as name appears hereon.

________________________________________________________________________________

________________________________________________________________________________
SIGNATURE(S)                                                      DATE


--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


Participants in The Savings and Profit Sharing Fund of Allstate Employees (the "Fund") can now vote their shares of stock of The Allstate Corporation over the telephone or the Internet. This eliminates the need to return this voting instruction form.

To vote your shares over the telephone or the Internet you must have your voting instruction form and Social Security Number available. The three-part Voter Control Number (including the # signs) that appears in the box above, just below the perforation must be used in order to vote by telephone or over the Internet. These systems can be accessed 24 hours a day, seven days a week up until the day prior to the meeting.

1.   To vote over the telephone:
     On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683).

2.   To vote over the Internet:
     Log on to the Internet and go to the web site http://www.vote-by-net.com.

Your vote over the telephone or the Internet instructs the trustee for the Fund in the same manner as if you marked, signed, dated and returned your voting instruction form.

If you choose to vote your shares over the telephone or the Internet, there is no need for you to mail back your voting instruction form.

                Your vote is important.  Thank you for voting.